   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

            DELAWARE                            4953                           51-0228924
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
      of incorporation or           Classification Code Number)           Identification No.)
          organization)

 1301 GERVAIS STREET, SUITE 300, COLUMBIA, SOUTH CAROLINA 29201, (803) 933-4200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               KENNETH W. WINGER
                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                        1301 GERVAIS STREET, SUITE 300,
                        COLUMBIA, SOUTH CAROLINA 29201,
                                 (803) 933-4200
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                            HERBERT S. WANDER, ESQ.
                             KATTEN MUCHIN & ZAVIS
                       525 WEST MONROE STREET, SUITE 1600
                          CHICAGO, ILLINOIS 60661-3693
                                 (312) 902-5200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                            PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)           PER UNIT              PRICE(2)        REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per
  share and associated Stock
  Purchase Rights(3), of Laidlaw
  Environmental Services, Inc......      150,862,632              N/A               $771,992,375           $233,938
========================================================================================================================

(1) Represents the maximum amount of Common Stock, par value $1.00 per share, of Laidlaw Environmental Services, Inc., a Delaware corporation ("Laidlaw Environmental") issuable upon the consummation of the exchange offer for shares of Common Stock, par value $0.10 per share (the "Shares") of Safety-Kleen Corp., a Wisconsin corporation ("Safety-Kleen"), together with associated stock purchase rights. According to Safety-Kleen's Form 10-Q for the period ended September 6, 1997, as of September 6, 1997, there were issued and outstanding 58,400,729 Shares of which 601,100 Shares were owned by a wholly-owned subsidiary of Laidlaw Environmental as of the date of the filing of this Registration Statement. Based on the foregoing and assuming that (i) no shares have been issued since September 6, 1997 and (ii) no options or shares have been issued other than the 5,059,801 options to purchase shares reported in Safety-Kleen's Form 10-K for the period ended December 28, 1996, the maximum number of Shares to be received in exchange would be 62,859,430. The actual number of Shares will depend on the facts that exist on the date of the exchange.
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, and solely for the purposes of calculating the registration fee, the registration fee was computed on the basis of $26.28125 per Share, the average of the high and low prices of Safety-Kleen Common Stock as reported on New York Stock Exchange on November 7, 1997.
(3) Stock Purchase Rights are attached to and trade with Laidlaw Environmental Common Stock. Value attributable to such rights, if any, is reflected in the market price of the Laidlaw Environmental Common Stock.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED NOVEMBER   , 1997.
PROSPECTUS
                       OFFER TO EXCHANGE EACH OUTSTANDING
                                  COMMON SHARE
                (INCLUDING THE ASSOCIATED SHARE PURCHASE RIGHTS)

                                       OF

                               SAFETY-KLEEN CORP.
                                      FOR

                          $14.00 NET PER SHARE IN CASH

                                      AND

                           2.4 SHARES OF COMMON STOCK

                                       OF

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON             , 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION
DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     Laidlaw Environmental Services, Inc., a Delaware corporation ("Laidlaw Environmental"), and LES Acquisition, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Laidlaw Environmental ("LES Acquisition"), hereby offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange $14.00 net in cash and 2.4 shares of Common Stock, par value $1.00 per share, of Laidlaw Environmental ("Laidlaw Environmental Common Stock"), for each outstanding Common Share, par value $0.10 per share (each, a "Share" and collectively, the "Shares"), of Safety-Kleen Corp., a Wisconsin corporation ("Safety-Kleen"), including (unless and until Laidlaw Environmental and LES Acquisition declare that the Rights Condition (as defined below) is satisfied) the associated Common Share Purchase Rights (each, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 9, 1988, between Safety-Kleen and First National Bank of Chicago, as Rights Agent, as amended by a First Amendment to Rights Agreement, dated as of August 10, 1990 (as so amended, the "Rights Agreement"), validly tendered on or prior to the Expiration Date and not properly withdrawn. Unless the context otherwise requires and unless and until the Rights are redeemed, all references to Shares shall include the associated Rights. All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive $14.00 net in cash (the "Cash Consideration") and 2.4 shares of Laidlaw Environmental Common Stock (the "Stock Consideration," and, together with the Cash Consideration, the "Offer Consideration").

                                                   (Continued on following page)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                      THE DEALER MANAGER FOR THE OFFER IS:
                            BEAR, STEARNS & CO. INC.
                                245 PARK AVENUE
                            NEW YORK, NEW YORK 10167
               THE DATE OF THIS PROSPECTUS IS             , 1997.

(continued from previous page)

     LAIDLAW ENVIRONMENTAL'S OBLIGATION TO EXCHANGE THE OFFER CONSIDERATION FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR, WHERE APPLICABLE, WAIVER OF THE FOLLOWING CONDITIONS: (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES OWNED BY LAIDLAW ENVIRONMENTAL AND ITS AFFILIATES, CONSTITUTE AT LEAST TWO THIRDS OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES (OTHER THAN THE RIGHTS) HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY LAIDLAW ENVIRONMENTAL PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"), (II) THE AUTHORIZATION TO INCREASE THE NUMBER OF SHARES OF LAIDLAW ENVIRONMENTAL COMMON STOCK AND THE APPROVAL OF THE ISSUANCE OF SHARES OF LAIDLAW ENVIRONMENTAL COMMON STOCK IN CONNECTION WITH THE OFFER AND THE MERGER BY HOLDERS OF THE REQUISITE NUMBER OF SHARES OF LAIDLAW ENVIRONMENTAL COMMON STOCK NECESSARY FOR THE AUTHORIZATION AND ISSUANCE (THE "LAIDLAW ENVIRONMENTAL STOCKHOLDER APPROVAL CONDITION"), (III) THE SAFETY-KLEEN BOARD HAVING REDEEMED THE RIGHTS OR AMENDED THE RIGHTS AGREEMENT SO THAT THE RIGHTS ARE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER, OR LAIDLAW ENVIRONMENTAL BEING OTHERWISE SATISFIED IN ITS SOLE DISCRETION THAT THE RIGHTS ARE INVALID OR ARE NOT APPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER (THE "RIGHTS PLAN CONDITION"), (IV) LAIDLAW ENVIRONMENTAL BEING SATISFIED, IN ITS SOLE DISCRETION, EITHER THAT THE PROVISIONS OF SECTIONS 180.1141 AND
SECTION 180.1150 OF THE WISCONSIN STATUTES (THE "WISCONSIN STATUTES") ARE INAPPLICABLE TO LAIDLAW ENVIRONMENTAL, LES ACQUISITION AND THE TRANSACTIONS CONTEMPLATED HEREIN, OR THAT (A) FULL VOTING RIGHTS FOR ALL SHARES TO BE ACQUIRED BY LAIDLAW ENVIRONMENTAL AND LES ACQUISITION PURSUANT TO THE OFFER HAVE BEEN RESTORED BY THE SHAREHOLDERS OF SAFETY-KLEEN PURSUANT TO THE WISCONSIN STATUTES, AND (B) THE WISCONSIN STATUTES WILL NOT PROHIBIT FOR ANY PERIOD OF TIME THE CONSUMMATION OF THE MERGER OR ANY OTHER "BUSINESS COMBINATION" (AS DEFINED IN SUCH STATUTES) INVOLVING SAFETY-KLEEN AND LAIDLAW ENVIRONMENTAL OR LES ACQUISITION, OR ANY OF THEIR RESPECTIVE AFFILIATES (THE "WISCONSIN STATUTORY CONDITIONS") AND (V) ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER HAVE BEEN OBTAINED AND REMAIN IN FULL FORCE AND EFFECT, ALL STATUTORY WAITING PERIODS IN RESPECT THEREOF HAVING EXPIRED AND NO SUCH APPROVAL CONTAINING ANY CONDITIONS OR RESTRICTIONS WHICH THE LAIDLAW ENVIRONMENTAL BOARD OF DIRECTORS (THE "LAIDLAW ENVIRONMENTAL BOARD") DETERMINES WILL OR COULD BE EXPECTED TO MATERIALLY IMPAIR THE STRATEGIC AND FINANCIAL BENEFITS EXPECTED TO RESULT FROM THE OFFER (THE "REGULATORY APPROVAL CONDITION"). THE MINIMUM TENDER CONDITION, THE LAIDLAW ENVIRONMENTAL STOCKHOLDER APPROVAL CONDITION, THE RIGHTS PLAN CONDITION, THE WISCONSIN STATUTORY CONDITIONS, THE REGULATORY APPROVAL CONDITION AND THE OTHER CONDITIONS SET FORTH UNDER THE CAPTION "THE OFFER -- CONDITIONS OF THE OFFER -- CERTAIN OTHER CONDITIONS OF THE OFFER" SHALL BE REFERRED TO COLLECTIVELY AS THE "OFFER CONDITIONS." TERMS USED BUT NOT DEFINED ABOVE ARE DEFINED HEREINAFTER.

     THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE SOLICITATION OF ANY PROXIES. ANY SUCH SOLICITATIONS WILL BE MADE ONLY PURSUANT TO

SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     THIS PROSPECTUS CONTAINS CERTAIN ANALYSES AND STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF LAIDLAW ENVIRONMENTAL FOLLOWING THE CONSUMMATION OF THE OFFER AND THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS OR SYNERGIES THAT MAY BE REALIZED FROM THE MERGER. SEE "PROSPECTUS SUMMARY -- REASONS FOR THE OFFER -- ENHANCED BUSINESS OPPORTUNITIES" AND "BACKGROUND OF OFFER." THESE ANALYSES AND STATEMENTS INCLUDE FORWARD-LOOKING STATEMENTS WITH RESPECT TO, AMONG OTHER THINGS, EXPECTED COST SAVINGS FROM THE MERGER, FUTURE BUSINESS DECISIONS, AND OTHER UNCERTAINTIES WHICH, ALTHOUGH CONSIDERED REASONABLE BY LAIDLAW ENVIRONMENTAL, ARE SUBJECT TO UNCERTAINTIES AND INVOLVE MATTERS THAT ARE BEYOND LAIDLAW ENVIRONMENTAL'S CONTROL AND DIFFICULT TO PREDICT. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS." FURTHER INFORMATION AND OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF LAIDLAW ENVIRONMENTAL AFTER THE MERGER ARE INCLUDED IN THE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCORPORATED BY REFERENCE HEREIN.
                             ---------------------

     Laidlaw Environmental is unable to predict the amount of time necessary to obtain, among other things, the shareholder, governmental and regulatory approvals and consents required to complete the Offer and the transactions contemplated herein. However, the time necessary to obtain such approvals and consents may extend beyond the Expiration Date, and Laidlaw Environmental reserves the right to extend the Offer from time to time in its sole discretion.
                             ---------------------

                                   IMPORTANT

     Any Safety-Kleen Shareholder desiring to tender all or any portion of his or her Shares and the associated Rights should either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile and any other required documents to IBJ Schroder Bank & Trust Company (the "Exchange Agent") and either deliver the certificates for such Shares and, if separate, certificates for the Rights to the Exchange Agent along with the Letter of Transmittal, deliver such Shares (and Rights, if applicable) pursuant to the procedures for book-entry transfer set forth herein (in the case of Rights, only if such procedures are available) or comply with the guaranteed delivery procedures set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Safety-Kleen Shareholder. Any Safety-Kleen Shareholder having Shares and, if applicable, Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares and, if applicable, Rights.

     Safety-Kleen Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless and until Laidlaw Environmental declares that the Rights Plan Condition is satisfied or waived. Unless and until the Safety-Kleen Distribution Date (as defined herein) occurs, a tender of Shares will constitute a tender of the associated Rights.

     A Safety-Kleen Shareholder that desires to tender Shares and, if applicable, Rights and whose certificates for such Shares and, if applicable, Rights are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Exchange Agent prior to the Expiration Date, may tender such Shares and, if applicable, Rights, by following the procedure for guaranteed delivery.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LAIDLAW ENVIRONMENTAL OR BEAR, STEARNS & CO. INC. (THE "DEALER MANAGER"). THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, SAFETY-KLEEN SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, LAIDLAW ENVIRONMENTAL MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO SAFETY-KLEEN SHAREHOLDERS IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LAIDLAW ENVIRONMENTAL OR SAFETY-KLEEN SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

     IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF LAIDLAW ENVIRONMENTAL BY BEAR STEARNS AS DEALER MANAGER, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
AVAILABLE INFORMATION.......................................  v
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  vi
SAFETY-KLEEN INFORMATION....................................  vii
PROSPECTUS SUMMARY..........................................  1
REASONS FOR THE OFFER.......................................  14
BACKGROUND OF THE OFFER.....................................  14
THE OFFER...................................................  21
THE MERGER..................................................  39
INFORMATION REGARDING LAIDLAW ENVIRONMENTAL.................  41
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........  47
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION...............................................  49
DESCRIPTION OF LAIDLAW ENVIRONMENTAL CAPITAL STOCK..........  53
COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND LAIDLAW
  ENVIRONMENTAL COMMON STOCK................................  54
COMPARISONS OF DELAWARE AND WISCONSIN LAW -- SIMILARITIES...  54
COMPARISON OF DELAWARE AND WISCONSIN LAW -- DIFFERENCES.....  56
MARKET PRICES...............................................  61
VALIDITY OF LAIDLAW ENVIRONMENTAL COMMON STOCK..............  61
EXPERTS.....................................................  61
SCHEDULE A -- DIRECTORS AND EXECUTIVE OFFICERS OF LAIDLAW
  ENVIRONMENTAL.............................................  A-1
SCHEDULE B -- OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL
  OWNERS AND SAFETY-KLEEN MANAGEMENT........................  B-1

                             AVAILABLE INFORMATION

     Laidlaw Environmental and Safety-Kleen are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Laidlaw Environmental and Safety-Kleen with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because Laidlaw Environmental and Safety-Kleen each file certain documents electronically with the Commission, reports, proxy and information statements and other information regarding Laidlaw Environmental and Safety-Kleen may also be accessed through the Commission's Web site, http//:www.sec.gov. Laidlaw Environmental Common Stock and the Shares are listed and traded on the NYSE, and Laidlaw Environmental Common Stock is also traded on the Pacific Exchange, Inc. Reports, proxy statements and other information filed by Laidlaw Environmental and Safety-Kleen with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and in the case of Laidlaw Environmental, at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement"), covering the Laidlaw Environmental Common Stock offered hereby, which has been filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Laidlaw Environmental and Safety-Kleen and the securities offered hereby. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission, for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     Not later than the date of commencement of the Offer, Laidlaw Environmental and LES Acquisition will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such Schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

     Pursuant to Rule 409 promulgated under the Securities Act and Rule 12b-21 promulgated under the Exchange Act, Laidlaw Environmental will request that Safety-Kleen and its independent public accountants, Arthur Andersen LLP, provide to Laidlaw Environmental the information required for complete disclosure concerning the business, operations, financial condition and management of Safety-Kleen. Laidlaw Environmental will provide any and all information that it receives from Safety-Kleen or Arthur Andersen LLP prior to the expiration of the Offer and that Laidlaw Environmental deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: CORPORATE SECRETARY, LAIDLAW ENVIRONMENTAL SERVICES, INC., 1301 GERVAIS STREET, SUITE 300, COLUMBIA, SOUTH CAROLINA 29201. TELEPHONE REQUESTS MAY BE DIRECTED TO THE CORPORATE SECRETARY'S DEPARTMENT AT (803) 933-4200. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

     The following documents filed with the Commission by Laidlaw Environmental (File No. 1-8368) are incorporated herein by reference:

          (a) Laidlaw Environmental Form 10-K for the fiscal year ended August 31, 1997 (the "Laidlaw Environmental 1997 Form 10-K");

          (b) Laidlaw Environmental Proxy Statement, dated October 28, 1997, for Laidlaw Environmental's annual meeting to be held on November 25, 1997 (the "Laidlaw Environmental 1997 Annual Meeting Proxy Statement"); and

          (c) Laidlaw Environmental Form 8-K, dated November 5, 1997 (the "Laidlaw Environmental Form 8-K").

     The following documents filed with the Commission by Safety-Kleen (File No. 1-6513) are incorporated herein by reference:

          (a) Safety-Kleen Form 10-K for the fiscal year ended December 28, 1996 (the "Safety-Kleen 1996 Form 10-K);

          (b) Safety-Kleen Forms 10-Q for the quarterly periods ending March 22, June 14 and September 6, 1997 (the "Safety-Kleen Forms 10-Q");

          (c) Safety-Kleen Proxy Statement, dated March 28, 1997, for the Safety-Kleen annual meeting held May 9, 1997 (the "Safety-Kleen Annual Meeting Proxy Statement"); and

          (d) Safety-Kleen Form 8-K, dated August 8, 1997 (the "Safety-Kleen Form 8-K").

     All documents filed by either Laidlaw Environmental or Safety-Kleen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the Offer is terminated or the Shares are accepted for exchange shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                            SAFETY-KLEEN INFORMATION

     While Laidlaw Environmental has included information concerning Safety-Kleen insofar as it is known or reasonably available to Laidlaw Environmental, Safety-Kleen is not affiliated with Laidlaw Environmental and Safety-Kleen has not to date permitted access by Laidlaw Environmental to Safety-Kleen's books and records for the purpose of preparing this Prospectus. Therefore, information concerning Safety-Kleen that has not been made public was not available to Laidlaw Environmental for the purpose of preparing this Prospectus. Although Laidlaw Environmental has no knowledge that would indicate that statements relating to Safety-Kleen contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, Laidlaw Environmental was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

                               PROSPECTUS SUMMARY

     The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated in this Prospectus by reference. Safety-Kleen Shareholders are urged to read this Prospectus and the attachments hereto, and the documents incorporated herein by reference, in their entirety. As used in this Prospectus, the terms "Laidlaw Environmental" and "Safety-Kleen" refer to such entity and, unless the context otherwise requires, its subsidiaries.

                         LAIDLAW ENVIRONMENTAL BUSINESS

     Laidlaw Environmental provides hazardous and industrial waste management services throughout North America. Laidlaw Environmental collects, transports, treats and disposes of waste by incineration, landfilling and other methods at its facilities located in the United States and Canada. Laidlaw Environmental also operates waste processing, recycling and repackaging facilities and has analytical laboratories at its facilities in several states.

     On May 15, 1997, pursuant to a February 6, 1997, stock purchase agreement (the "Stock Purchase Agreement") between Rollins Environmental Services, Inc. ("Rollins") and Laidlaw Inc. ("Laidlaw"), Rollins acquired the hazardous and industrial waste operations of Laidlaw ("Old LESI") (the "Acquisition"). The Acquisition was accounted for as a reverse acquisition using the purchase method of accounting. Rollins issued 120 million Common Shares and a $350 million 5% subordinated convertible pay-in-kind debenture, and paid $349.1 million in cash ($400 million, less assumed debt of $50.9 million), to Laidlaw to consummate the Acquisition. Concurrent with the closing of the Acquisition, the continuing legal entity changed its name from Rollins Environmental Services, Inc. to Laidlaw Environmental Services, Inc. As a result of the Acquisition, Laidlaw owns approximately 67% of the issued common shares of Laidlaw Environmental. Laidlaw Environmental accordingly adopted Old LESI's fiscal year-end of August 31.

     Old LESI consisted of all direct and indirect subsidiaries of Laidlaw engaged in the hazardous and industrial waste business, other than JTM Industries, Inc. and its subsidiary, KBK Enterprises, Inc. Prior to the Acquisition, Old LESI provided hazardous and industrial waste services from 85 service locations in 26 states and seven Canadian provinces. Although Old LESI was a conglomerate of separate entities, these entities conducted such services primarily under the name "Laidlaw Environmental Services."

     Laidlaw Environmental, in providing hazardous and industrial waste services, is engaged in five primary lines, or classes, of business: (a) service center; (b) landfill; (c) incineration; (d) transportation; and (e) specialty services, including polychlorinated biphenyl ("PCB") management, wastewater treatment and other specialty services.

     Laidlaw Environmental's revenues and income are derived from one industry segment principally in the United States, which includes the collection, transportation, processing/recovery and disposal of hazardous and industrial wastes. This segment renders services to a variety of commercial, industrial, governmental and residential customers. Substantially all revenues represent income from unaffiliated customers.

     Laidlaw Environmental was incorporated in Delaware in 1968. Its principal executive office is located at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201 and its telephone number is 803-933-4200.

     LES Acquisition is a newly-formed Delaware corporation, indirectly wholly-owned by Laidlaw Environmental. LES Acquisition has no operations other than in connection with Laidlaw Environmental's efforts to acquire Safety-Kleen.

SAFETY-KLEEN BUSINESS

     The following information concerning Safety-Kleen is excerpted from the Safety-Kleen 1996 Form 10-K and other publicly available information.

     Safety-Kleen was incorporated in July, 1963 under the laws of the State of Wisconsin. The Company's principal executive office is located at 1 Brinckman Way, Elgin, Illinois 60123, and its telephone number is (847) 697-8460.

     Safety-Kleen groups its operations geographically into North America and Europe. Safety-Kleen further segregates its North American services into four broad categories: industrial services; automotive/retail repair services; oil recovery services; and other services. Safety-Kleen performed nearly 5 million individual services and reclaimed more than 300 million gallons of contaminated fluid through a network of 230 branches worldwide in 1996. The Company collects and recycles used products at thirteen recycling centers, two lube oil refineries, and three fuel blending facilities.

     Safety-Kleen operates in the continental United States, Canada, the United Kingdom, the Republic of Ireland, Puerto Rico, Belgium, France, Italy, Spain and Germany. Safety-Kleen has licensee operations in Japan and Korea.

     On August 8, 1997 Safety-Kleen announced the resignation of John G. Johnson, Jr., President and Chief Executive Officer of Safety-Kleen. Donald W. Brinckman, Chairman of Safety-Kleen's Board of Directors, who had previously served as Safety-Kleen's Chief Executive Officer from 1968 until December 31, 1994, was appointed Chief Executive Officer. Safety-Kleen also announced that its Board of Directors had engaged the services of William Blair & Company ("William Blair") to act as advisor to Safety-Kleen and manage the process of exploring strategic options for enhancing shareholder value.

REASONS FOR THE OFFER

     Offer Premium. The purpose of the Offer is for Laidlaw Environmental to obtain control of Safety-Kleen and ultimately to obtain the entire equity interest in Safety-Kleen. Laidlaw Environmental presently intends, as soon as practicable after consummation of the Offer, to propose and seek to have Safety-Kleen effect a merger (the "Merger") of LES Acquisition with and into Safety-Kleen pursuant to the provisions of the Wisconsin Statutes and the Delaware General Corporation Law (the "DGCL"). The consideration per Share in the Merger would be identical to the Offer Consideration. Safety-Kleen has not provided Laidlaw Environmental with information that might be relevant to the structuring of the Merger. Laidlaw Environmental therefore reserves the right to change the structure of the Merger upon receipt of such information.

     Laidlaw Environmental believes that the Offer is in the best interests of the Safety-Kleen Shareholders because, among other things, the Offer Consideration represents a 45.1% premium to the per Share closing price on the NYSE on August 7, 1997, the day before Safety-Kleen announced the retention of William Blair, and a 17.8% premium to the per Share closing price on the NYSE on November 3, 1997, the last trading day prior to the public announcement of Laidlaw Environmental's intention to make the Offer in each case taken from August 7. See "Reasons for the Offer -- Offer Premium". In developing its belief that the Offer is in the best interests of Safety-Kleen Shareholders, Laidlaw Environmental possessed limited information with respect to the particular circumstances, from a tax standpoint, of individual Safety-Kleen Shareholders. Laidlaw Environmental therefore cannot make a conclusive determination as to the tax impact of the Offer and the Merger on all Safety-Kleen Shareholders.

     Enhanced Business Opportunities. Laidlaw Environmental believes that Safety-Kleen Shareholders will benefit in several ways in addition to the significant premium. Upon consummation of the Offer, Laidlaw Environmental intends to build upon Safety-Kleen's leading market presence and quality brand equity. In addition, significant cost savings would result from the combination of the two companies due to an anticipated elimination of duplicative general and administrative and other public company costs, the closure of overlapping service center facilities, the increased utilization of those facilities that remain open, and the internalization of various waste streams. Laidlaw Environmental's acquisition of Safety-Kleen will result in a further strengthening of Laidlaw Environmental's market position by: (i) providing additional service center market coverage in key geographic regions including Kentucky, Minnesota, and New Jersey; (ii) introducing a smaller-sized customer base to complement Laidlaw Environmental's existing customer base of medium-and large-sized customers; (iii) allowing for increased internalization using Laidlaw Environmental facilities to process waste streams collected by Safety-Kleen Service Centers; and (iv) providing significant expansion into the solvent recycling market.

     If the Merger is consummated, Laidlaw Environmental will consider the sale of two assets of the combined business: (i) Safety-Kleen's European operations and (ii) Safety-Kleen's Oil Recovery Services business. These divestitures (and possibly other divestitures) will be further assessed as additional information becomes available. See "Reasons for the Offer -- Enhanced Business Opportunities."

BACKGROUND OF THE OFFER

     On August 8, 1997 Safety-Kleen announced the resignation of John G. Johnson, Jr., President and Chief Executive Officer of Safety-Kleen. Donald W. Brinckman, Chairman of Safety-Kleen's Board of Directors, who had previously served as Safety-Kleen's Chief Executive Officer from 1968 until December 31, 1994, was appointed Chief Executive Officer. Safety-Kleen also announced that its Board of Directors had engaged the services of William Blair to act as advisor to Safety-Kleen and manage the process of exploring strategic options for enhancing shareholder value.

     On August 8, 1997, William Blair sent a copy of the Safety-Kleen Confidentiality Letter to one of Laidlaw Environmental's investment bankers, Mr. David E. Thomas, Jr. of Raymond James & Associates, Inc. ("Raymond James") and stated that an offering circular would be available early in the week of August 18, 1997, and that such circular would be distributed to parties that have executed a confidentiality agreement. Laidlaw Environmental did not respond to this letter and William Blair called Laidlaw Environmental's representative and asked that Laidlaw Environmental sign the confidentiality agreement. Laidlaw Environmental was willing to sign a confidentiality agreement, but not the one proposed by Safety-Kleen, which contained a two year standstill provision.

     In mid September 1997, there were further discussions between the two investment banks in which Laidlaw Environmental's representatives requested a meeting of the two companies and their advisors so that Laidlaw Environmental could fully describe why a business combination was in both companies' best interests. Safety-Kleen's representative continued to request that Laidlaw Environmental sign the Confidentiality Agreement containing the two year standstill provision. He also stated that if Laidlaw Environmental would submit its proposal in writing, Safety-Kleen would consider a meeting with Laidlaw Environmental.

     On September 24, 1997, Mr. Thomas, delivered a letter to Mr. Jeffrey W. Corum of William Blair, informing Mr. Corum of Laidlaw Environmental's interest in pursuing negotiations with Safety-Kleen. In particular, Mr. Thomas' letter requested a meeting between the management of Laidlaw Environmental and the management of Safety-Kleen and pointed out several unique features of Laidlaw Environmental's proposed transaction including the cost synergies available from combining the operations of Laidlaw Environmental and Safety-Kleen which would result in an anticipated annual cost savings of $100 to $130 million. Mr. Thomas' letter suggested structuring the transaction as a reverse merger in which Safety-Kleen would issue one share of its stock for every three shares of Laidlaw Environmental stock. The full text of Mr. Thomas' letter is set forth below under the heading "Reasons for the Offer -- Background of the Offer."

     Shortly thereafter Mr. Corum responded to Mr. Thomas' letter by telephone stating that only upon Laidlaw Environmental's delivery of a confidentiality and standstill agreement acceptable to Safety-Kleen, would Safety-Kleen meet with Laidlaw Environmental. Subsequent to their telephone conversations, Mr. James R. Bullock, Chairman of Laidlaw Environmental, attempted to call Mr. Brinckman, who did not return his call. Mr. Bullock then called Mr. E. David Coolidge of William Blair in an effort to arrange a meeting with Safety-Kleen. Mr. Coolidge repeated Safety-Kleen's refusal to meet with Laidlaw Environmental in the absence of a confidentiality and standstill agreement.

     On November 3, 1997, the Laidlaw Environmental Board of Directors met and determined to proceed with the Offer as well as to retain Bear, Stearns & Co. Inc. ("Bear Stearns") to work together with Raymond James. Laidlaw Environmental management had previously retained Katten Muchin & Zavis to serve as legal counsel. Also on November 3, 1997, in a letter to Mr. Brinckman, Mr. Bullock informed Mr. Brinckman and the Safety-Kleen Board of Directors of Laidlaw Environmental's intention to acquire Safety-Kleen, that

Laidlaw Environmental was willing to execute a confidentiality agreement provided such agreement did not contain a standstill provision, and that Laidlaw Environmental continued to believe that annual cost savings and synergies resulting from a combination of the two companies would exceed $100 million annually. For these and other reasons, Laidlaw Environmental would consider and pursue various options with respect to an acquisition of Safety-Kleen notwithstanding Safety-Kleen's refusal to meet with representatives of Laidlaw Environmental. The letter also informed Mr. Brinckman that Laidlaw Environmental had executed a commitment letter with Toronto-Dominion Bank to provide all necessary financing for the Offer and the Merger and again encouraged Mr. Brinckman and the Safety-Kleen Board of Directors to meet with representatives of Laidlaw Environmental to discuss the possibility of a mutually beneficial negotiated transaction. The full text of Mr. Bullock's letter is set forth below under the heading "Reasons for the Offer -- Background of the Offer."

     On November 3, 1997 after receipt of Mr. Bullock's letter, Mr. Brinckman delivered a letter to Mr. Bullock requesting that Laidlaw Environmental execute a confidentiality and standstill agreement and informing Mr. Bullock that the Safety-Kleen Board of Directors would fully consider Laidlaw Environmental's proposal along with others received by Safety-Kleen. In addition, Mr. Brinckman stated that representatives of Safety-Kleen, together with its financial advisors, would meet with representatives of Laidlaw Environmental, together with its financial advisors, to discuss information concerning Laidlaw Environmental and the estimated cost savings and synergies. The full text of Mr. Brinckman's letter is set forth below under the heading "Reasons for the Offer -- Background of the Offer."

     On November 4, 1997, Laidlaw Environmental publicly announced its intention to pursue the Offer and the Merger.

     On November 5, 1997, Mr. Bullock and a representative of Bear Stearns met with Mr. Brinckman and Mr. Joseph Chalhoub, Senior Vice President of Safety-Kleen, and representatives of William Blair to discuss preliminary potential synergies that could be achieved through a combination of the two companies and ways the parties could work together. Mr. Bullock stated that Laidlaw Environmental was prepared to sign a mutual confidentiality agreement that did not contain a standstill provision so that Laidlaw Environmental and Safety-Kleen could share information with each other. Safety-Kleen again repeated that it insisted Laidlaw Environmental sign a confidentiality and standstill agreement.

     Subsequent to the November 5th meeting, the representatives of the parties exchanged correspondence reiterating their positions with respect to the confidentiality and standstill agreement.

MARKET PRICES

     The Shares are listed and traded on the NYSE under the symbol "SK." The Laidlaw Environmental Common Stock is listed and traded on the NYSE under the symbol "LLE," and is also traded on the Pacific Exchange, Inc. See "Market Prices" below for historical information regarding the market price per share of the Shares and the Laidlaw Environmental Common Stock. On August 7, 1997, the date prior to the date Safety-Kleen announced its retention of William Blair, the closing price per Share, as reported on the NYSE Composite Tape, was $17.8125, and the closing price per share of Laidlaw Environmental Common Stock, as reported on the NYSE Composite Tape, was $3.1875. On November 3, 1997, the date prior to the date of the public announcement of Laidlaw Environmental's intention to acquire Safety-Kleen, the closing price per Share, as reported on the NYSE Composite Tape, was $21.9375, and the closing price per share of Laidlaw Environmental Common Stock, as reported on the NYSE Composite Tape, was
$4.9375. On             , 1997, the date prior to the date of this Prospectus,
the closing price per Share, as reported on the NYSE Composite Tape, was
$          , and the closing price per share of Laidlaw Environmental Common
Stock, as reported on the NYSE Composite Tape, was $          . Shareholders are
urged to obtain current market information for Laidlaw Environmental Common Stock and the Shares. No assurance can be given as to market prices of Laidlaw Environmental Common Stock and the Shares at the Expiration Date of the Offer. The market value of the shares of Laidlaw Environmental Common Stock that holders of Shares will receive upon consummation of the Offer may vary from the market value of shares of Laidlaw Environmental

Common Stock that holders of Shares would receive if the Offer were consummated on the date of this Prospectus.

                                   THE OFFER

     General. Laidlaw Environmental hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Offer Consideration for each outstanding Share (and the accompanying Rights, if any) validly tendered on or prior to the Expiration Date and not properly withdrawn. The Offer Consideration consists of $14.00 net in cash and 2.4 shares of Laidlaw Environmental Common Stock. The term "Expiration
Date" shall mean 5:00 p.m., New York City time on             , 1997, unless and
until Laidlaw Environmental extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Laidlaw Environmental, shall expire. No certificates representing fractional shares of Laidlaw Environmental Common Stock will be issued pursuant to the Offer. Each tendering Safety-Kleen Shareholder who would otherwise be entitled to a fractional share of Laidlaw Environmental Common Stock will receive cash in lieu thereof. See "The
Offer -- Cash in Lieu of Fractional Shares of Laidlaw Environmental Common
Stock." On             , 1997, the closing price of the Laidlaw Environmental
Common Stock on the NYSE was $          . A registration statement relating to
the Laidlaw Environmental Common Stock to be exchanged in the Offer has been filed with the Commission. See "The Offer -- General."

     Conditions of the Offer. Laidlaw Environmental's obligation to exchange the Offer Consideration for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of each of the Offer Conditions. Subject to the applicable rules and regulations of the Commission, Laidlaw Environmental expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer or to amend or terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange or exchanged, upon the failure of any of the conditions to the Offer to be satisfied. Laidlaw Environmental reserves the absolute right to waive any defect or irregularity in the tender of any securities and to waive any of the Offer Conditions (other than the Laidlaw Environmental Stockholder Approval Condition, the Regulatory Approval Condition and the condition related to the effectiveness of the Registration Statement). Although Laidlaw Environmental reserves the right to do so, Laidlaw Environmental does not currently intend to waive the Minimum Tender Condition, the Wisconsin Statutory Conditions or the Rights Plan Condition. See "The Offer -- Conditions of the Offer -- Minimum Tender Condition," "-- Laidlaw Environmental Stockholder Approval Condition," "-- Rights Plan Condition," "-- Wisconsin Statutory Conditions," "-- Regulatory Approval Condition," and "-- Certain Other Conditions of the Offer." Waiver or amendment of any of these conditions may require an extension of the Offer.

     Regulatory Approvals. The acquisition of Shares by Laidlaw Environmental pursuant to the Offer is subject to the Hart-Scott-Rodino Act (the "HSR Act") and the rules (the "Rules") that have been promulgated thereunder. Laidlaw Inc. will file with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") a Hart-Scott-Rodino Notification and Report Form with respect to the Offer to acquire up to 100% of the outstanding Shares, and Laidlaw Environmental and LES Acquisition will not acquire any Shares until the applicable waiting period for such acquisition has expired or been terminated.

     European Regulatory Approvals. The acquisition of Shares by Laidlaw Environmental pursuant to the Offer is subject to prior notification requirements of several of the member countries of the European Union in which Safety-Kleen operates. Based on the limited information concerning Safety-Kleen that is available to Laidlaw Environmental, filings will be necessary in the Republic of Ireland and Federal Republic of Germany. In addition, filings may also be necessary in Italy and Belgium. The necessary filings must be made in sufficient time to allow the passing of a one month waiting period before Laidlaw Environmental's acquisition of Shares pursuant to this Offer may be completed. No pre-merger notification under the European Economic Community's Merger Control Regulation is required for the proposed transaction.

     Canadian Competitive Act. Under the Canadian federal Competitive Act (the "Competition Act") acquisition transactions, insofar as they relate to the acquisition of such Canadian subsidiaries, qualify as a "merger" if they are of sufficient size to be subject to the notification and waiting period requirements of the competition Act. The Competition Act is administered by the Canadian Director of Investigation and Research appointed under the Competition Act (the "Competition Act Director"). Laidlaw Environmental believes that the proposed transaction requires notification and intends to file the required information with the Competition Act Director.

     Under separate "merger" provisions of the Competition Act, which operate independently of its notification and waiting period requirements, if an acquisition is likely to give rise to a substantial prevention or lessening of competition in a market in Canada, the Competition Act Director may apply for a remedial order (such as an injunction or an order to divest specified assets or securities) to be issued by a qualsi-judicial body (the "Competition tribunal").

     Timing of the Offer.  The Offer is currently scheduled to expire on
            , 1997; however, it is Laidlaw Environmental's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer -- Extension, Termination and Amendment." Laidlaw Environmental has received a commitment letter from Toronto-Dominion Bank in which it states that it will provide or arrange credit facilities in the amount necessary to fund payment of the Cash Consideration. See "The Offer -- Source and Amount of Funds." Laidlaw Environmental has obtained the commitment for the financing for the Cash Consideration; however, in the unlikely event that the financing is not available, Laidlaw Environmental currently intends to extend the Offer to ensure that five business days remain for Safety-Kleen Shareholders to tender their Shares in the Offer subsequent to obtaining such financing. See "The Offer -- Source and Amount of Funds." Laidlaw Environmental expects that the Laidlaw Environmental Stockholder Approval
Condition will be satisfied on or about             , 1997, the date on which it
plans to call a special meeting of its stockholders (the "Laidlaw Environmental Special Meeting"), to approve the increase in the number of authorized shares of Laidlaw Environmental Common Stock from 350,000,000 to 750,000,000, and the issuance of shares of Laidlaw Environmental Common Stock in connection with the Offer and the Merger.

     Extension, Termination and Amendment. Laidlaw Environmental expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "The Offer -- Conditions of the Offer" shall have occurred or shall have been determined by Laidlaw Environmental to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares and/or by increasing or decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by Laidlaw Environmental in this paragraph are in addition to Laidlaw Environmental's right to terminate the Offer as described in "The Offer -- Extension, Termination and Amendment." There can be no assurance that Laidlaw Environmental will exercise its right to extend the Offer. However, it is Laidlaw Environmental's current intention to extend the Offer until all Offer Conditions have been satisfied or waived. See "The Offer -- Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Safety-Kleen Shareholder to withdraw his or her Shares. See "The Offer -- Withdrawal Rights."

     Exchange of Shares; Delivery of Laidlaw Environmental Common Stock and Cash Consideration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Laidlaw Environmental will accept for exchange, and will exchange, Shares (and Rights, if applicable) validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. See "The Offer -- Exchange of Shares; Delivery of Laidlaw Environmental Common Stock and Cash Consideration."

     Withdrawal Rights. Tenders of Shares (and Rights, if applicable) made pursuant to the Offer are irrevocable, except that Shares (and Rights, if applicable) tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Laidlaw Environmental for the Offer Consideration pursuant to the Offer, may
also be withdrawn at any time after             , 1997. See "The
Offer -- Withdrawal Rights."

     Procedure for Tendering Shares. For a Safety-Kleen Shareholder to validly tender Shares (and Rights, if applicable) pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares (and Rights, if applicable) must be received by the Exchange Agent at such address or such Shares (and Rights, if applicable) must be tendered pursuant to the procedures for book-entry transfer (in the case of Rights, if available) set forth under "The Offer -- Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case, prior to the Expiration Date, or (ii) such Safety-Kleen Shareholder must comply with the guaranteed delivery procedure set forth under "The Offer -- Procedure for Tendering."

     Safety-Kleen Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Safety-Kleen Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES (AND RIGHTS CERTIFICATES, IF APPLICABLE) AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

THE MERGER

     The purpose of the Offer is to enable Laidlaw Environmental to acquire control of, and ultimately the entire equity interest in, Safety-Kleen. Laidlaw Environmental presently intends, following consummation of the Offer, to propose and seek to have LES Acquisition merge with Safety-Kleen. In the Merger, each then outstanding Share (other than Shares owned by Laidlaw Environmental or any of its affiliates, and Shares held in the treasury of Safety-Kleen (if Safety-Kleen is so authorized) or by any subsidiary of Safety-Kleen) would be cancelled in exchange for the right to receive the Offer Consideration. Safety-Kleen has not agreed to provide Laidlaw Environmental with information that might be relevant to the structuring of the Merger. Laidlaw Environmental therefore reserves the right to change the structure of the Merger upon receipt of such information.

     If the Minimum Tender Condition and other Offer Conditions are satisfied, and the Offer is consummated, Laidlaw Environmental and its affiliates will own not less than two-thirds of the outstanding Shares. Accordingly, Laidlaw Environmental and its affiliates will at such time have sufficient voting power in Safety-Kleen to approve the Merger independently of the votes of any other Safety-Kleen Shareholders. Laidlaw Environmental presently intends to vote any and all Shares owned by Laidlaw Environmental and its affiliates following consummation of the Offer to approve the Merger.

     Safety-Kleen Shareholders will have appraisal rights under Wisconsin law in connection with the Merger. See "-- Appraisal Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Shares for Laidlaw Environmental Common Stock and cash pursuant to the Offer and Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. If the Board of Safety-Kleen agrees to the Offer, the Merger may be restructured to be a partially tax-free merger for U.S. federal income tax purposes.

     All Safety-Kleen Shareholders should carefully read the summary of the federal income tax consequences of the Offer and the Merger under "The Offer -- Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed and traded on the NYSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Shares in the Merger, see "The Merger."

DISSENTER RIGHTS

     Holders of shares do not have appraisal rights as a result of the Offer. However, in the event the Merger is consummated, the Safety-Kleen shareholders would have appraisal rights with respect to the Merger under Section 180.1302 of the Wisconsin Statutes.

COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND LAIDLAW ENVIRONMENTAL COMMON STOCK

     As a consequence of the exchange of Shares for shares of Laidlaw Environmental Common Stock in the Offer and the cancellation of Shares as a result of the Merger, shareholders of Safety-Kleen, a corporation incorporated under the laws of Wisconsin, would become shareholders of Laidlaw Environmental, a Delaware corporation. Such holders would have certain rights as Laidlaw Environmental shareholders that are different from the rights they currently have in Safety-Kleen, both because of the differences between the Laidlaw Environmental Certificate of Incorporation (the "Laidlaw Environmental Certificate") and Laidlaw Environmental's by-laws (the "Laidlaw Environmental By-laws"), on the one hand, and the Safety-Kleen Articles of Incorporation (the "Safety-Kleen Articles") and by-laws (the "Safety-Kleen By-Laws"), on the other hand, and because of differences between Wisconsin and Delaware corporation law. For a comparison of the charter and by-law provisions of Laidlaw Environmental and Safety-Kleen and of Wisconsin and Delaware law, see "Comparison of the Rights of Holders of Shares and Laidlaw Environmental Common Stock."

DESCRIPTION OF LAIDLAW ENVIRONMENTAL CAPITAL STOCK

     The authorized capital stock of Laidlaw Environmental consists of 350,000,000 shares of Laidlaw Environmental Common Stock, par value $1.00 per share and 1,000,000 shares of preference stock, $1.00 par value. As of October 14, 1997, there were 180,549,911 shares of Laidlaw Environmental Common Stock issued and outstanding. No preferred stock has been issued.

     Holders of shares of Laidlaw Environmental Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of shares of outstanding Laidlaw Environmental Preferred Stock (if any), holders of shares of Laidlaw Environmental Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Laidlaw Environmental available for distribution to shareholders.

     For information relating to ownership of Laidlaw Environmental Common Stock by certain beneficial owners and directors and executive officers of Laidlaw Environmental, see the Laidlaw Environmental 1997 Annual Meeting Proxy Statement. As of October 14, 1997, as a group, Laidlaw Environmental's directors, executive officers and their affiliates (including Laidlaw Inc.) beneficially owned approximately 70.29% of the outstanding shares of Laidlaw Environmental Common Stock.

     For additional information concerning the capital stock of Laidlaw Environmental, see "Description of Laidlaw Environmental Capital Stock."

THE EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed Exchange Agent in connection with the Offer. A duly executed Letter of Transmittal (or facsimile copies thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and certificates for Shares (and Rights, if applicable) should be sent by each tendering Safety-Kleen Shareholder or his or her broker, dealer, bank or nominee to the Exchange Agent at the addresses set forth on the back cover of this Prospectus.

REQUEST FOR ASSISTANCE AND ADDITIONAL COPIES

     Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their respective addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

LAIDLAW ENVIRONMENTAL AND SAFETY-KLEEN COMPARATIVE PER SHARE DATA

     The following table sets forth comparative per share data of Laidlaw Environmental and Safety-Kleen on both a historical and pro forma combined basis. This table should be read in conjunction with each entity's historical financial statements and notes thereto as set forth in the filings incorporated by reference herein (but which in the case of Safety-Kleen are not covered by the report of Safety-Kleen's independent accountants for purposes of this Prospectus), and in conjunction with the unaudited pro forma combined financial information appearing elsewhere in this Prospectus. See "Laidlaw Environmental and Safety-Kleen Unaudited Pro Forma Combined Financial Information."

     The Merger will be accounted for as a purchase and the pro forma information set forth below presents pro forma combined information for the fiscal year of Laidlaw Environmental ended August 31, 1997. This information does not reflect the estimated cost savings that Laidlaw Environmental believes may result from the Merger. The pro forma combined per share data is not necessarily indicative of actual results had the Merger occurred on such dates or of future expected results.

                                                                                 LAIDLAW
                                                                              ENVIRONMENTAL/
                                                  LAIDLAW                      SAFETY-KLEEN    SAFETY-KLEEN
                                               ENVIRONMENTAL   SAFETY-KLEEN     PRO FORMA        PRO FORMA
                                                HISTORICAL      HISTORICAL     COMBINED(1)     EQUIVALENT(2)
                                               -------------   ------------   --------------   -------------
Book value per common share:
  August 31, 1997............................     $ 1.82          $8.49           $ 3.20          $ 7.68
Year ended August 31, 1997:
  Income (loss) per common share from
     continuing operations...................      (1.33)          1.04            (.675)          (1.63)
  Cash dividends.............................          0            .36                0               0

---------------

(1) See "Selected Pro Forma Financial Information."
(2) The Safety-Kleen pro forma equivalent represents the Laidlaw
    Environmental/Safety-Kleen pro forma combined book value, dividends and income (loss) per common share multiplied by an assumed Exchange Ratio of 2.4.

SELECTED FINANCIAL DATA

     The summary below sets forth selected historical financial data and selected unaudited pro forma combined financial data. This financial data should be read in conjunction with the historical financial statements and notes thereto contained in the filings incorporated by reference herein (but which, in the case of Safety-Kleen, are not covered by the report of Safety-Kleen's independent accountants for purposes of this Prospectus), and in conjunction with the unaudited pro forma combined financial information and notes thereto appearing elsewhere in this Prospectus. See "Laidlaw Environmental and Safety-Kleen Unaudited Pro Forma Combined Financial Information."

SELECTED HISTORICAL FINANCIAL DATA OF LAIDLAW ENVIRONMENTAL

     The selected historical financial data of Laidlaw Environmental set forth below has been derived from financial statements of Laidlaw Environmental as they appeared in the Laidlaw Environmental 1997 Form 10-K. The Laidlaw Environmental 10-K should be read in conjunction with Laidlaw Environmental's selected historical financial data.

                                                        YEAR ENDED AUGUST 31,
                                      ----------------------------------------------------------
                                         1997         1996         1995        1994       1993
                                      ----------   ----------   ----------   --------   --------
                                              ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues............................  $  678,619   $  652,973   $  599,241   $517,804   $511,554
Operating income before
  restructuring charge(1)...........  $   66,983   $   57,319   $   59,859   $ 45,548   $ 52,400
Applicable margin(1)................         9.9%         8.8%        10.0%       8.8%      10.2%
Income (loss) from continuing
  operations(1).....................  $ (183,452)  $    6,714   $   16,765   $ 22,531   $ 11,654
Income (loss) per share from
  continuing operations(1)..........      (1.329)       0.056        0.140      0.188      0.097
Cash dividends per common share.....          --           --           --         --         --
BALANCE SHEET DATA:
Working capital.....................      76,095       40,617       60,075     90,831    119,522
Total assets........................   1,610,878    1,491,294    1,367,411    974,053    947,976
Long-term debt......................     540,096       55,838       64,256     18,454     24,253
Stockholders' equity................     327,965    1,094,777    1,056,266    798,597    795,887
Weighted average common and common
  stock equivalents outstanding
  (000's)...........................     138,033      120,000      120,000    120,000    120,000

---------------

(1) Fiscal year 1997 includes restructuring charge, net of tax benefit, of $200 million ($332 million pre-tax) or $1.45 per share.

SELECTED HISTORICAL FINANCIAL DATA OF SAFETY-KLEEN

     The selected historical financial data of Safety-Kleen set forth below has been derived from financial statements of Safety-Kleen as they appeared in Safety-Kleen's Form 10-K filed with the Commission for each of the five fiscal years in the period ended December 28, 1996 and the Safety-Kleen Form 10-Q for the period ended September 6, 1997. The Safety-Kleen 1996 Form 10-K should also be read in conjunction with Safety-Kleen's selected historical financial data.

                             36 WEEKS ENDED                                    FISCAL YEAR
                       ---------------------------   ---------------------------------------------------------------
                       SEPTEMBER 6,   SEPTEMBER 7,
                           1997           1996          1996         1995        1994         1993         1992(3)
                       ------------   ------------   ----------   ----------   ---------   ----------     ----------
                                                ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
  DATA:
Revenues.............   $  680,172      $626,176     $  923,126   $  859,251   $ 791,267   $  795,508     $  794,542
Operating income
  before
  restructuring
  charge.............   $   76,450      $ 80,008     $  119,490   $  108,463   $  99,324   $   70,656(1)  $   85,537
Applicable margin....         11.2%         12.8%          12.9%        12.6%       12.6%         8.9%(1)       10.8%
Income (loss) from
  continuing
  operations.........   $   40,297      $ 40,685     $   61,109   $   53,303   $  50,094   $ (101,346)(1) $   45,637(2)
Net income (loss) per
  share from
  continuing
  operations.........   $     0.69      $   0.70     $     1.05   $     0.92   $    0.87   $    (1.76)(1) $     0.79(2)
Cash dividends per
  common share.......   $     0.27      $   0.27     $     0.36   $     0.36   $    0.36   $     0.36     $     0.34
BALANCE SHEET DATA:
Working capital......   $   74,795                   $   72,340   $   43,532   $  31,766   $   53,472     $   47,729
Total assets.........   $1,037,192                   $1,044,823   $1,009,050   $ 973,444   $  950,664     $1,006,446
Long-term debt.......   $  246,080                   $  276,954   $  283,715   $ 284,125   $  288,633     $  300,724
Stockholders'
  Equity.............   $  495,718                   $  480,290   $  433,435   $ 396,336   $  362,664     $  492,095
Weighted average
  common and common
  stock
 equivalents(000's)..       58,490        58,078         58,152       57,857      57,741       57,679         57,768

---------------

(1) Includes restructuring and special charges, net of tax benefit, of $136 million ($229 million pre-tax) or $2.36 per share.
(2) Includes $300,000 ($.01 per share) increase in net earnings from cumulative effect of prior years effect of adopting Statement of Financial Accounting Standards (SFAS) No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes.
(3) Fiscal year 1992 was a fifty-three week year. All other years presented were fifty-two weeks.
(4) Thirty-six weeks ending September 7, 1997.

LAIDLAW ENVIRONMENTAL AND SAFETY-KLEEN SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information combines the consolidated balance sheets and income statements of Laidlaw Environmental and Safety-Kleen as if the Offer, Merger and the transactions herein had occurred for all periods presented. These statements are prepared on the basis of accounting for the Merger as a purchase and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings Laidlaw Environmental believes will result from the Merger. The following information is not necessarily indicative of the financial position or the actual results of operation that would have occurred had the transactions assumed here occurred on such dates or of expected future results. See "Laidlaw Environmental and Safety-Kleen Unaudited Pro Forma Combined Financial Information." This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Laidlaw Environmental and Safety-Kleen included in the documents described under "Incorporation of Certain Documents by Reference" (but which, in the case of Safety-Kleen, are not covered by the reports of Safety-Kleen's independent accountants for purposes of this Prospectus) and the pro forma combined financial statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Combined Financial Information."

                                                                 PRO FORMA
                                                                 COMBINED
                                                              ---------------
                                                                YEAR ENDED
                                                              AUGUST 31, 1997
                                                              ---------------
                                                                (UNAUDITED)
                                                                   ($ IN
                                                                THOUSANDS,
                                                                EXCEPT PER
                                                                   SHARE
                                                                 AMOUNTS)
STATEMENT OF INCOME DATA:
Revenue.....................................................    $1,655,741
Income (loss) from continuing operations....................      (186,723)
Income (loss) from discontinued operations..................            20
Net income (loss)...........................................      (186,703)
PER SHARE DATA:
Income (loss) from continuing operations....................        (0.675)
Income (loss) from discontinued operations..................          .000
Net income (loss)...........................................        (0.675)
Weighted average common and common stock equivalents
  (000).....................................................       276,752

                                                                 PRO FORMA
                                                                 COMBINED
                                                              ---------------
                                                                   AS OF
                                                              AUGUST 31, 1997
                                                              ---------------
                                                                (UNAUDITED)
                                                                   ($ IN
                                                                THOUSANDS)
BALANCE SHEET DATA:
Assets
  Total current assets......................................    $  491,921
  Total assets..............................................     4,225,103
Liabilities
  Total current liabilities.................................       412,945
  Long term debt............................................     1,563,072
  Subordinated convertible debenture........................       350,000
  Total liabilities.........................................     3,203,541
Stockholders' Equity........................................     1,021,562

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in "Prospectus Summary," "-- Reasons for the Offer," "-- Certain Federal Income Tax Consequences," and "-- Background of the Offer," "-- Reasons for the Offer -- Enhanced Business Opportunities," "Background of the Offer," "The Offer -- Certain Federal Income Tax Consequences," "The Merger -- General," and "Unaudited Pro Forma Combined Financial Incorporation" including any forecasts, projections and descriptions of anticipated synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by Laidlaw Environmental and Safety-Kleen, including any statements contained herein or therein regarding the development or possible assumed future results of operations of Laidlaw Environmental's and Safety-Kleen's businesses, the markets for Laidlaw Environmental's and Safety-Kleen's services and products, anticipated capital expenditures, regulatory developments and the effects of the Offer and the Merger, any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expressions, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that may cause actual results to differ include, among others, general economic conditions, risks associated with acquisitions, fluctuations in operating results because of acquisitions and variations in stock prices, changes in applicable federal, state and local laws and regulations, especially environmental regulations, alternate and emerging technologies, competition and pricing pressures, overcapacity in the industry, seasonal fluctuations due to weather, uncertainties of litigation, and risks associated with the operation, growth and integration of the newly acquired businesses. As a result of these factors, Laidlaw Environmental's revenue and income could vary significantly from quarter to quarter, and past financial performance should not be considered a reliable indicator of future performance. All subsequent written and oral forward-looking statements attributable to Laidlaw Environmental or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above in this paragraph. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Laidlaw Environmental undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                             REASONS FOR THE OFFER

OFFER CONSIDERATION AND PREMIUM

     Pursuant to the Offer, each Share will be exchanged for $14.00 net in cash and 2.4 shares of Laidlaw Environmental Common Stock. Accordingly, the per Share price premium which Safety-Kleen Shareholders will receive in the Offer will depend on the Laidlaw Common Stock trading price at the time of consummation of the Offer.

     Laidlaw Environmental believes that the Offer is in the best interests of Safety-Kleen Shareholders because, among other things, the Offer Consideration represents a 45.1% premium to the closing price per Share on August 7, 1997, the date prior to the announcement of William Blair's retention, and a 17.8% premium to the closing price per Share on November 3, 1997, the last trading day prior to the public announcement of Laidlaw Environmental's intent to acquire Safety-Kleen (in each case, based on the closing price of Laidlaw Environmental Common Stock). In developing its belief that the Offer is in the best interests of Safety-Kleen Shareholders, Laidlaw Environmental possessed limited information with respect to the particular circumstances, from a tax standpoint, of individual Safety-Kleen Shareholders. Laidlaw Environmental therefore cannot make a conclusive determination as to the tax impact of the Offer and the Merger on all Safety-Kleen Shareholders. The following table shows the premium of the Offer Consideration over the closing per Share price on the NYSE on the last trading day immediately prior to the public announcement of the Offer.

                                                              OFFER    SAFETY-KLEEN      PERCENT
                                                              PRICE*   SHARE PRICE    DIFFERENTIAL**
                                                              ------   ------------   --------------
August 7, 1997, the date prior to public announcement of
  William Blair's retention.................................  $25.85     $17.8125          45.1%
November 3, 1997, the last trading day before the public
  announcement of Laidlaw Environmental's intention to
  acquire Safety-Kleen......................................  $25.85     $21.9375          17.8%

---------------

 * Assumes the Offer Consideration per share is $14.00 net in cash and 2.4 shares of Laidlaw Environmental Common Stock multiplied by the closing price of $4.9375 on November 3, 1997.
** Based on the closing prices of Shares on the indicated dates.

ENHANCED BUSINESS OPPORTUNITIES

     In addition to the per Share price premium provided by the Offer, Laidlaw Environmental believes that the Safety-Kleen Shareholders will also benefit from the Offer as a result of becoming shareholders of Laidlaw Environmental. Laidlaw Environmental has carefully studied the potential benefits of the combination of the businesses of Laidlaw Environmental and Safety-Kleen and believes that such a combination will result in a further strengthening of Laidlaw Environmental's market position by: (i) providing additional service center market coverage in key geographic regions including Kentucky, Minnesota, and New Jersey; (ii) introducing a smaller-sized customer base to complement Laidlaw Environmental's existing customer base of medium-and large-sized customers; (iii) allowing for the internalization of waste streams collected by the service centers; and (iv) providing significant expansion into the solvent recycling market.

                            BACKGROUND OF THE OFFER

     On August 8, 1997 Safety-Kleen announced the resignation of John G. Johnson, Jr., President and Chief Executive Officer of Safety-Kleen. Donald W. Brinckman, Chairman of Safety-Kleen's Board of Directors, who had previously served as Safety-Kleen's Chief Executive Officer from 1968 until December 31, 1994, was appointed Chief Executive Officer. Safety-Kleen also announced that its Board of Directors had engaged the services of William Blair to act as advisor to Safety-Kleen and manage the process of exploring strategic options for enhancing shareholder value.

     On August 8, 1997, William Blair sent a copy of the Safety-Kleen Confidentiality Letter to one of Laidlaw Environmental's investment bankers, Mr. David E. Thomas, Jr. of Raymond James & Associates, Inc. and stated that an offering circular would be available early in the week of August 18, 1997, and that such circular would be distributed to parties that have executed a confidentiality agreement. Laidlaw Environmental did not respond to this letter and William Blair called Laidlaw Environmental's representative and asked that Laidlaw Environmental sign the confidentiality agreement. Laidlaw Environmental was willing to sign a confidentiality agreement, but not the one proposed by Safety-Kleen, which contained a two year standstill provision.

     In mid September 1997, there were further discussions between the two investment banks in which Laidlaw Environmental's representatives requested a meeting of the management of the two companies and their advisors so that Laidlaw Environmental could fully describe why a business combination was in both companies' best interests. Safety-Kleen's representative continued to request that Laidlaw Environmental sign the confidentiality agreement containing the two year standstill provision. He also stated that if Laidlaw Environmental would submit its proposal in writing, Safety-Kleen would consider a meeting with Laidlaw Environmental.

     On September 24, 1997, Mr. David E. Thomas, Jr. of Raymond James, financial advisor to Laidlaw Environmental, delivered a letter to Mr. Jeffrey W. Corum of William Blair, informing Mr. Corum of Laidlaw Environmental's interest in pursuing negotiations with Safety-Kleen. In particular, Mr. Thomas' letter requested a meeting between management of Laidlaw Environmental and management of Safety-Kleen and pointed out several unique features of Laidlaw Environmental's proposed transaction including the cost synergies available from combining the operations of Laidlaw Environmental and Safety-Kleen which would result in an anticipated annual savings of $100 to $130 million. Mr. Thomas' letter suggested structuring the transaction as a reverse merger in which Safety-Kleen would issue one share of its stock for every three shares of Laidlaw Environmental stock.

     The text of the September 24 letter is as follows:

                 Letterhead of Raymond James & Associates, Inc.

                                                              September 24, 1997

Mr. Jeffrey W. Corum
William Blair & Company
222 West Adams Street
Chicago, Illinois 60606

Dear Jeff:

    As we have discussed, our client, Laidlaw Environmental Services Inc. ("LESI") is interested in pursuing a transaction with Safety-Kleen Corp. ("SK"). We would hope to have a meeting between top management of LESI, Laidlaw, Inc. and SK to outline our proposed structure and discuss the advantages to SK shareholders in depth. In anticipation of this meeting we would like to outline that structure and the benefits.

    We propose a reverse merger in which SK would issue one share of its stock for three shares of LESI stock. The resultant company would have approximately 120 million shares outstanding, approximately half-owned by each of the precedent company's existing shareholders. Surviving senior management would be the existing LESI management team, although we would certainly envision that the best of the combined teams would stay with the combined company.

    The key initial advantage of the transaction lies in the tremendous cost synergies available from combining the operations of SK and LESI. Our estimates are that these savings could range from $100-$130 million annually. These would arise from the elimination of duplicate general and administrative and other public company costs, from the closure of overlapping service center facilities, from increased utilization of those facilities that remain open, and from the internalization of various waste streams. Our experience with the merger of Rollins' and Laidlaw's hazardous waste businesses, in which ultimate realizable savings will exceed our originally projected $75 million annually (now expected to be approximately $90 million), gives us a high level of confidence that we can achieve these synergies.

    Your client's board and shareholders should find this to be a very compelling opportunity. They would have ownership of a company with tremendous economic opportunity via the increased earnings available from cost savings. Our estimates show an accretion in SK's EPS from $1.05 to $1.25, which would yield an additional $4 in value at SK's existing multiple. We believe it likely the combined companies would trade at an even higher level, reflecting LESI's multiple or a blend of the LESI and SK multiples. The company would be driven by a management team with a proven record of achieving similar consolidation savings and increasing shareholder value, as evidenced by the doubling of LESI's share price since the date of the Rollins transaction earlier this year.

    We would point out several unique features in our proposed transaction that we believe distinguishes it from other alternatives:

        (i) the annual potential savings of $130 million

        (ii) the relative ease of completing the transaction based on Laidlaw Inc.'s ownership position (66 1/2% in LESI);

        (iii) the absence of any new funding requirements by the combined company; and

        (iv) the financial strength of the combined balance sheet, cash flow, and operating margins.

        We would like to explore this with you in more detail. We will call you later today or tomorrow to set up a meeting between our clients.

                                          Sincerely,

                                          David E. Thomas, Jr.
                                          Senior Managing Director
cc: Kenneth W. Winger
   James R. Bullock

attachment:  Forbes article dated October 6, 1997

     Shortly thereafter, Mr. Corum responded to Mr. Thomas' letter by telephone stating that only upon Laidlaw Environmental's delivery of a confidentiality and standstill agreement acceptable to Safety-Kleen, would Safety-Kleen commence negotiations with Laidlaw Environmental. Subsequent to their telephone conversations, Mr. James R. Bullock, Chairman of Laidlaw Environmental, attempted to call Mr. Brinckman, who did not return his call. Mr. Bullock then called Mr. E. David Coolidge, III of William Blair in an effort to arrange a meeting with Safety-Kleen. Mr. Coolidge repeated Safety-Kleen's refusal to meet with Laidlaw Environmental in the absence of a confidentiality and standstill agreement.

     On November 3, 1997, the Laidlaw Environmental Board of Directors met and determined to proceed with the Offer as well as to retain Bear Stearns to work together with Raymond James as financial advisors to Laidlaw Environmental. Laidlaw Environmental management had previously retained Katten Muchin & Zavis to serve as legal counsel. Also on November 3, 1997, in a letter to Mr. Brinckman, Mr. James R. Bullock, Chairman of Laidlaw Environmental, informed Mr. Brinckman and the Safety-Kleen Board of Directors of Laidlaw Environmental's intention to pursue the Offer, that Laidlaw Environmental was willing to execute a confidentiality agreement provided such agreement did not contain a standstill provision, and that Laidlaw Environmental continued to believe that annual cost savings and synergies resulting from a combination of the two companies would exceed $100 million annually. For these and other reasons, Laidlaw Environmental would consider and pursue various options with respect to an acquisition of Safety-Kleen notwithstanding Safety-Kleen's refusal to meet with representatives of Laidlaw Environmental. The letter also informed Mr. Brinckman that Laidlaw Environmental had executed a commitment letter with Toronto-Dominion Bank to provide all necessary financing for the Offer and the Merger and again encouraged Mr. Brinckman and the Safety-Kleen Board to meet with representatives of Laidlaw Environmental to discuss the possibility of a mutually beneficial negotiated transaction.

     The text of Mr. Bullock's November 3 letter is as follows:

                        LETTERHEAD FOR JAMES R. BULLOCK

                                          November 3, 1997
Mr. Donald W. Brinckman
Chairman & Chief Executive Officer
Safety-Kleen Corp.
900 North Randall Road
Elgin, Illinois
USA 60123

Dear Mr. Brinckman:

    I am writing to you in my capacity as Chairman of Laidlaw Environmental Services, Inc. Since your August 8th announcement that you would explore strategic alternative to enhance shareholder value, we have sought unsuccessfully, directly through phone calls to you and indirectly through your advisors, to meet with you to pursue the combination of our companies. Six weeks ago, at the request of your financial advisor, we submitted a preliminary merger proposal to which you have yet to respond. Needless to say, we are frustrated by your continuing unwillingness to engage in constructive dialogue.

    As you are aware, your advisors have insisted that we sign an agreement that would permit us to propose strategic alternatives that maximize value for your shareholders only if you "shall have requested in writing in advance the submission of such proposal". We have made clear on numerous occasions our willingness to sign a confidentiality agreement that protects nonpublic information you choose to share with us. In light of our experience to date, however, we will not sign any agreement that does not ensure that your shareholders have the opportunity to consider our offer and to maximize the value of their stock.

    In response to your continuing unwillingness to meet or commence discussions with us in a meaningful way, our Board of Directors today authorized and directed senior management of Laidlaw Environmental Services, Inc. to pursue the acquisition of Safety-Kleen Corp. We have executed commitment letters with the Toronto-Dominion Bank to provide all the necessary financing for this acquisition. We have engaged Bear Stearns & Co., Inc. and Raymond James and Associates Inc. to serve as our financial advisors and Katten Muchin and Zavis to serve as our legal counsel.

    Our offer for each share of Safety-Kleen Corp. is a combination of $14.00 in cash and 2.4 common shares of Laidlaw Environmental Services, Inc. stock. This represents approximately an 18.2% premium to Safety-Kleen's closing price on Friday and a 46% premium to Safety-Kleen's trading price prior to your August 8th announcement. Please note that our offer is not subject to due diligence or a financing contingency. We have fully committed financing sufficient to complete the combination. We believe our offer represents a full and fair price based on the publicly available information we have reviewed. However, should you be willing to meet with us, we are prepared to consider any additional information you may wish to provide that demonstrates that a higher valuation is warranted. We continue to prefer a negotiated transaction.

    Together our companies can create greater shareholder value than can either of us alone. We estimate annual cost savings and synergy's will exceed $90 million. We believe the stock market will embrace this transaction and will reward the combined company with enhanced stock performance. Our offer ensures your shareholders participate in this exciting future.

    We believe it is in the best interests of our companies to proceed immediately to negotiate a definitive agreement, containing customary public company terms and conditions, and to consummate a transaction by year-end. Given the importance we place on this combination, we are prepared to commit the resources necessary to see its timely completion. We and our advisors would be pleased to meet you and your advisors in Chicago either later today or tomorrow to complete the necessary papers.

    In recognition of the strategic nature and compelling financial benefits of our proposed combination to your shareholders and our willingness to consider modifications to our offer as warranted, we expect you not to enter into any binding merger or similar agreement with any other party without first exploring with us the full merits of combining our two companies.

    Our Board of Directors unanimously supports this merger. We trust you and the other members of Safety-Kleen's Board of Directors will consider the best interests of Safety-Kleen's shareholders and will agree to meet with us promptly to achieve a mutually beneficial transaction.

    We look forward to hearing from you later today.
                                          Sincerely,

                                          James R. Bullock, Chairman
cc: Safety-Kleen, Board of Directors
    Laidlaw Environmental Services, Inc., Board of Directors
    Douglas T. Lake, Bear Stearns & Co. Inc.
    David E. Thomas, Jr., Raymond James & Associates Inc.
    Herbert S. Wander, Katten, Muchin & Zavis
    William Blair & Company, LLC

     On November 3, 1997 after receipt of Mr. Bullock's letter, Mr. Brinckman delivered a letter to Mr. Bullock requesting that Laidlaw Environmental execute a confidentiality and standstill agreement and informing Mr. Bullock that the Board of Directors of Safety-Kleen would fully consider Laidlaw Environmental's proposal along with other proposals received by Safety-Kleen. In addition, Mr. Brinckman stated that representatives of Safety-Kleen, together with its financial advisors, would meet with representatives of Laidlaw Environmental, together with its financial advisors, to discuss information concerning Laidlaw Environmental and the estimated cost savings and synergies.

          The text of Mr. Brinckman's November 3 letter is as follows:

                                          November 3, 1997
VIA FACSIMILE

Mr. James R. Bullock
Chairman
Laidlaw Environmental Services, Inc.
3221 North Service Road
P.O. Box 5028
Burlington, Ontario
Canada L7R 3Y8

Dear Mr. Bullock:

     Thank you for your letter of November 3, 1997.

     As you know, we are engaged in a process of exploring strategic alternatives for enhancing shareholder value. That process includes a possible sale of the Company. Every prospective purchaser engaged in that phase of the process has signed a confidentiality and standstill agreement that is designed to produce even-handed treatment of participants. We urge you -- as we have previously -- to sign that agreement and participate in this process on the same basis as each of the other potential bidders.

     In any event, our Board of Directors will fully consider your proposal along with others that we receive. For purposes of furthering our understanding and evaluation of your proposal, our financial advisors, William Blair & Company, together with representatives of the Company, would be pleased to meet with you in Chicago at a mutually convenient time so that you can furnish us with information concerning Laidlaw Environmental Services and your estimated cost savings and synergies. Please call John Carton of William Blair (312/364-8426) to arrange for this meeting. In addition, if you execute our confidentiality and standstill agreement accepting the same ground rules as our other potential bidders, arrangements will be made to promptly provide you with non-public information concerning the Company.

     We appreciate your interest in Safety-Kleen and look forward to hearing from you.

                                          Sincerely,

                                          Donald W. Brinckman

DWB/mb

     On November 4, 1997, Laidlaw Environmental publicly announced its intention to commence the Offer and pursue the Merger.

     On November 5, 1997, Mr. Bullock and a representative of Bear Stearns met with Mr. Brinckman and Mr. Joseph Chalhaub, Senior Vice President of Safety-Kleen, and representatives of William Blair to discuss preliminary potential synergies that could be achieved through a combination of the two companies and ways the parties could work together. Mr. Bullock stated that Laidlaw Environmental was prepared to sign a mutual confidentiality agreement that did not contain a standstill provision so that Laidlaw Environmental and Safety-Kleen could share information with each other.

                                   THE OFFER

GENERAL

     Laidlaw Environmental hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Offer Consideration for each outstanding Share validly tendered on or prior to the Expiration Date and not properly withdrawn. The Offer Consideration per Share (and accompanying Rights) consists of $14.00 net in cash and 2.4 shares of Laidlaw Environmental Common Stock. On November 10, 1997, the closing price of Laidlaw Environmental Common Stock on the NYSE was $4.875. Based on such closing price, each Share would be converted into $14.00 net in cash and Laidlaw Environmental Common Stock having a market value of $11.70. The value of the Offer Consideration will fluctuate as the market price of the Laidlaw Common Stock changes.

     Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of Laidlaw Environmental.

     The purpose of the Offer is to enable Laidlaw Environmental to obtain control of, and ultimately the entire common equity interest in, Safety-Kleen. Laidlaw Environmental presently intends, as soon as practicable after consummation of the Offer, to propose and seek to have Safety-Kleen effect the Merger. In the Merger, each outstanding Share (other than Shares owned by Laidlaw Environmental or any of its affiliates, Shares held in the treasury of Safety-Kleen (if Safety-Kleen is so authorized) or by any subsidiary of Safety-Kleen and Shares owned by Safety-Kleen Shareholders who perfect appraisal rights under Wisconsin law) would be cancelled in exchange for the right to receive the Offer Consideration. See "The Merger."

     In the event that Laidlaw Environmental obtains all of the Shares pursuant to the Offer and/or the Merger, former holders of Shares (other than Laidlaw Environmental) would own approximately 43.4% of the outstanding shares of Laidlaw Environmental Common Stock, based on the number of shares of Laidlaw Environmental Common Stock outstanding on October 14, 1997.

     Laidlaw Environmental's obligation to exchange the Offer Consideration for Shares pursuant to the Offer is subject to satisfaction or waiver of the Minimum Tender Condition, the Laidlaw Environmental Stockholder Approval Condition, the Rights Plan Condition, the Wisconsin Statutory Conditions and the Regulatory Approval Condition (in each case as defined on the cover page of this Prospectus) and the other conditions set forth under "-- Conditions of the Offer."

     According to the Safety-Kleen September 6, 1997 Form 10-Q, as of September 6, 1997, there were 58,400,729 Shares outstanding. As of October 29, 1997, Laidlaw Environmental beneficially owned 601,100 Shares, or approximately 1.03% of the outstanding Shares.

     Requests have been made to Safety-Kleen pursuant to Rule 14d-5 promulgated under the Exchange Act, for the use of Safety-Kleen's shareholder lists and security position listings for the purpose of communicating with Safety-Kleen Shareholders and disseminating the Offer to holders of Shares. This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Laidlaw Environmental following receipt of such list or listings from Safety-Kleen.

SAFETY-KLEEN RIGHTS

     No separate payment will be made by Laidlaw Environmental for the Rights pursuant to the Offer. The Rights are presently evidenced by the certificates for the Shares and the tender by a Safety-Kleen Shareholder of his or her Shares prior to the Distribution Date (as defined below) will also constitute a tender of the associated Rights. Upon the earlier to occur of (i) 10 days following a public announcement that a person has acquired beneficial ownership of 20% or more of the outstanding Shares (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Safety-Kleen Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the person making the offer becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), separate certificates evidencing the Rights will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the Rights.

     If the Distribution Date occurs and separate certificates representing the Rights are distributed by Safety-Kleen or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a book-entry confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If a Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a Safety-Kleen Shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described under "-- Procedure for Tendering" below.

TIMING OF THE OFFER

     The Offer is currently scheduled to expire on             , 1997; however,
it is Laidlaw Environmental's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "-- Extension, Termination and Amendment." Laidlaw Environmental has received a commitment letter from Toronto-Dominion Bank stating that it will provide or arrange credit facilities in the amount necessary to fund payment of the Cash Consideration. See "-- Source and Amount of Funds." In the unlikely event that Laidlaw Environmental has not obtained financing for the Cash Consideration prior to five business days before the Expiration Date, Laidlaw Environmental currently intends to extend the Offer to ensure that five business days remain for Safety-Kleen Shareholders to tender their Shares in the Offer subsequent to obtaining financing. See "-- Source and Amount of Funds." Laidlaw Environmental expects that the Laidlaw Environmental Stockholder Approval
Condition will be satisfied on or about             , 1997, the date on which it
plans to call the Laidlaw Environmental Special Meeting, to approve the issuance of shares of Laidlaw Environmental Common Stock in connection with the Offer and the Merger.

EXTENSION, TERMINATION AND AMENDMENT

     Laidlaw Environmental expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "-- Conditions of the Offer" shall have occurred or shall have been determined by Laidlaw Environmental to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Laidlaw Environmental will exercise its right to extend the Offer. However, it is Laidlaw Environmental's current intention to extend the Offer until all Offer Conditions have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Safety-Kleen Shareholder to withdraw his or her Shares. See
"-- Withdrawal Rights."

     Subject to the applicable rules and regulations of the Commission, Laidlaw Environmental also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, exchange of, or, regardless of whether such Shares (and Rights, if applicable) were theretofore accepted for exchange, exchange of any Shares (and Rights, if applicable) pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares (and Rights, if applicable) not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Laidlaw Environmental Stockholder Approval Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Safety-Kleen Shareholders in connection with the Offer be promptly disseminated to Safety-Kleen Shareholders in a manner reasonably designed to inform Safety-Kleen Shareholders of such change) and without limiting the manner in which Laidlaw Environmental may choose to make any public announcement, Laidlaw Environmental shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     Laidlaw Environmental confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Laidlaw Environmental will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Laidlaw Environmental shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE OF SHARES; DELIVERY OF OFFER CONSIDERATION

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Laidlaw Environmental will accept for exchange, and will exchange, Shares (and Rights, if applicable) validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, Laidlaw Environmental expressly reserves the right to delay acceptance of or the exchange of Shares (and Rights, if applicable) in order to comply with any applicable law. In all cases, exchange of Shares (and Rights, if applicable) tendered and accepted for exchange pursuant to the Offer will be made only after receipt by the Exchange Agent of certificates for such Shares (and Rights, if applicable) (or a confirmation of a book-entry transfer of such Shares (and Rights, if applicable) in the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, Laidlaw Environmental will be deemed to have accepted for exchange Shares (and Rights, if applicable) validly tendered and not withdrawn as, if and when Laidlaw Environmental gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares (and Rights, if applicable) pursuant to the Offer. Delivery of Laidlaw Environmental Common Stock and Cash Consideration in exchange for Shares (and Rights, if applicable) pursuant to the Offer and cash in lieu of fractional shares of Laidlaw Environmental Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering Safety-Kleen Shareholders for the purpose of receiving Laidlaw Environmental Common Stock, the Cash Consideration and cash to be paid in lieu of fractional shares of Laidlaw Environmental Common Stock from Laidlaw Environmental and transmitting such Laidlaw Environmental Common Stock and cash to tendering Safety-Kleen Shareholders. Under no circumstances will interest be paid by Laidlaw Environmental by reason of any delay in making such exchange.

     If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unexchanged Shares will be returned without expense to the tendering Safety-Kleen Shareholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "-- Procedure for Tendering," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF LAIDLAW ENVIRONMENTAL COMMON STOCK

     No certificates representing fractional shares of Laidlaw Environmental Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of Laidlaw Environmental Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of Laidlaw Environmental Common Stock on the NYSE Composite Tape on the date such Safety-Kleen Shareholder's Shares are accepted for exchange by Laidlaw Environmental.

WITHDRAWAL RIGHTS

     Tenders of Shares (and Rights, if applicable) made pursuant to the Offer are irrevocable, except that Shares (and Rights, if applicable) tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Laidlaw Environmental for the Offer Consideration
pursuant to the Offer, may also be withdrawn at any time after             .

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the Shares (and Rights, if applicable) to be withdrawn, the number of Shares (and Rights, if applicable) to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares (and Rights, if applicable).

     The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares (and Rights, if applicable) have been tendered for the account of any Eligible Institution. If Shares (and Rights, if applicable) have been tendered pursuant to the procedures for book-entry tender as set forth below under "-- Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (and Rights, if applicable) and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares (and Rights, if applicable) withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Laidlaw Environmental, in its sole discretion, which determination shall be final and binding. Neither Laidlaw Environmental, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares (and Rights, if applicable) properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares (and Rights, if applicable) may be retendered by following one of the procedures described under "-- Procedure for Tendering" at any time prior to the Expiration Date.

     A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

PROCEDURE FOR TENDERING

     For a Safety-Kleen Shareholder to validly tender Shares (and Rights, if applicable) pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares (and Rights, if applicable) must be received by the Exchange Agent at such address or such Shares (and Rights, if applicable) must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) such Safety-Kleen Shareholders must comply with the guaranteed delivery procedure set forth below.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares (and Rights, if applicable) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Laidlaw Environmental may enforce such agreement against such participant.

     Safety-Kleen Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Safety-Kleen Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. If the Safety-Kleen Distribution Date occurs and separate certificates representing the Rights are distributed by Safety-Kleen or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the Safety-Kleen Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a shareholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering shareholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. Laidlaw Environmental reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange. If Rights certificates are distributed, Laidlaw Environmental will distribute a separate letter of transmittal for such Rights certificates. If Rights certificates are tendered separately from Shares, then a properly completed letter of transmittal for Rights certificates (or manually executed facsimile thereof) must be submitted with respect to such Rights. Laidlaw Environmental reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

     Nevertheless, Laidlaw Environmental will be entitled to accept for exchange Shares tendered by a shareholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation with respect to such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period, Laidlaw Environmental may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry Confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by Laidlaw Environmental to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of Laidlaw Environmental.

     The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of the mailing of the final Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facility systems may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery is not available, a tendering shareholder will be required to tender Rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

     No signature guarantee is required on the Letter of Transmittal in cases where (a) the Letter of Transmittal is signed by the registered holder(s) of the Shares (including any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) tendered therewith and such holder(s) have not completed the instruction entitled "Special Issuance Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. Otherwise, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Shares or Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH CONSIDERATION AND CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF LAIDLAW ENVIRONMENTAL COMMON STOCK, A SHAREHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH SHAREHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN SHAREHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE SHAREHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

     If a Safety-Kleen Shareholder desires to tender Shares (and Rights, if applicable) pursuant to the Offer and such shareholder's certificates are not immediately available or such shareholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares (and Rights, if applicable) may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tenders are made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Laidlaw Environmental, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

          (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     In all cases, exchanges of Shares (and Rights, if applicable) tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (and Rights, if applicable) (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering Safety-Kleen Shareholders may be paid at different times depending upon when certificates for Shares (and Rights, if applicable) or confirmations of book-entry transfers of such Shares (and Rights, if applicable) are actually received by the Exchange Agent.

     By executing a Letter of Transmittal as set forth above, the tendering Safety-Kleen Shareholder irrevocably appoints designees of Laidlaw Environmental as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares (and Rights, if applicable) tendered by such shareholder and accepted for exchange by Laidlaw Environmental and with respect to any and all other Shares (and Rights, if applicable) and other securities issued or issuable in
respect of the Shares (and Rights, if applicable) on or after             ,
1997. Such appointment is effective, and voting rights will be affected, when and only to the extent that Laidlaw Environmental deposits the shares of Laidlaw Environmental Common Stock and Cash Consideration for Shares tendered by such shareholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Laidlaw Environmental's designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such shareholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Safety-Kleen Shareholders, by written consent in lieu of any such meeting or otherwise. Laidlaw Environmental reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Laidlaw Environmental's exchange of such Shares, Laidlaw Environmental must be able to exercise full voting rights with respect to such Shares.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares (and Rights, if applicable) will be determined by Laidlaw Environmental, in its sole discretion, which determination shall be final and binding. Laidlaw Environmental reserves the absolute right to reject any and all tenders of Shares (and Rights, if applicable) determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Laidlaw Environmental's counsel, be unlawful. Laidlaw Environmental also reserves the absolute right to waive any of the conditions of the Offer (other than the Laidlaw Environmental Stockholder Approval Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares (and Rights, if applicable). No tender of Shares (and Rights, if applicable) will be deemed to have been validly made until all defects and irregularities in tenders of Shares have been cured or waived. Neither Laidlaw Environmental, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Laidlaw Environmental's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

     The tender of Shares and Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between the tendering Safety-Kleen Shareholder and Laidlaw Environmental upon the terms and subject to the conditions of the Offer.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of the Offer and the Merger and represents the opinion of Katten Muchin & Zavis, counsel to Laidlaw Environmental. It does not address any tax consequences of the Offer and the Merger to persons who exercise appraisal rights, if any, to the Merger. This summary may not apply to certain classes of persons subject to special tax treatment, such as foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. This summary is based upon laws, regulations, rulings and decisions, all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service (the "Service") on the tax consequences of the Offer and the Merger.

     The exchange of Shares for Laidlaw Environmental Common Stock and cash pursuant to the Offer and Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. In general, for U.S. federal income purposes, each Safety-Kleen Shareholder will realize gain or loss equal to the difference between (x) the amount of cash and the fair market value of the shares Laidlaw Environmental Common Stock received and (y) the Safety-Kleen Shareholder's adjusted tax basis in the Shares exchanged therefor. Such gain or loss will be capital gain or loss if the Safety-Kleen Shareholder holds the Shares as a capital asset and will be long-term gain or loss if the Safety-Kleen Shareholder's holding period for the Shares is more than eighteen months. The Safety-Kleen Shareholder will have a tax basis in the Laidlaw Environmental Common Stock received equal to the fair market value thereof and the shareholder's holding period for the Laidlaw Environmental Common Stock will begin on the day following the date of the exchange.

     If the Board of Safety-Kleen agrees to the Offer, the Merger may be restructured as a partially tax-free merger for U.S. federal income tax purposes. If the Merger is structured to qualify as a partially tax-free merger for U.S. federal income tax purposes, the material federal income tax consequences to the Safety-Kleen Shareholders will be as follows:

          1. No gain or loss will be recognized or be included in the income of a Safety-Kleen Shareholder to the extent that a Safety-Kleen Shareholder exchanges Shares for Laidlaw Environmental Common Stock in the Merger.

          2. A Safety-Kleen Shareholder will recognize taxable income to the extent that the Safety-Kleen Shareholder receives cash in the Merger in an amount equal to the lesser of (i) the amount of cash received in the Merger, or (ii) an amount equal to the difference between (a) the amount of cash and the fair market value of the shares of Laidlaw Environmental Common Stock received and (b) the Safety-Kleen Shareholder's adjusted tax basis in the Shares exchanged therefor. Such gain generally will be long-term capital gain if the Safety-Kleen Shareholder's holding period for the shares is more than eighteen months.

          3. Assuming that a Safety-Kleen Shareholder holds the Shares as a capital asset, such Shareholder's holding period for the Laidlaw Environmental Common Stock received in the Merger will include the period during which such Shares were held; and

          4. The tax basis of the Laidlaw Environmental Common Stock received in the Merger will be equal to the tax basis a Safety-Kleen Shareholder has in Shares immediately before the Merger, decreased by the amount of cash received in the Merger, and increased by the amount of gain recognized by a Safety-Kleen Shareholder in the Merger.

     This summary relates to some of the anticipated federal income tax consequences of the Offer and the Merger. The analysis contain herein does not address state, local or foreign tax consequences of the Offer and the Merger, and is not intended as a substitute for careful tax planning, particularly since certain of the tax consequences of the Offer and the Merger will not be the same for all taxpayers. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Merger to such holder.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed and traded on the NYSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, (ii) the number of record holders of 100 or more Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million. According to the Safety-Kleen Form 10-Q for quarter ended September 6, 1997, there were, as of September 6, 1997, 58,400,729 Shares outstanding. As of December 28, 1996 there were 8,042 holders of record of Shares.

     If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System ("Nasdaq") or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

     The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated by Safety-Kleen upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Safety-Kleen to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Safety-Kleen and persons holding "restricted securities" of Safety-Kleen to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

     The Rights currently are registered under the Exchange Act and are listed on the NYSE, but currently are attached to the outstanding Shares and are not separately transferable. If the Distribution Date occurs, the Rights may become transferable apart from the Shares, unless previously redeemed. If the Rights are not redeemed or invalidated and Laidlaw Environmental waives the Rights Plan Condition, then the foregoing discussion with respect to the effect of the Offer on the Shares would be similarly applicable to the Rights (although the continued listing criteria are different).

PURPOSE OF THE OFFER; THE MERGER

     The purpose of the Offer is to enable Laidlaw Environmental to obtain control of, and ultimately the entire equity interest in, Safety-Kleen.

     The Offer, as the first step in the acquisition of Laidlaw Environmental, is intended to facilitate the acquisition of all Shares. Laidlaw Environmental presently intends, following consummation of the Offer, to propose and seek to have Safety-Kleen effect the Merger. In the Merger, each outstanding Share (other than Shares owned by Laidlaw Environmental or any of its affiliates, Shares held in the treasury of Safety-Kleen or by any subsidiary of Safety-Kleen and Shares owned by Safety-Kleen Shareholders who perfect dissenter rights under Wisconsin law) would be canceled in exchange for the right to receive the Offer Consideration. Assuming the conditions to the Offer are satisfied or waived and Laidlaw Environmental consummates the Offer, Laidlaw Environmental would consummate the Merger without any additional vote of the holders of Laidlaw Environmental Common Stock or the vote of any other Safety-Kleen Shareholder.

     It is Laidlaw Environmental's current intention to consummate the Offer as soon as the conditions to the Offer are satisfied and to consummate the Merger
in               .

CONDITIONS OF THE OFFER

     Minimum Tender Condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Laidlaw Environmental and its affiliates, will constitute at least two-thirds of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares, other than the Rights, had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Laidlaw Environmental pursuant to the Offer. Based upon information set forth in the Safety-Kleen Form 10-Q for quarter ended September 6, 1997, as of September 6, 1997, there were 58,400,729 Shares outstanding. As of October 29, 1997, Laidlaw Environmental owned 601,100 Shares, or approximately 1.03% of the outstanding Shares. Based on the foregoing, Laidlaw Environmental believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 42,302,789 Shares (or 66 2/3%) of the Shares expected to be outstanding immediately prior to the consummation of the Offer had been validly tendered pursuant to the Offer and not withdrawn. Laidlaw Environmental reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to exchange fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer; provided, however, that, in the event of such waiver or amendment, the Offer shall expire no sooner than ten business days from the date of such waiver or amendment.

     Laidlaw Environmental Stockholder Approval Condition. The Offer is conditioned, among other things, upon the satisfaction of the Laidlaw Environmental Stockholder Approval Condition. The authorization to increase the number of shares of Laidlaw Environmental Common Stock to 750,000,000 must be approved by a majority of the outstanding shares of Laidlaw Environmental Common Stock. The issuance of Laidlaw Environmental Common Stock pursuant to the Offer and the Merger must be approved by the holders of a majority of the shares of Laidlaw Environmental Common Stock voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Laidlaw Environmental Common Stock outstanding on the applicable record date. Laidlaw Environmental intends to seek such approvals at the Laidlaw
Environmental Special Meeting to be held on or about             , 1997.
Laidlaw, which presently owns 67% of Laidlaw Environmental Common Stock, intends to vote its shares to approve the increase in the number of shares of Laidlaw Environmental Common Stock and the issuance of Laidlaw Environmental Common Stock pursuant to the Offer and the Merger.

     Rights Plan Condition. The Offer is conditioned upon, among other things, the satisfaction of the Rights Plan Condition. The Rights Plan Condition may be satisfied in several ways, including the current

Safety-Kleen Board may (a) amend the Rights Agreement so that the Rights would not be triggered by the Offer and the Merger or (b) redeem the Rights.

     Set forth below is certain additional information concerning the Rights Agreement. This information is based upon information included in Safety-Kleen's publicly filed documents.

     On November 9, 1988, the Safety-Kleen Board declared a dividend of one common share purchase right ("Right") on each outstanding Share payable to Safety-Kleen Shareholders of record on November 21, 1988 (the "Record Date"). Each Right entitles the holder thereof to buy one Share at an exercise price of $73.33, subject to adjustment. The terms of the Rights are set forth in the Rights Agreement. The following description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is filed as an exhibit to the Safety-Kleen Registration Statement on Form 8-A dated December 28, 1988, as amended on August 27, 1990.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Shares or (ii) 10 business days (or such later date as may be determined by action of the Safety-Kleen Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Share certificates.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificate alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on November 21, 1998 (the "Final Expiration Date"), unless the Rights are earlier redeemed by Safety-Kleen, as described below.

     A person shall not be deemed to have become an "Acquiring Person" for any purposes if, as determined in good faith by the Safety-Kleen Board, he inadvertently becomes an Acquiring Person and promptly thereafter divests himself of sufficient Shares to no longer be an "Acquiring Person".

     The Purchase Price payable, and the number of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Shares, (ii) upon the grant to holders of the Shares of certain rights or warrants to subscribe for or purchase Shares at a price, or securities convertible into Shares with a conversion price, less than the then current market price of the Shares or (iii) upon the distribution to holders of the Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Shares) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

     If any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will have the right to receive upon exercise of such Right that number of Shares having a market value of two times the exercise price of the Right.

     In addition, if Safety-Kleen is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a

Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Shares, the Safety-Kleen Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Share per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Shares, the Safety-Kleen Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Safety-Kleen Board in its sole discretion may establish; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Shares. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Safety-Kleen Board without the consent of the holders of the Rights including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Shares then known to Safety-Kleen to be beneficially owned by any person or group of affiliated or associates persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Safety-Kleen including, without limitation, the right to vote or to received dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire Safety-Kleen in a manner which causes the Rights to become exercisable.

     Wisconsin Statutory Conditions. The Offer is conditioned upon, among other things, Laidlaw Environmental being satisfied, in its sole discretion, either that the provisions of Section 180.1141 and Section 180.1150 of the Wisconsin Statutes are inapplicable to Laidlaw Environmental, LES Acquisition and the transactions contemplated herein, or that (i) full voting rights for all Shares to be acquired by Laidlaw Environmental and LES Acquisition pursuant to the offer have been restored by approval of the shareholders of Safety-Kleen pursuant to the Wisconsin Statutes, and (ii) the Wisconsin Statutes will not prohibit for any period of time the consummation of the Merger or any other "business combination" (as defined in such statutes) involving Safety-Kleen and Laidlaw Environmental or LES Acquisition, or any of their respective affiliates.

     Section 180.1141 of the Wisconsin Statutes ("Wisconsin Business Combination Statute") prohibits certain business combinations involving a Wisconsin "resident domestic corporation" (as defined in Section 180.1140(9)(a) of the Wisconsin Statutes). This portion of the Wisconsin Statutory Condition may be satisfied by (i) the Safety-Kleen Board of Directors approving the Offer for the purposes of Section 180.1141 prior to the consummation of the offer or (ii) Laidlaw Environmental being satisfied, in its sole discretion, that Safety-Kleen is not a "resident domestic corporation" as defined in Section 180.1140(9)(a) of the Wisconsin Statutes. For a Summary of the Business Combination Statute, see "Comparison of the Rights of Holders of Shares and Laidlaw Environmental Common Stock -- Comparison of Delaware and Wisconsin Law-Differences -- Anti-Takeover Statutes."

     Section 180.1150 of the Wisconsin Statutes ("Wisconsin Control Share Statute") limits the voting power of shares of a "resident domestic corporation" (as defined in Section 180.1150(1)(c)) of the Wisconsin Statutes) that are held by certain persons holding in excess of 20% of the voting power of such shares in the election of the directors. This portion of the Wisconsin Statutory Condition may be satisfied by (i) the affirmative vote of a majority of the voting power of shares represented and entitled to vote at a special meeting of Safety-Kleen Shareholders to restore regular voting power of the Shares to be acquired by Laidlaw Environmental, or (ii) Laidlaw Environmental being satisfied, in its sole discretion, that the provisions of the Wisconsin Control Share Acquisition Statute do not in any way restrict Laidlaw Environmental's and LES Acquisition's ability to consummate the Merger. For a summary of the Wisconsin Control Share Acquisition Statute, see "Comparison of the Rights of Holders of Shares and Laidlaw Environmental Common Stock -- Comparison of Delaware and Wisconsin Law-Differences -- Anti-Takeover Statutes."

     Laidlaw Environmental and LES Acquisition are requesting that Safety Kleen's Board of Directors take appropriate action so that the Wisconsin Business Combination Law is not applicable to the acquisition of Shares pursuant to the Offer or a subsequent business combination involving Laidlaw Environmental or LES Acquisition and Safety-Kleen. There can be no assurance that the Safety-Kleen Board of Directors will do so.

     The Wisconsin Statutes contain certain other provisions restricting certain business combinations and other transactions with significant shareholders under certain circumstances. Section 180-1150 of the Wisconsin Statutes limits, under certain circumstances, the voting power of a shareholder that holds in excess of 20% of the voting power of certain corporations. See "Comparison of Delaware and Wisconsin Law -- Differences."

     Regulatory Approval Condition. The Offer is conditioned upon, among other things, all regulatory approvals required to consummate the Offer (the "Requisite Regulatory Approvals") having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Laidlaw Environmental Board determines will or reasonably could be expected to materially impair the strategic and financial benefits expected to result from the Offer. Laidlaw Environmental will use its reasonable best efforts to obtain the Requisite Regulatory Approvals. As described below, applications and notices seeking the Requisite Regulatory Approvals have been or will be promptly filed. The Offer cannot proceed in the absence of the Requisite Regulatory Approvals. Although no assurances can be given, Laidlaw Environmental anticipates that it will receive all regulatory approvals on a timely basis.

     Antitrust. Under the HSR Act, and the Rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares by Laidlaw Environmental pursuant to the Offer is subject to the expiration of the statutory waiting period under the HSR Act.

     Laidlaw intends to file with the DOJ and the FTC a Hart-Scott-Rodino Notification and Report Form (the "Notification Form") with respect to the Offer. Under the applicable provisions of the HSR Act, the purchase of Shares under the Offer could not be consummated until the expiration of a 30-day waiting period following the filing of the Notification Form by Laidlaw, unless Laidlaw receives a request for additional information or documentary material or the DOJ and the FTC terminate the waiting period thereto. If, within such 30-day waiting period, either the DOJ or the FTC requests additional information or material from Laidlaw and/or Safety-Kleen concerning the Offer, the waiting period will be extended for an additional 20 days after Laidlaw has substantially complied with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Laidlaw.

     Laidlaw Environmental will not accept for exchange Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

     Federal and state antitrust enforcement agencies frequently scrutinize, under the antitrust laws, transactions such as Laidlaw Environmental's acquisition of Shares pursuant to the Offer. At any time before or after Laidlaw Environmental's acquisition of Shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Laidlaw

Environmental or divestiture of substantial assets of Laidlaw Environmental and/or Safety-Kleen. Private parties may also bring legal action under the antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which both Laidlaw Environmental and Safety-Kleen are engaged, Laidlaw Environmental believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, Laidlaw Environmental will prevail.

     The Antitrust Division and the FTC are referred to herein as the "Regulatory Commissions."

     Canadian Competition Act. Under the Canadian Federal Competition Act (the "Competition Act"), acquisition transactions, insofar as they relate to the acquisition of such Canadian subsidiaries, qualify as a "merger" if they are of sufficient size to be subject to the notification and waiting period requirements of the Competition Act. The Competition Act is administered by the Canadian Director of Investigation and Research appointed under the Competition Act (the "Competition Act Director"). Laidlaw Environmental believes that the proposed transaction requires notification and intends to file the required information with the Competition Act Director.

     Under separate "merger" provisions of the Competition Act, which operate independently of its notification and waiting period requirements, if an acquisition is likely to give rise to a substantial prevention or lessening of competition in a market in Canada, the Competition Act Director may apply for a remedial order (such as an injunction or an order to divest specified assets or securities) to be issued by a quasi-judicial body (the "Competition Tribunal").

     Europe. The acquisition of Shares by Laidlaw Environmental pursuant to the Offer is subject to prior notification requirements of several of the member countries of the European Union in which Safety-Kleen operates. Based on the limited information concerning Safety-Kleen that is available to Laidlaw Environmental, filings will be necessary in the Republic of Ireland and Federal Republic of Germany. In addition, filings may also be necessary in Italy and Belgium. The necessary filings must be made in sufficient time to allow the passing of a one month waiting period before Laidlaw Environmental's acquisition of shares pursuant to the Offer may be completed. No pre-merger notification under the European Economic Community's Merger Control Regulation is required for the proposed transaction.

     General. Except as set forth above, based upon an examination of publicly available information filed by Safety-Kleen with the Commission and other publicly available information with respect to Safety-Kleen, Laidlaw Environmental is not aware of (a) any license or regulatory permit which appears to be material to the business of Safety-Kleen and its subsidiaries, taken as a whole, and which is likely to be adversely affected by Laidlaw Environmental's acquisition of Shares pursuant to the Offer or (b) any approval or other action by any state, federal or foreign governmental administrative or regulatory agency or authority that would be required prior to the acquisition of Shares pursuant to the Offer. Laidlaw Environmental presently intends to take such actions with respect to any approvals as will enable it to consummate the Offer. In this regard, Laidlaw Environmental expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the consummation of the Offer.

     There can be no assurance that any license, permit, approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or, if so obtained, when it would be obtained, or that adverse consequences might not result to Safety-Kleen, Laidlaw Environmental or their respective businesses in the event of adverse regulatory action or inaction.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, LAIDLAW ENVIRONMENTAL HAVING RECEIVED ALL NECESSARY OR DESIRABLE GOVERNMENTAL AND REGULATORY APPROVALS AND CONSENTS FOR THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING APPROVALS AND CONSENTS FROM THE REGULATORY COMMISSIONS AND SUCH APPROVALS AND CONSENTS HAVING BECOME FINAL ORDERS AND SUCH FINAL ORDERS NOT HAVING IMPOSED TERMS OR CONDITIONS WHICH, IN THE AGGREGATE, WOULD HAVE OR, INSOFAR AS REASONABLY CAN BE FORESEEN, COULD HAVE A

MATERIAL ADVERSE EFFECT ON THE BUSINESS, ASSETS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS OF LAIDLAW ENVIRONMENTAL, SAFETY-KLEEN AND THEIR RESPECTIVE SUBSIDIARIES TAKEN AS A WHOLE.

     Certain Other Conditions of the Offer. Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Laidlaw Environmental's obligation to exchange or return tendered Shares promptly after the termination or withdrawal of the Offer), Laidlaw Environmental shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange for tendered Shares and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged if at the Expiration Date any of the Offer Conditions have not been satisfied or waived or if on or after the date of this Prospectus and on or prior to the Expiration Date any of the following events shall not have occurred:

          (a) The shares of Laidlaw Environmental Common Stock (and accompanying Rights) which shall be issued to the Safety-Kleen Shareholders in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

          (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Merger or any of the other transactions contemplated by this Prospectus shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Merger.

          (d) There shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on times or prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close
     of business on                , 1997, (iii) any change in the general
     political, market, economic, regulatory or financial conditions in the United States or abroad that could, in the reasonable judgment of Laidlaw Environmental, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Safety-Kleen or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor,
     (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that in the reasonable judgment of Laidlaw Environmental might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the sole benefit of Laidlaw Environmental and may be asserted by Laidlaw Environmental regardless of the circumstances giving rise to any such conditions (including any action or inaction by Laidlaw Environmental) or may be waived by Laidlaw Environmental in whole or in part (other than the Laidlaw Environmental Stockholder Approval Condition, the Regulatory Approval Condition and the condition relating to effectiveness of the Registration Statement). The determination as to whether any condition has been satisfied shall be in the sole judgment of Laidlaw Environmental and will be final and binding on all parties. The failure by Laidlaw Environmental at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Laidlaw Environmental reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Shares, Laidlaw Environmental will either promptly exchange such Shares or promptly return such Shares.

SOURCE AND AMOUNT OF FUNDS

     Laidlaw Environmental estimates that the total amount of funds required pursuant to the Offer to pay for the Cash Consideration in connection with the exchange of all Shares outstanding on a fully diluted basis, to refinance Laidlaw Environmental's existing bank debt, to refinance Safety-Kleen's existing and outstanding indebtedness and to pay fees and expenses related to the Offer will be approximately $1.5 billion. See "The Offer -- Fees and Expenses." Laidlaw Environmental plans to obtain the outside funds necessary to finance the Cash Consideration pursuant to credit facilities to be arranged by TD Securities
(USA), Inc. ("TDSI"). Laidlaw Environmental has received a written financing commitment (the "Commitment Letter") from TDSI and Toronto-Dominion Bank ("TD") to provide senior secured credit facilities in the aggregate principal amount of up to $1.8 billion (the "Senior Credit Facilities"). The terms of the definitive agreement for the Senior Credit Facilities (the "Loan Agreement") have not yet been finalized. The following is a summary of the anticipated principal terms of the Senior Credit Facilities based upon the Commitment Letter. This summary is subject to finalization of the Loan Agreement and is qualified in its entirety
by reference to the Commitment Letter, which is filed as Exhibit   hereto.

     The Credit Facilities will consist of four parts: (i) a $400,000,000 6-year Senior Secured Revolving Credit Facility with a $200,000,000 letter of credit sublimit (the "Revolving Credit Facility" or "Facility A"), (ii) a $500,000,000 6-year Senior Secured Amortizing Term Loan ("Facility B"), (iii) a $450,000,000 Minimally Amortizing 7-year Senior Secured Term Facility ("Facility C") and (iv) a $450,000,000 Minimally Amortizing 8-year Senior Secured Term Loan ("Facility D"); (Facility B, Facility C and Facility D, collectively, the "Term Loans"). The Credit Facilities will be secured by all of the tangible assets of the combined companies to the extent required by the syndicate of banks and other financial institutions (collectively, the "Lenders") acceptable to Laidlaw Environmental and the Agent that will make the loans pursuant to the Credit Facilities. All of the capital stock of Laidlaw Environmental's subsidiaries, including the acquired Safety-Kleen subsidiaries, will be pledged as part of such security for the Credit Facilities, and such subsidiaries will guaranty the obligations of Laidlaw Environmental to the Lenders. The Term Loans will be drawn in full on the closing date. The Revolving Credit Facility will be available commencing on the closing date at which time $200,000,000 will be available for letters of credit and $250,000,000 will be available for loans, subject to an aggregate maximum of $400,000,000.

     Facility A will have no scheduled amortization. The Term Loans will require aggregate principal repayments of $84 million in each of years 1, 2, 3 and 4, $109 million in each of years 5 and 6, $428 million in year 7 and $419 million in year 8.

     Borrowings under the Senior Credit Facilities will bear interest at a floating rate based upon, at LES Acquisition's option, (i) the higher of the TD prime rate and the federal funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") adjusted for reserves, in each case plus a margin based upon the total leverage ratio of LES Acquisition. LES Acquisition also will pay administration fees, commitment fees, re-syndication fees (under certain circumstances), certain expenses and provide certain indemnities, all of which LES Acquisition believes to be customary for commitments of this type. The commitment fees have been paid or will be payable, as applicable, in stages, beginning with the execution of the Commitment Letter and ending with a final payment upon consummation of the financing. The Commitment Letter may be extended beyond its expiration date of [March 31, 1998] upon payment of an additional fee.

     The Loan Agreement will contain conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

     TD's commitment to provide the Senior Credit Facilities is conditioned on, among other things, the following: the negotiation, execution and delivery of the Loan Agreement; receipt of all necessary or desirable governmental, shareholder and third party consents; the absence of a material adverse change in the business assets, operations, condition (financial or otherwise), or prospects of LES Acquisition, Safety-Kleen and their respective subsidiaries on a consolidated basis; the execution of definitive agreements relating to the Merger and the Offer; satisfactory completion of due diligence examinations; prior or contemporaneous repayment in full of all existing indebtedness of each of LES Acquisition and Safety-Kleen; and the successful syndication of $400 million of the $1.8 billion commitment; and after consummation of the transactions at closing, either (i) Laidlaw Environmental shall hold a sufficient number of shares to effect the Merger or (ii) the Merger shall have been or, concurrently with the closing, shall be, consummated, and the surviving corporation shall be a wholly-owned subsidiary of LES Acquisition.

     It is anticipated that the indebtedness incurred through borrowings under the Senior Credit Facilities will be repaid from funds generated internally by LES Acquisition and its subsidiaries, and from other sources. No final decisions have been made concerning the method LES Acquisition will employ to repay such indebtedness. Such decisions when made will be based on LES Acquisition 's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

CERTAIN DEBT INSTRUMENTS OF SAFETY-KLEEN

     The total long term debt of Safety-Kleen as of September 6, 1997 totaled $246,080,000. This long term debt is comprised of (i) 9 1/4% Senior Notes due in 1999 (the "9 1/4% Notes"); (ii) 8 1/2% Senior Notes due in 1998 (the "8 1/2%
Notes"), together with the 9 1/4% Notes, (the "Notes"); and (iii) unsecured notes payable to banks under revolving lines of credit and uncommitted lines of credit.

     Upon the occurrence of a downgrade in a credit agency's rating of the 9 1/4% Notes in conjunction with a change of control, each holder of the Notes may require the repurchase of all or part of such holder's Notes at a price equal to the principal amount plus accrued interest.

RELATIONSHIPS WITH SAFETY-KLEEN

     Except as to the transactions described below effected on the New York Stock Exchange by a wholly owned subsidiary of Laidlaw Environmental, neither Laidlaw Environmental nor, to the best of its knowledge, any of the persons listed on Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of Safety-Kleen nor have they effected any transaction in such equity securities during the last 60 days.

                                                                NUMBER OF        PRICE
DATE PURCHASED                                                SHARES BOUGHT    PER SHARE
--------------                                                -------------    ---------
  10/02/97..................................................         100       $23.8750
  10/28/97..................................................      78,000       $20.5000
  10/28/97..................................................      85,000       $20.7500
  10/28/97..................................................      43,000       $21.5000
  10/28/97..................................................      23,000       $19.7500
  10/28/97..................................................      10,000       $20.2600
  10/28/97..................................................       2,000       $19.5000
  10/29/97..................................................     191,000       $22.0000
  10/29/97..................................................      91,000       $21.9375
  10/29/97..................................................      25,100       $21.8750
  10/29/97..................................................      38,200       $21.8125
  10/29/97..................................................       9,700       $21.7500
  10/29/97..................................................       5,000       $21.6250

     Neither Laidlaw Environmental nor, to the best of its knowledge, any of the persons listed on Schedule A hereto has (i) any contract, arrangement, understanding or relationship with any other person with respect to any securities of Safety-Kleen, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; (ii) had any contacts or negotiations with Safety-Kleen or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, except as described herein; or (iii) has had any transaction with Safety-Kleen or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer except existing and present business relationships (e.g., providing services to each other or considering the purchase or sale of discrete assets or operations or alliances) in the ordinary course of business none of which are material, the sale of certain assets of a Laidlaw Environmental subsidiary to Safety-Kleen in February 1996 and the accompanying cooperative services agreement which is in the process of being terminated.

FEES AND EXPENSES

     Laidlaw Environmental has retained Morrow & Co., Inc. ("Information Agent") to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, electronic mail and personal interviews and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners of Shares. The Information
Agent will be paid a customary fee of up to $          for such services, plus
reimbursement of out-of-pocket expenses, and Laidlaw Environmental will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

     Bear Stearns is acting as financial advisor to Laidlaw Environmental in connection with its effort to acquire Safety-Kleen, for which services Laidlaw Environmental has paid to Bear Stearns aggregate fees equal to $1,500,000, and has agreed to pay additional amounts to Bear Stearns (up to a maximum of $3,250,000).

     Raymond James is acting as financial advisor to Laidlaw Environmental in connection with its effort to acquire Safety-Kleen, for which services, and for assistance rendered by Raymond James in connection with prior purchases of Shares by Laidlaw, Laidlaw has agreed to pay Raymond James aggregate fees up to a maximum of $1,000,000 (all of which is contingent upon consummation of the Merger).

     Laidlaw Environmental has also agreed to reimburse each of the Financial Advisors for necessary and reasonable advisor, consultant, and attorney's fees incurred in connection with its engagement, and has agreed to indemnify each of Bear Stearns and Raymond James and certain related persons and entities against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under the federal securities laws. In connection with each of Bear Stearns' and Raymond James' engagement, Laidlaw Environmental anticipates that certain employees of Bear Stearns and Raymond James may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Safety-Kleen Shareholders. Neither Bear Stearns nor Raymond James will receive any fee for or in connection with such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above.

     In addition to the fees to be received by each of Bear Stearns and Raymond James in connection with its engagement as financial advisor to Laidlaw Environmental, Raymond James has in the past rendered various investment banking and financial advisory services for Laidlaw Environmental for which it has received customary compensation. Both Bear Stearns and Raymond James may in the future render services to Laidlaw Environmental for which they will receive customary fees.

     Laidlaw Environmental will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Laidlaw Environmental will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Laidlaw Environmental for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

     Laidlaw Environmental will account for the acquisition of Shares pursuant to the Offer and the Merger using the purchase method of accounting. Accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Safety-Kleen's financial position and results of operations will not be included in Laidlaw Environmental's consolidated accounts prior to the consummation date of the Merger.

STOCK EXCHANGE LISTING

     The Laidlaw Environmental Common Stock (with accompanying Rights) is listed on the NYSE and the Pacific Exchange, Inc. (the "Pacific Exchange"). Application will be made to list the Laidlaw Environmental Common Stock to be issued pursuant to the Offer and the Merger on the NYSE and the Pacific Exchange. As described above under "The Offer -- Conditions of the Offer -- Laidlaw Environmental Shareholder Approval Condition," pursuant to the rules of the NYSE, the issuance of Laidlaw Environmental Common Stock in the Offer and the Merger must be approved by the holders of a majority of the shares of Laidlaw Environmental voting stock, voting as a single class, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Laidlaw Environmental voting stock outstanding on the applicable record date.

     Wisconsin State Laws. Although Laidlaw Environmental and LES Acquisition consider it unlikely, it is possible that the Offer may be subject to Chapter 552 of the Wisconsin Statutes (the "Wisconsin Corporate Take-Over Law"). The Wisconsin Corporate Take-Over Law makes it unlawful, under certain circumstances, for any person to make a take-over offer involving a target company in Wisconsin, which meets certain criteria, or to acquire any equity securities of such a target company pursuant to the take-over offer, unless a registration statement has been filed with the Wisconsin Division of Securities ten days prior to the commencement of the take-over offer and has become effective or such take-over is exempted by rule or order of the Wisconsin Division of Securities. The Wisconsin Corporate Take-Over Law also imposes certain reporting and filing requirements on persons making such a take-over offer and makes unlawful certain fraudulent and deceptive practices, all of which provisions may be applicable to the Offer. The applicability of the Wisconsin Corporate Take-Over Law depends on the percentage of Safety-Kleen's outstanding common shares held of record by residents of Wisconsin, which is not determinable with certainty from publicly available information. Laidlaw Environmental and LES Acquisition intended to apply to the Wisconsin Division of Securities an exemption order permitting the Offer to be made without prior registration, provided that no Shares are purchased or taken up pursuant to the Offer unless a registration is effective or registration is found not to be required after the information necessary to make this determination is obtained from Safety-Kleen. If it is found that compliance is required, Laidlaw Environmental and LES Acquisition presently intend to comply with the Wisconsin Corporate Take-Over Law, including making any required filings. Laidlaw Environmental and LES Acquisition both have reserved their rights to challenge the constitutionality of the Wisconsin Corporate Take-Over Law or its applicability to them.

                                   THE MERGER

GENERAL

     If the Minimum Tender Condition and other Offer Conditions are satisfied and the Offer is consummated, Laidlaw Environmental and its affiliates will own two-thirds of the outstanding Shares. Accordingly, Laidlaw Environmental and its affiliates will at such time have sufficient voting power in Safety-Kleen to approve the Merger independently of the votes of any other Safety-Kleen Shareholders, and Laidlaw Environmental presently intends to vote any and all Shares then owned by Laidlaw Environmental and its affiliates to approve the Merger.

     Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Laidlaw Environmental does not believe would be applicable to the Merger as long as the Merger occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning

Safety-Kleen, and certain information relating to the fairness of the proposed transaction and the consideration offered to Safety-Kleen Shareholders therein, be filed with the Commission and disclosed to Safety-Kleen Shareholders prior to consummation of the Merger.

     Laidlaw Environmental reserves the right to acquire, following the consummation or termination of the Offer, additional Shares through open-market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. Laidlaw Environmental and its affiliates also reserve the right to dispose of any or all Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

     In connection with the Offer, Laidlaw Environmental has reviewed, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires all or substantially all of the common equity interest in Safety-Kleen. Laidlaw Environmental also intends to conduct a detailed review of Safety-Kleen and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider which changes, if any, would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in Safety-Kleen's business, corporate structure, capitalization, the Safety-Kleen Board or management, and consideration of disposition of certain assets or lines of business of Safety-Kleen.

     If the Merger is consummated, Laidlaw Environmental will consider the sale of two assets after the Merger: (i) Safety-Kleen's European operations and (ii) Safety-Kleen's Oil Recovery Services business. Laidlaw Environmental will fully assess these potential divestitures, and possibly other potential divestitures, as additional information regarding Safety-Kleen becomes available.

     Except as noted herein, Laidlaw Environmental does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving Safety-Kleen or any of its subsidiaries, or any material changes in Safety-Kleen's corporate structure or business. However, because Laidlaw Environmental has not had access to Safety-Kleen's books and records, additional changes may be made after a full review of Safety-Kleen's operations is completed.

DISSENTER RIGHTS

     Holders of Shares do not have appraisal rights as a result of the Offer. However, in the event the Merger is consummated, the Safety-Kleen Shareholders would have dissenter rights with respect to the Merger under the Wisconsin Statutes Section 180.1302.

                       INFORMATION REGARDING SAFETY-KLEEN

     The following information is taken from the Safety-Kleen Annual Report on Form 10-K for the fiscal year ending December 28, 1996.

     Safety-Kleen is a leader in servicing the recycling and waste needs of companies in the automotive/retail repair, industrial, imaging and other business sectors. Over 2,800 Safety-Kleen specialists service customers from a branch network that extends across North America and Western Europe.

     Focusing primarily on the needs of smaller businesses, Safety-Kleen performed nearly five million individual services and reclaimed more than 300 million gallons of contaminated fluid through a network of 230 branches worldwide in 1996. Safety-Kleen collects and recycles used products at thirteen recycle centers, two lube oil re-refineries, and three fuel-blending facilities.

     Safety-Kleen operates in the continental U.S., Canada, the United Kingdom, the Republic of Ireland, Puerto Rico, Belgium, France, Italy, Spain and Germany. Safety-Kleen has licensee operations in Japan and Korea. Safety-Kleen Corp. was incorporated in July, 1963 under the laws of the State of Wisconsin.

                  INFORMATION REGARDING LAIDLAW ENVIRONMENTAL

     The following describes the business and management of Laidlaw Environmental. Additional information regarding Laidlaw Environmental is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

BUSINESS OF LAIDLAW ENVIRONMENTAL

     Laidlaw Environmental provides hazardous and industrial waste management services throughout North America. Laidlaw Environmental collects, transports, treats and disposes of waste by incineration, landfilling and other methods at its facilities located in the United States and Canada. Laidlaw Environmental also operates waste processing, recycling and repackaging facilities and has analytical laboratories at its facilities in several states.

     On May 15, 1997, pursuant to a February 6, 1997, stock purchase agreement (the "Stock Purchase Agreement") between Rollins Environmental Services, Inc. ("Rollins") and Laidlaw Inc. ("Laidlaw"), Rollins acquired (the "Acquisition") the hazardous and industrial waste operations of Laidlaw ("Old LESI" or the "Accounting Acquirer"). The business combination was accounted for as a reverse acquisition using the purchase method of accounting. Rollins issued 120 million Common Shares and a $350 million 5% subordinated convertible debenture, and paid $349.1 million in cash ($400 million, less debt of $50.9 million assumed), to Laidlaw to consummate the Acquisition. Concurrent with the closing of the Acquisition, the continuing legal entity changed its name from "Rollins Environmental Services, Inc." to "Laidlaw Environmental Services, Inc." As a result of the Acquisition, Laidlaw owns 67% of the issued common shares of Laidlaw Environmental. Laidlaw Environmental accordingly adopted the Accounting Acquirer's fiscal year-end of August 31.

     Old LESI consisted of all direct and indirect subsidiaries of Laidlaw engaged in the hazardous and industrial waste business, other than JTM Industries, Inc. and its subsidiary, KBK Enterprises, Inc. Prior to the Acquisition, Old LESI provided hazardous and industrial waste services from 85 service locations in 26 states and seven Canadian provinces. Although Old LESI was a conglomerate of separate entities, these entities conducted such services primarily under the name "Laidlaw Environmental Services."

     Laidlaw Environmental was incorporated in Delaware in 1968. Its principal executive office is located at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201 and its telephone number is 803-933-4200.

     Laidlaw Environmental, in providing hazardous and industrial waste services, is engaged in five primary lines, or classes, of business: (a) service center, (b) landfill, (c) incineration, (d) transportation and (e) specialty services, including polychlorinated biphenyl ("PCB") management, wastewater treatment and other specialty services.

     The percentages of Laidlaw Environmental's gross revenue contributed by its business classes for the last three fiscal years ended August 31, were as follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Service Centers.............................................   38%    39%    41%
Landfill....................................................   22     25     21
Incineration................................................   11      4      4
Transportation..............................................   12     12     15
Specialty Services..........................................   17     20     19
                                                              ---    ---    ---
          Total Revenue.....................................  100%   100%   100%
                                                              ===    ===    ===

SERVICE CENTERS

     Service centers across the United States and Canada work in partnership with Laidlaw Environmental's treatment and disposal facilities to provide an integrated service delivery system. Waste materials are transported from a customer site to a service center, where they are temporarily stored or consolidated with compatible waste streams for more efficient transportation to final treatment and/or disposal destinations. All of Laidlaw Environmental's service centers in the United States have Part B permits under the United States Resource Conservation and Recovery Act ("RCRA") that, among other things, allow Laidlaw Environmental to store waste for up to one year for bulking and/or transfer purposes. Additionally, Laidlaw Environmental operates smaller satellite locations which act as local collection points for the service centers. Through its service center network, Laidlaw Environmental can access its customers quickly in order to collect their waste streams, thus enabling customers to remain in compliance with on-site storage regulations.

     Laidlaw Environmental also has on-site field operations headquartered at its service centers, including lab-packing services, field services and household hazardous waste collection programs.

     Laidlaw Environmental performs a variety of resource recovery processes at many of its service centers. Resource recovery involves the distillation of used solvents to remove contaminants and then the return of the material to the market as a solvent or for use as fuel. Most of these hazardous materials come from the aerospace and transportation industries and the metals finishing industries. Fuel substitution, mainly, in the energy intensive cement manufacturing process, is the most prevalent form of resource recovery.

LANDFILLS

     Laidlaw Environmental operates 12 landfills located throughout the United States and Canada. A total of eight landfills are designed and permitted for the disposal of hazardous wastes. Four landfills are operated for non-hazardous industrial waste disposal, and to a lesser extent, municipal solid waste.

     Laidlaw Environmental operates eight of the 23 permitted hazardous waste landfills in North America, with 52 million cubic yards of remaining permitted capacity (which at current fill rates represents in excess of 50 years of capacity). Of these facilities, six are located in the United States and two in Canada.

     In the United States, Laidlaw Environmental's hazardous waste landfills have been issued RCRA Subtitle C permits. The EPA's permitting process for RCRA Subtitle C landfills is very rigorous. Before a permit can be issued, the applicant must provide detailed waste analysis, spill prevention and control counter-measure plans, detailed design specifications (which include liner design, leak detection systems and rainwater removal systems), groundwater monitoring, employee training and geologic/hydrogeologic investigations. Furthermore, the applicant must post financial assurance instruments for landfill cell and site closure and post-closure care. All six of Laidlaw Environmental's United States hazardous waste landfills have received Part B landfill permits and meet or exceed Subtitle C requirements. These permits are generally issued for periods of five or ten years, after which the permit must be reviewed by state and/or federal regulators before the permit can be renewed for additional terms. Management is not aware of any issues at any of Laidlaw Environmental's sites that would preclude the renewal of its Part B landfill permits. During the last 12 months, approximately 0.9 million cubic yards of hazardous wastes were disposed of in these landfills.

     In addition to its hazardous waste landfill sites, Laidlaw Environmental operates four nonhazardous industrial landfills with over 209 million cubic yards of remaining permitted capacity. Laidlaw Environmental's non-hazardous landfill facilities are permitted to accept commercial industrial waste, including wastes from foundries, demolition and construction, machine shops, automobile manufacturing, printing, metal fabrications and recycling. Laidlaw Environmental's facility in Carbon County, Utah also accepts municipal solid waste. During the last 12 months, 1.4 million cubic yards of non-hazardous wastes were disposed of in these landfills.

INCINERATION

     Laidlaw Environmental offers a wide range of technological capabilities and locations to customers through a collection of incineration facilities. Incineration is the preferred method for the treatment of organic hazardous waste, because it effectively destroys the contaminants at temperatures in excess of 2,000 degrees Fahrenheit. High temperature incineration effectively eliminates organic wastes such as herbicides, plastics, halogenated solvents, pesticides, pharmaceutical and refinery wastes, regardless of whether they are gases, liquids, sludges or solids. Federal and state incineration regulations require a destruction and removal efficiency of 99.99% for most organic wastes and 99.9999% for PCBs and dioxin.

     Laidlaw Environmental operates four United States-based solids and liquids capable incinerators with annual capacity of over 250,000 tons, two hazardous waste liquid injection incinerators in Canada, and one in the United States, and two lower volume specialty incineration facilities in the United States.

     Laidlaw Environmental's incineration facilities in Bridgeport, New Jersey; Deer Park, Texas; Coffeyville, Kansas, and Aragonite, Utah, are designed to process liquid organic wastes, sludges, solids, soil and debris. The Deer Park facility has two kilns and a rotary reactor. Additionally, the Deer Park facility has an on-site landfill for the disposal of ash and other waste material produced as a result of the incineration process. The landfill is built and permitted to RCRA hazardous waste standards.

     Laidlaw Environmental's incineration facilities in Roebuck, South Carolina, Mercier, Quebec and Sarnia, Ontario are liquid injection incinerators, designed primarily for the destruction of liquid organic waste. The Mercier facility also has a system to blend and destroy pumpable sludges. Typical wastestreams include wastewater containing concentrated organic levels not amenable to conventional physical/chemical waste treatment, pesticide and herbicide waste, waste with high chlorinated organic concentrations and flammable materials.

     All but one of Laidlaw Environmental's United States incineration facilities have received Part B permits under RCRA. The facility in Roebuck, South Carolina has received EPA approval for that portion of the Part B permit under EPA authority; however, the required state permit which was originally issued in 1987 is currently under appeal. Part B permits are generally issued for periods of five or ten years, after which the permit must be reviewed by state and/or federal regulators before the permit can be renewed for additional terms. Management is not aware of any issues at any of Laidlaw Environmental's sites that would preclude the renewal of any of its Part B permits.

     During fiscal year 1997, Laidlaw Environmental closed its incinerators at Baton Rouge, Louisiana, and Clive, Utah, reducing utilization of less efficient and redundant facilities. During fiscal year 1998, Laidlaw Environmental plans to close its incinerators at Coffeyville, Kansas, and Roebuck, South Carolina, reducing excess capacity. These four closures will eliminate approximately 244,000 tons of practical capacity from the off-site commercial incineration market. The industry's total off-site commercial incinerator practical capacity was estimated at 1.26 million tons in 1996, according to EI Digest.

TRANSPORTATION

     Laidlaw Environmental's transportation operations facilitate the movement of materials between locations, which is key to the operation of Laidlaw Environmental's network of hazardous and industrial waste facilities. Transportation may be accomplished by truck, rail, or other mode, with company-owned assets or in conjunction with third party transporters.

     Specially designed containment systems, vehicles and other equipment permitted for hazardous waste transport, along with drivers trained in transportation skills and hazardous waste procedures, provide for the movement of customer waste streams.

SPECIALTY SERVICES

     Other specialty services provided by Laidlaw Environmental include PCB management services, wastewater treatment, harbor and channel dredging, remedial construction and consulting, industrial services, analytical services, biological treatment, and paint and solvent recovery.

     Laidlaw Environmental recycles PCB contaminated oils and reclaims metals from PCB contaminated equipment. Laidlaw Environmental accomplishes this recycling and reclamation through a de-chlorination process operated from seven facilities mainly in the eastern United States and Canada.

     Laidlaw Environmental provides field services for industrial customers at their sites and at government installations, federal and state Superfund sites, laboratories and schools across North America. These activities range from typical environmental remediation and construction to specialized services. Laidlaw Environmental recently adopted its INSITE program, an environmental outsourcing program that allows companies to achieve their environmental goals while focusing on their core business.

     Laidlaw Environmental also offers a range of wastewater treatment technology, facilities and customer services. Wastewater treatment is provided from four facilities and consists of four basic business lines: hazardous wastewater treatment, mobile treatment, sludge dewatering/drying and nonhazardous wastewater treatment. These services include the reduction, treatment and disposal of both hazardous and non-hazardous wastewater, sludges and solids for both bulk and drummed waste. Laidlaw Environmental removes hazardous components from hazardous industrial liquids and/or chemically/physically makes hazardous industrial liquids non-hazardous through blending and treatment technology. Specialized techniques reduce residues by recycling/reusing spent products. Batch treatment technologies also enable Laidlaw Environmental to handle hard-to-treat wastewater streams.

     Hazardous wastewater treatment involves the safe detoxification of hazardous components from liquid waste streams. The hazardous properties are neutralized (pH adjustment) and/or reduced to non-leachable state, through a multistep treatment process. The resulting treated effluent is tested prior to discharge to ensure compliance with discharge limits, while the sludge is dewatered and tested to ensure that it meets the requirements for off-site disposal as a nonhazardous waste. Because certain wastes carry hazardous waste designation throughout the treatment system, these wastes are treated separately to minimize dewatered sludge disposal costs. Laidlaw Environmental's wastewater treatment facilities are fully-permitted and approved under applicable regulations.

     Mobile wastewater treatment and dewatering equipment is used to dewater industrial sludges at the generators' sites. Turn-key services include laboratory, trained operators, treatment supplies and equipment, dewatering and stabilization technology -- all designed to provide optimal treatment chemistry that reduces the volume of sludge generated for off-site disposal.

     Sludge drying uses transportable equipment that reduces the amount of entrained liquid in dewatered sludge. This process is particularly effective for organic sludges that must be incinerated at high cost. Drying greatly reduces ultimate disposal and transportation costs by minimizing the volume of waste sent off-site for treatment.

     Laidlaw Environmental treats non-hazardous waste streams at all of its hazardous wastewater plants and operates a facility specifically designed for non-hazardous wastewater and consumer goods destruction in Chattanooga, Tennessee.

     In connection with the Acquisition, Laidlaw Environmental's hazardous wastewater facility in Nashville, Tennessee was closed in May of 1997.

COMPETITION

     The hazardous and industrial waste management industry is highly competitive. The sources of competition vary by locality and by type of service rendered, with competition coming from the other major waste services companies and thousands of privately owned firms in North America which offer waste services. Laidlaw Environmental also competes with municipalities and larger plants which provide their own waste services. In acquiring new contracts and maintaining business, Laidlaw Environmental experiences competition primarily in the areas of pricing and service.

     Total hazardous waste industry revenues for 1995 were estimated to have been approximately $3 billion. Prior to the Acquisition, Old LESI, Rollins and three other large waste management companies accounted for 65% of the hazardous waste management industry's revenues in 1995, according to EI Digest (October
1996). The pro forma combined revenues of Laidlaw Environmental for the year ended August 31, 1996, would have given Laidlaw Environmental a 30% market share of the hazardous waste industry revenues for 1995.

     Service center competition consists of two companies with national coverage providing varying forms of waste collection assets or facilities. A number of companies also compete on a local and regional basis.

     Ten of the 15 hazardous waste landfills not operated by Laidlaw Environmental are operated by three competitors with landfill facilities spread throughout the United States.

     Competitors operate large-scale incinerators at eight locations throughout North America. Other companies have applied for or received permits to construct and operate hazardous waste incinerators. Competition is also encountered from cement kilns, which use hazardous waste-derived fuel as a supplemental fuel source.

CUSTOMERS

     Laidlaw Environmental conducts business with more than 18,000 customers. These customers represent diverse industries, including automotive manufacturers and suppliers, chemical and petrochemical, computer and micro-processor manufacturers, primary metals, paper, furniture, aerospace and pharmaceutical, and are located throughout the United States and Canada. During fiscal 1997 no one customer accounted for more than six percent of Laidlaw Environmental's consolidated revenues.

     The hazardous waste management business is cyclical to the extent that it is dependent upon a stream of waste from cyclical industries. If those cyclical industries slow significantly, the business that Laidlaw Environmental receives from those industries is likely to slow.

SEASONALITY

     Adverse winter weather moderately affects some of Laidlaw Environmental's operations, particularly during the second fiscal quarters. The main reason for this effect is reduced volumes of waste being received at Laidlaw
Environmental's facilities and higher operating costs associated with operating in sub-freezing weather and high levels of snowfall.

REGULATIONS

     The collection and disposal of solid and hazardous wastes are subject to the laws and regulations promulgated by United States, Canadian or other foreign, state, territorial, federal, provincial or local courts, executive offices, legislatures, governmental agencies or ministries, commissions or administrative, regulatory or self-regulatory authorities or instrumentalities which regulate health, safety, the environment, zoning and land-use. Environmental laws and regulations require hazardous waste disposal facilities to obtain permits, which generally outline the procedures under which the facilities must be operated. Governmental authorities have the power to enforce compliance with these, regulations, and violations of permit conditions, or of the regulations, even if unintentional, may result in fines, shutdowns, remedial work or revocation of the permit. Regulations vary but generally govern collection, storage and disposal activities and the location and use of facilities and impose restrictions to prohibit or minimize air and water pollution.

     Laidlaw Environmental's business is significantly affected by federal, state, provincial and local environmental law, including RCRA, the Toxic Substances Control Act, CERCLA, the Clean Water Act and the Clean Air Act, and corresponding state laws and related regulations and enforcement practices. Safety standards under the Occupational Safety and Health Act are also applicable to Laidlaw Environmental's business.

     RCRA provides for the establishment of a national hazardous waste management program through a comprehensive regulatory system. Among other things, it defines hazardous wastes and provides standards for generators, transporters and disposers of hazardous wastes, and for the issuance of permits for sites where such material is treated, stored or disposed. These regulations also require Laidlaw Environmental's facilities to demonstrate financial assurance for sudden and accidental and, in the case of land based treatment facilities, non-sudden and gradual pollution occurrences. Financial assurance for future closure and post-closure expenses must also be maintained. Laidlaw Environmental believes that each facility operating under interim status will be issued its final RCRA permit and that each permit will be renewed at the end of its existing term. However, any such issuance or renewal could include conditions requiring further capital expenditures or corrective actions. Although Laidlaw Environmental also believes that each of its operating facilities complies in all material respects with the applicable requirements of RCRA, it may be necessary to expend considerable time, effort and money to keep existing or acquired facilities of Laidlaw Environmental in compliance with applicable requirements, including new regulations, to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase their capacity.

     CERCLA, among other things, imposes financial liability for damages and the cleanup of sites from which there is a release or threatened release of hazardous substances into the environment. Present and past owners and operators of sites which release hazardous substances, as well as generators and transporters of the waste material, are jointly and severally liable for remediation costs and environmental damages. Given the substantial costs involved in a CERCLA cleanup and the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on Laidlaw Environmental's business, financial condition and future prospects.

     The Clean Water Act regulates the discharge of pollutants into surface waters and sewers from a variety of sources, including disposal sites and treatment facilities. Laidlaw Environmental is required to obtain discharge permits and conduct sampling and monitoring programs. The Clean Air Act regulates the emission of certain potentially harmful substances into the air. These regulations also impact Laidlaw Environmental's operations. Laidlaw Environmental believes each of its operating facilities complies in all material respects with the applicable requirements.

ENVIRONMENTAL LIABILITIES AND CAPITAL EXPENDITURES

     A portion of Laidlaw Environmental's capital expenditures are related to compliance with environmental laws and regulations. Laidlaw Environmental estimates capital spending of approximately $1 million for fiscal year 1998, and $3 million in the aggregate for the fiscal years 1999 through 2001 in order to comply with RCRA, the Clean Air Act and other environmental laws and regulations currently in effect.

     In addition to these capital expenditures, Laidlaw Environmental may incur costs in connection with closure activities at certain of its sites. When Laidlaw Environmental discontinues using or changes the use of a hazardous waste management unit, formal closure procedures must be followed, and such procedures must be approved by federal or state environmental authorities. In some cases, costs are incurred to complete remedial cleanup work at the site. In addition at certain of Laidlaw Environmental's other operating sites, remedial cleanup work is required as part of the RCRA Corrective Action Program or other state and federal programs. As shown in Laidlaw Environmental's Consolidated Balance Sheet and more fully described in Note 6 of the Notes to Consolidated Financial Statements, incorporated herein by reference, Laidlaw Environmental has recorded liabilities of $183.1 million as of August 31, 1997, for remedial cleanup work, Superfund site liability, closure activities and certain other environmental expenses related to its operating and previously closed sites.

     With respect to various operating facilities, Laidlaw Environmental is required to provide financial assurance with respect to certain statutorily required closure and post-closure obligations totaling $450 million at August 31, 1997. Historically, Laidlaw provided certain of these financial assurances in the form of parental guaranties. As a result of the Acquisition, Laidlaw Environmental will be obligated to provide most of these financial assurances. Laidlaw Environmental intends to provide the required financial assurance through a combination of letters of credit and insurance policies, as allowed by the applicable regulatory authorities.

EMPLOYEES

     As of August 31, 1997, 4,500 employees provided Laidlaw Environmental's hazardous waste services, of whom 1,500 were executive, supervisory, clerical and sales personnel. Approximately 12% of Laidlaw Environmental's employees were represented by various collective bargaining groups. Management believes that its relations with its employees are excellent.

MANAGEMENT

     Certain information regarding the directors and executive officers of Laidlaw Environmental is set forth on Schedule A annexed hereto.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information combines the consolidated balance sheets and income statements of Laidlaw Environmental and Safety-Kleen as if the Offer, Merger and the transactions herein had occurred for all periods presented. These statements are prepared on the basis of accounting for the Merger as a purchase and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings Laidlaw Environmental believes will result from the Merger. The following information is not necessarily indicative of the financial position or the actual results of operation that would have occurred had the transactions assumed here occurred on such dates or of expected future results. This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Laidlaw Environmental and Safety-Kleen included in the documents described under "Incorporation of Certain Documents by Reference" (but which, in the case of Safety-Kleen, are not covered by the reports of Safety-Kleen's independent accountants for purposes of this Prospectus) and the pro forma accompanying discussion and notes set forth under this Section.

     The following information is being presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated at the beginning of the periods for which the Merger is being given effect, nor is it necessarily indicative of future operating results or financial position.

                     LAIDLAW ENVIRONMENTAL AND SAFETY-KLEEN

                     PRO FORMA COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED AUGUST 31, 1997

                                    HISTORICAL     HISTORICAL   PRO FORMA ADJUSTMENTS
                                      LAIDLAW       SAFETY-     ---------------------      PRO FORMA
                                   ENVIRONMENTAL     KLEEN         DR           CR          COMBINED
                                   -------------   ----------   --------      -------      ----------
                                                              (UNAUDITED)
                                               ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.........................    $ 678,619      $977,122    $     --      $    --      $1,655,741
Expenses:
  Operating......................      485,062       645,488          --           --       1,130,550
  Depreciation and
     amortization................       53,506        77,741      27,474(D1)       --         158,721
  Selling, general and
     administrative..............       73,068       137,961          --           --         211,029
  Restructuring charge...........      331,697            --          --           --         331,697
                                     ---------      --------    --------      -------      ----------
          Total expenses.........      943,333       861,190      27,474           --       1,831,997
                                     ---------      --------    --------      -------      ----------
Operating income (loss)..........     (264,714)      115,932      27,474           --        (176,256)
Allocated interest expense.......       24,030            --          --           --          24,030
Interest expense.................       20,243        18,504      82,458(D2)       --         121,205
Other income.....................        2,865         1,587          --           --           4,452
                                     ---------      --------    --------      -------      ----------
Income (loss) from continuing
  operations before income tax...     (306,122)       99,015     109,932                     (317,039)
Income tax expense (benefit).....     (122,789)       38,294          --       45,940(D3)    (130,435)
                                     ---------      --------    --------      -------      ----------
Income (loss) from continuing
  operations before minority
  interest.......................     (183,333)       60,721     109,932       45,940        (186,604)
Minority interest (net of tax)...         (119)           --          --           --            (119)
                                     ---------      --------    --------      -------      ----------
Income (loss) from continuing
  operations.....................     (183,452)       60,721     109,932       45,940        (186,723)
Income from discontinued
  operations (net of tax)........           20            --          --           --              20
                                     ---------      --------    --------      -------      ----------
          Net income (loss)......    $(183,432)     $ 60,721    $109,932      $45,940      $ (186,703)
                                     =========      ========    ========      =======      ==========
Net income (loss) per share (Note
  D5)............................    $  (1.329)                                            $   (0.675)
Weighted average common and
  common stock equivalents
  outstanding (000s).............      138,033                                                276,752(D4)

 See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                             AS OF AUGUST 31, 1997

                                        HISTORICAL     HISTORICAL      PRO FORMA ADJUSTMENTS
                                          LAIDLAW       SAFETY-     ---------------------------       PRO FORMA
                                       ENVIRONMENTAL     KLEEN          DR               CR            COMBINED
                                       -------------   ----------   ----------       ----------       ----------
                                                                      (UNAUDITED)
                                                                   ($ IN THOUSANDS)
                                                     ASSETS
Current assets
  Cash and cash equivalents..........   $   11,160     $   13,273   $                $                $   24,433
  Trade and other accounts
    receivable.......................      210,914        141,597           --               --          352,511
  Inventories........................        7,927         48,853           --               --           56,780
  Other current assets...............       21,539         36,658           --               --           58,197
                                        ----------     ----------   ----------       ----------       ----------
         Total current assets........      251,540        240,381           --               --          491,921
                                        ----------     ----------   ----------       ----------       ----------
Property, plant and equipment, net...    1,236,569        629,561    1,295,644(D6)           --        3,161,774
Goodwill.............................       70,527        136,479      288,025(D7)           --          495,031
Other assets.........................       52,242         30,771                         6,636(D8)       76,377
                                        ----------     ----------   ----------       ----------       ----------
         Total assets................   $1,610,878     $1,037,192   $1,583,669       $    6,636       $4,225,103
                                        ==========     ==========   ==========       ==========       ==========

                                                  LIABILITIES
Current liabilities
  Accounts payable...................   $   48,148     $   63,563   $                $                $  111,711
  Accrued liabilities................      115,211        102,023           --               --          217,234
  Current portion of long-term
    debt.............................       12,086             --           --           71,914(D10)      84,000
                                        ----------     ----------   ----------       ----------       ----------
         Total current liabilities...      175,445        165,586           --           71,914          412,995
                                        ----------     ----------   ----------       ----------       ----------
Deferred items Income taxes..........       49,790         57,361                       518,258       $  625,409
  Other..............................      179,668         72,447           --                           252,115
Long-term debt.......................      528,010        246,080           --          788,982        1,563,072
Subordinated convertible debenture...      350,000             --           --                           350,000
                                        ----------     ----------   ----------       ----------       ----------
         Total liabilities...........    1,282,913        541,474                     1,379,154        3,203,541

                                              STOCKHOLDERS' EQUITY
Common stock.........................      180,435          5,839           --          132,880(D11)     319,154
Additional paid-in capital...........      385,200        194,977           --          359,901(D12)     940,078
Retained earnings (accumulated
  deficit)...........................     (237,670)       294,902      294,902(D13)          --         (237,670)
                                        ----------     ----------   ----------       ----------       ----------
         Total stockholders'
           equity....................      327,965        495,718      294,902          492,781        1,021,562
                                        ----------     ----------   ----------       ----------       ----------
         Total liabilities and
           stockholders' equity......   $1,610,878     $1,037,192   $  294,902       $1,871,935       $4,225,103
                                        ==========     ==========   ==========       ==========       ==========

 See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

A.  SUMMARY OF OFFER

     Laidlaw Environmental hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Offer Consideration for each outstanding Share validly tendered on or prior to the Expiration Date and not properly withdrawn. The Offer Consideration per share consists of $14.00 net in cash and 2.4 shares of Laidlaw Environmental Common Stock.

     According to the Safety-Kleen Form 10-Q for the period ended September 6, 1997, as of September 6, 1997, there were 58,400,729 Shares outstanding. Laidlaw Environmental beneficially owns 601,100 Shares, or approximately 1.03% of the outstanding Shares.

     In contemplation of the Merger, Laidlaw has received a commitment letter from The Toronto Dominion Bank (the "Agent") to provide the Credit Facilities. The Credit Facilities will consist of four parts: (i) a $400,000,000 6-year Senior Secured Revolving Credit Facility with a $200,000,000 letter of credit sublimit (the "Revolving Credit Facility" or "Facility A"), (ii) a $500,000,000 6-year Senior Secured Amortizing Term Loan ("Facility B"), (iii) a $450,000,000 Minimally Amortizing 7-year Senior Secured Term Loan ("Facility C") and (iv) a $450,000,000 Minimally Amortizing 8-year Senior Secured Term Loan ("Facility D"); (Facility B, Facility C and Facility D, collectively, the "Term Loans"). The Credit Facilities will be secured by all of the tangible assets of the combined companies to the extent required by the syndicate of banks and other financial institutions (collectively, the "Lenders") acceptable to Laidlaw Environmental and the Agent that will make the loans pursuant to the Credit Facilities. All of the capital stock of Laidlaw Environmental's subsidiaries, including the acquired Safety-Kleen subsidiaries, will be pledged as part of such security for the Credit Facilities, and such subsidiaries will guaranty the obligations of Laidlaw Environmental to the Lenders. The Term Loans will be drawn in full on the closing date. The Revolving Credit Facility will be available commencing on the closing date at which time $200,000,000 will be available for letters of credit and $250,000,000 will be available for loans, subject to an aggregate maximum of $400,000,000. Interest per annum on the Credit Facilities will vary depending on the particular Credit Facility, whether Laidlaw Environmental chooses to borrow under Eurodollar or non-Eurodollar loans and, with respect to Facilities A and B the current total leverage ratio. Under the terms of the Credit Facilities, Laidlaw Environmental will be required to use interest rate swaps to manage the risk of interest rate fluctuations. The terms of such interest rate swaps have not been established.

B.  ACCOUNTING TREATMENT ($ IN THOUSANDS)

     If the Merger is consummated, it will be accounted for using the purchase method of accounting applied in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Safety-Kleen will be recorded at their estimated fair value, with any difference between the amount of such fair value and the purchase price being recorded as goodwill. The operating results of the combined company will include the results of operations of Safety-Kleen from and after the closing date.

     The aggregate merger purchase price totals $1,554,493 and is comprised as follows:

Safety-Kleen Shares outstanding at September 6, 1997
  according to Safety-Kleen's September 6, 1997 Form 10-Q...                58,400,729
Safety-Kleen Shares previously acquired by Laidlaw
  Environmental.............................................                  (601,100)
                                                                            ----------
Safety-Kleen Shares remaining to acquire....................                57,799,629
                                                                            ----------
Cash cost at $14.00 per Safety-Kleen Share..................                $  809,196
Cost of additional Laidlaw Environmental Shares to be issued
  Number of Laidlaw Environmental Shares to be issued.......  138,719,110
Price per Share.............................................        $5.00
          Total cost........................................                   693,597
                                                                            ----------
                                                                             1,502,793
Cost of Safety-Kleen Shares previously acquired by Laidlaw
  Environmental.............................................                    13,000
Cost of "in-the-money" Safety-Kleen stock options that are
  assumed to fully vest.....................................                    38,700
                                                                            ----------
          Total merger purchase price.......................                $1,554,493
                                                                            ==========

     The price per share of the additional Laidlaw Environmental shares to be issued of $5.00 is the average of the closing NYSE market price for the five trading days before and after November 4, 1997, the date of the public announcement of the Offer.

     The purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at August 31, 1997, as follows:

Current assets..............................................  $  240,381
Property, plant and equipment...............................   1,925,205
Goodwill....................................................     424,504
Other assets................................................      24,135
Current liabilities.........................................    (165,586)
Deferred income taxes.......................................    (575,619)
Other deferred items........................................     (72,447)
Long-term debt..............................................    (246,080)
                                                              ----------
Merger purchase price.......................................  $1,554,493
                                                              ==========

C.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined balance sheet gives effect to the Merger as if it had occurred on August 31, 1997. The unaudited pro forma combined statement of income for the year ended August 31, 1997 gives effect to the Merger as if it had occurred as of September 1, 1996. During the report periods there were no material transactions between Laidlaw Environmental and Safety-Kleen.

        The unaudited pro forma combined balance sheet at August 31, 1997 includes the balance sheet of Laidlaw Environmental at August 31, 1997 and the balance sheet of Safety-Kleen at September 6, 1997. The unaudited pro forma combined statement of income for the year ended August 31, 1997 includes Laidlaw Environmental for the year ended August 31, 1997 and for Safety-Kleen the aggregate of the 16 weeks ended December 28, 1996 plus the 36 weeks ended September 6, 1997.

     The effects of the Merger have been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair values, based upon publicly available documents and information. The preliminary allocation of the purchase price will be subject to further adjustments, as Laidlaw Environmental finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The goodwill acquired is being amortized over 40 years on a straight-line basis.

     The unaudited combined pro forma financial information does not purport to be indicative of the combined financial position or combined results of operations of Laidlaw Environmental and Safety-Kleen had the transactions assumed therein occurred on the dates specified, nor are they indicative of future financial position or results of operations. The unaudited pro forma financial information does not give effect to certain cost savings that Laidlaw Environmental management believes may be realized as a result of the Merger. There can be no assurances that such cost savings, if any, will be achieved.

     The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of Laidlaw Environmental and the notes thereto and the historical consolidated financial statements of Safety-Kleen and the notes thereto included elsewhere herein.

D.  PRO FORMA ADJUSTMENTS ($ AND SHARES IN THOUSANDS)

     The following adjustments and elimination entries have been made to the unaudited pro forma combined statement of income to reflect the acquisition of Safety-Kleen by Laidlaw Environmental using the purchase method of accounting for the Merger:

          1. To adjust depreciation and amortization expense to reflect the fair value adjustment of property, plant and equipment and the effect of the Merger on goodwill amortization, as follows:


To eliminate Safety-Kleen's estimated historical intangible
  and other asset amortization expense......................  $(15,531)
To record amortization expense related to goodwill arising
  as a result of the Merger.................................    10,613
To record depreciation expense related to certain
  Safety-Kleen property, plant and equipment written up to
  estimated fair value......................................    32,392
                                                              --------
          Total adjustment..................................  $ 27,474
                                                              ========

          2. To adjust interest expense for the impact of the additional long-term debt associated with the Merger, as follows:


To eliminate historical Safety-Kleen interest expense.......  $(18,504)
To record interest expense on $1,106,976(1) of borrowings at
  9.00% (2) under the Senior Credit Facilities..............   100,962
                                                              --------
          Total adjustment..................................  $ 82,458
                                                              ========

---------------

        (1) Includes additional long-term debt associated with Merger (Note D10) and anticipated refinancing of Safety-Kleen historical long-term debt.
        (2) At current rates pursuant to the terms of the Senior Credit Facilities.

          3. To adjust income taxes (benefits) to record the pro forma income taxes (benefits) as computed under SFAS 109 on pro forma pre-tax income
     (loss).

          4. Pro forma weighted average common and common stock equivalents outstanding comprise:

Laidlaw Environmental historical for year ended August 31,
  1997......................................................  138,033
Additional Laidlaw Environmental shares to be issued in
  connection with the Merger (see Note B)...................  138,719
                                                              -------
          Pro forma total...................................  276,752
                                                              =======

          5. Fully diluted earnings per share amounts, which would include the dilutive effect of the subordinated convertible debenture, have not been included as the effect of such inclusion would be to increase earnings per share, and thus be anti-dilutive.

             The following adjustments and elimination have been made to the unaudited pro forma combined balance sheet to reflect the acquisition of Safety-Kleen by Laidlaw Environmental using the purchase method of accounting for the Merger:

          6. To writeup certain Safety-Kleen property, plant and equipment to fair value.

          7. To eliminate the historical book value of Safety-Kleen's intangible assets and record the goodwill resulting from the Merger as follows:

Eliminate historical Safety-Kleen intangible assets.........  $(136,479)
Record goodwill arising from the Merger (See Note A)........    424,504
                                                              ---------
          Net goodwill adjustment...........................  $ 288,025

          8. To write-off the estimated book value of Safety-Kleen's other assets.

          9. Laidlaw Environmental's management estimates that approximately $100 million of costs related to facility closures, severance costs and other direct acquisition costs would be incurred in connection with the Merger; these estimates of costs are not yet based on sufficient factual information so as to be included as pro forma adjustments and are subject to change as additional information becomes available.

          10. To record the additional long-term debt associated with the Merger (see Note B), as follows:

Cash component of acquiring outstanding Safety-Kleen
  shares....................................................  $809,196
Cost of Safety-Kleen shares previously acquired.............    13,000
Cost of stock options.......................................    38,700
                                                              --------
Total long-term debt adjustment.............................  $860,896
Less: current portion adjustment............................   (71,914)
                                                              --------
          Net long-term debt adjustment.....................  $788,982
                                                              --------

          11. To record the additional common stock associated with the Merger, as follows:

Eliminate historical Safety-Kleen common stock..............  $ (5,839)
Issuance of additional Laidlaw Environmental common stock
  (Note B)..................................................   138,719
                                                              --------
          Total common stock adjustment.....................  $132,880
                                                              ========

          12. To record the impact on additional paid-in capital associated with the Merger, as follows:

Eliminate historical Safety-Kleen additional paid-in
  capital...................................................  $(194,977)
Issuance of additional Laidlaw Environmental common stock
  (Note B)..................................................    554,878
                                                              ---------
          Total additional historical paid-in capital
            adjustment......................................  $ 359,901
                                                              =========

          13. To eliminate historical Safety-Kleen retained earnings.

          14. To record the incremental change in the Laidlaw Environmental tax liability and benefit which results from the adjustment of certain assets and the recording of certain liabilities utilizing the Federal statutory rate of 35% plus an effective state rate of 5%.

E. ADDITIONAL ACQUISITION PRO FORMA INFORMATION

     As disclosed in "Prospectus Summary -- Laidlaw Environmental Business," Rollins Environmental Services, Inc. ("Rollins"), on May 15, 1997, acquired the hazardous and industrial waste operations of Laidlaw Inc. As a result of this acquisition being accounted for as a reverse acquisition, the historical financial information of Laidlaw Environmental included in this unaudited pro forma combined financial information is that of the accounting acquirer, Old LESI, and includes the results of operations of Rollins from the date of acquisition, May 15, 1997.

     Condensed unaudited pro forma combined statement of income data, as if this reverse acquisition had occurred as of September 1, 1996, is as follows ($ in thousands, except per share amounts):

                                                                YEAR ENDED
                                                              AUGUST 31, 1997
                                                              ---------------
REVENUE:....................................................    $1,802,627
  Income (loss) from continuing operations..................      (225,443)
  Income (loss) from discontinued operations................            20
          Net income (loss).................................    $ (225,413)
Per share data:
  Income (loss) from continuing operations..................    $   (0.698)
  Income (loss) from discontinued operations................          .000
  Net income (loss).........................................    $   (0.698)
  Weighted average common and common stock equivalents
     (000)..................................................       323,163

               DESCRIPTION OF LAIDLAW ENVIRONMENTAL CAPITAL STOCK

     The authorized capital stock of Laidlaw Environmental consists of 350,000,000 shares of Laidlaw Environmental Common Stock, par value $1.00 per share, and 1,000,000 shares of Laidlaw Environmental Preferred Stock, par value $1.00 per share (the "Laidlaw Environmental Preferred Stock").

LAIDLAW ENVIRONMENTAL COMMON STOCK

     As of October 14, 1997, there were 180,549,911 shares of Laidlaw Environmental Common Stock issued and outstanding. The holders of Laidlaw Environmental Common Stock are entitled to one vote per share on all matters requiring stockholder action. The holders of the Laidlaw Environmental Common Stock participate ratably in liquidation, subject to the payment to the holders of any outstanding class of Laidlaw Environmental Preferred Stock of the preferential amounts to which they are entitled.

     Dividends on the Laidlaw Environmental Common Stock may be declared and paid only out of surplus or net profits legally available for the payment of dividends.

LAIDLAW ENVIRONMENTAL PREFERRED STOCK

     Laidlaw Environmental is authorized to issue 1,000,000 shares of Laidlaw Environmental Preferred Stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Laidlaw Environmental Board of Directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by the Laidlaw Environmental Board of Directors in the following respects: (i) the rate of dividend; (ii) the amount per share, if any, which the Laidlaw Environmental Preferred Stock shall be entitled to receive upon redemption, liquidation, distribution or sale of assets, dissolution or winding up of Laidlaw Environmental; (iii) terms and conditions of conversions, if any; and (iv) terms of sinking fund, redemption or purchase account, if any. As of November 10, 1997, Laidlaw Environmental had no Laidlaw Environmental Preferred Stock outstanding.

                 COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES
                     AND LAIDLAW ENVIRONMENTAL COMMON STOCK

     As a consequence of the exchange of Shares for shares of Laidlaw Environmental Common Stock in the Offer and the cancellation of Shares as a result of the Merger, shareholders of Safety-Kleen, a company incorporated under the laws of the State of Wisconsin, would become shareholders of Laidlaw Environmental, a Delaware corporation. The rights of Safety-Kleen Shareholders are currently governed by Wisconsin law (including the Wisconsin Statutes), the Safety-Kleen Articles and the Safety-Kleen By-Laws. Upon the exchange of Shares for Laidlaw Environmental Common Stock, the rights of Safety-Kleen Shareholders will be governed by Delaware law (including the DGCL), the Laidlaw Environmental Certificate and the Laidlaw Environmental By-laws.

     The following is a summary of certain similarities and material differences between the rights of holders of Shares and the rights of holders of Laidlaw Environmental Common Stock. The following summary does not purport to be a complete statement of the rights of Safety-Kleen Shareholders under Wisconsin law, the Safety-Kleen Articles, the Safety-Kleen By-Laws and the Rights Agreement as compared with the rights of Laidlaw Environmental stockholders under Delaware law, the Laidlaw Environmental Certificate and the Laidlaw Environmental By-laws, or a complete description of the specific provisions referred to herein. The summary discusses certain material aspects of the above-mentioned corporate laws and instruments but is qualified in its entirety by reference to such laws and instruments, including the aforementioned instruments of Safety-Kleen and Laidlaw Environmental. Complete copies of all such laws and instruments may be obtained in the manner set forth above under the caption "Available Information."

           COMPARISONS OF DELAWARE AND WISCONSIN LAW -- SIMILARITIES

     Modern corporation laws have evolved to the point where the laws of most states contain substantially similar provisions regarding major features of corporate existence. Certain relevant similarities between the DGCL and the Wisconsin Statutes are described below:

          Classified Board of Directors; Removal of Directors. Both the DGCL and the Wisconsin Statutes allow the Board of Directors to be divided into two or three classes. Under the DGCL, absent a provision to the contrary in a corporation's certificate of incorporation, directors on a classified board can be removed only for cause. The Wisconsin Statutes allows for the removal of directors on a classified board with or without cause unless the articles of incorporation or by-laws provide that the directors may be removed only for cause.

     Pursuant to the Laidlaw Environmental Certificate, Laidlaw Environmental's Board of Directors is divided into three classes, with each class serving a three-year term. Any director of Laidlaw Environmental may be removed at any time by the stockholders, but only for cause, and only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of 75% or more of the Shares of Laidlaw Environmental entitled to vote at an election of directors. The Safety-Kleen Articles provide that the Safety-Kleen Board of Directors will be divided into three classes, with each class serving a three-year term. Safety-Kleen directors may be removed only for cause and only by a vote of holders of not less than two-thirds of the issued and outstanding shares of Safety-Kleen.

          Preferred Stock. The DGCL permits the Board of Directors to decrease the number of authorized shares of any series of preferred stock (but not below the number of shares then outstanding). The Wisconsin Statutes, however, does not permit a Board of Directors to decrease the number of shares in a series of preferred stock.

     Laidlaw Environmental has one million shares of "blank check" preferred stock authorized, none of which is issued. Safety-Kleen has one million shares of "blank check" preferred stock authorized, none of which (according to Safety-Kleen's public filings), is issued.

          Required Vote for Authorization of Certain Actions. Both the DGCL and the Wisconsin Statutes permit the authorization of a merger, dissolution or disposition of substantially all the assets of corporations by the holders of a majority of the outstanding shares of capital stock entitled to vote. Under the Wisconsin Statutes, this majority shareholder vote also applies to a share exchange.

     Pursuant to the Laidlaw Environmental Certificate, any merger, sale, lease, exchange, transfer or other disposition of assets of Laidlaw Environmental having an aggregate fair market value of $5,000,000, or the issuance of securities of Laidlaw Environmental having an aggregate fair market value of $5,000,000, shall, if such transaction is to be consummated with an "Interested Stockholder," require the affirmative vote of not less than 75% of the outstanding Common Stock of Laidlaw Environmental. For purposes of the Laidlaw Environmental Certificate, an "Interested Stockholder" is a stockholder that owns, or upon consummation of the transaction, will own, in excess of 30% of the voting securities of Laidlaw Environmental, or is an affiliate of Laidlaw Environmental and at any time within two years prior to the date of the transaction was a beneficial owner of not less than 20% of the voting securities of Laidlaw Environmental. Pursuant to the Safety-Kleen Articles, the affirmative vote of not less than two-thirds of all outstanding voting securities of Safety-Kleen is required for any merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property or assets of Safety-Kleen.

          Shareholder Action by Consent. Under the DGCL, unless the certificate of incorporation provides otherwise, any action which may be taken by the stockholders at a meeting may also be taken without a meeting by written consent by the holders of such number of shares as, if present at a meeting, could have so acted by vote. Under the Wisconsin Statutes, shareholders may take action without a meeting by unanimous written consent, or, if a Wisconsin corporation so elects in its articles of incorporation, by less than unanimous written consent.

     The Laidlaw Environmental By-Laws specifically deny stockholders the right to take action without a meeting by written consent. The Safety-Kleen articles do not permit action by written consent of the shareholders with less than unanimous written consent, and accordingly action by written consent of the shareholders of Safety-Kleen would require unanimous consent.

          Interested Director Transactions. Under both the DGCL and the Wisconsin Statutes, contracts or transactions in which one or more of the corporation's directors has an interest are not void or voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contract or transaction was approved, if certain conditions are met. Under the laws of both Wisconsin and Delaware, if the director's interest is fully disclosed and a vote is taken in good faith, such contracts or transactions may be approved by a majority vote of the shareholders (excluding under the Wisconsin Statutes shares held by the interested director or entities controlled by the interested director) or of the disinterested directors. If the contracts or transactions are shown to be fair and reasonable as to the corporation at the time that they are authorized, approved or ratified by the board of directors, then separate shareholder or disinterested director approval is not required.

          Under the DGCL, a quorum for a separate determination by the board is a majority of the total number of directors, with the interested director counted for purposes of determining whether a quorum exists. Under Wisconsin Statutes, a quorum is deemed to exist if a majority of directors who have no interest in the transaction vote to authorize it; no separate quorum determination is made. Finally, under Wisconsin Statutes shares owned by or voted under control of an interested director or an entity in which the interested director has a material financial interest or of which he or she is a general partner may not be "counted" for purposes of a shareholder vote respecting the transaction in which the director has an interest.

          Indemnification of Directors and Officers. Under the DGCL, indemnification provisions are strictly elective. The Wisconsin Statutes provides for mandatory indemnification of a director or officer against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding (whether brought VX or by a third party) and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the corporation and such breach or failure constituted (a) a willful failure by the director or officer to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Statutes specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent otherwise required or permitted under the Wisconsin Statutes as described above. The Wisconsin Statutes also does not limit indemnification of expenses in connection with a claim by or on behalf of the corporation as is mandated by the DGCL.

          The DGCL permits a corporation to adopt a provision in its certificate of incorporation that limits the monetary liability of the corporation's directors to the corporation or its stockholders for a breach of the director's fiduciary duty of care. The Laidlaw Environmental Certificate contains such a provision. Under the DGCL, a corporation may not limit a director's monetary liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) an act or omission not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) any transaction in which the director received an improper personal benefit.

          Unlike the DGCL, the Wisconsin Statutes automatically limits the liability of directors of Wisconsin corporations statutorily, without requiring a provision in a corporation's articles of incorporation. Under the Wisconsin Statutes, the personal liability of a director to the corporation and its shareholders is eliminated, except where (a) the liability is based on a breach of the director's duty (whether duty of care or duty of loyalty) to the corporation and its shareholders and (b) such breach constitutes (i) the director's willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or (iv) willful misconduct. The DGCL does not specifically define the type of conduct that constitutes a breach of a director's "duty of loyalty," while clauses (i) and (iii) above define the specific types of behavior under the Wisconsin Statutes that constitutes a breach of a director's duty of loyalty that would preclude elimination of personal liability. Because of the vagaries of the DGCL in this regard, it is possible that a broad interpretation of a breach of a director's duty of loyalty under the DGCL could result in the imposition of personal liability on a director under the DGCL when such conduct would be shielded from liability under the Wisconsin Statutes. A director may also be found personally liable to a corporation for the amount of a distribution made in violation of the Wisconsin Statutes if the director's vote constitutes conduct described in the preceding sentence.

          Both the Safety-Kleen By-Laws and the Laidlaw Environmental By-Laws provide for indemnification to the fullest extent permitted by law.

            COMPARISON OF DELAWARE AND WISCONSIN LAW -- DIFFERENCES

     Although it is impractical to note all of the differences between the corporation laws of Delaware and Wisconsin, the following is a summary of the significant differences between the DGCL and the Wisconsin Statutes as applicable to the Offer and the Merger:

          Corporate Franchise Taxes. Under ff Delaware law, corporations are assessed a franchise tax based upon the "assumed par value" of their outstanding shares or total shares issued, whichever is less. Wisconsin has no comparable tax for domestic corporations.

          Special Meetings of Shareholders. Under Delaware law, a special meeting of stockholders may be called only by the Board of Directors. Under Wisconsin law, a special meeting of shareholders must also be called by the Board of Directors pursuant to a written demand of the holders of not less than one-tenth of the votes entitled to be cast at such meeting or by such other person as may be designated in the articles or by-laws.

          The Laidlaw Environmental Certificate provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, the President of Laidlaw Environmental or the Chairman of the Executive Committee of the Board of Directors of Laidlaw Environmental. The Safety-Kleen By-Laws provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors, the Board of Directors, or the President of Safety-Kleen at the request of holders of at least 10% of all votes entitled to be cast at a meeting of the shareholders, if such shareholders meet certain notice requirements in requesting a meeting.

          Inspection of Corporate Records. The DGCL permits any stockholder of record to inspect the corporate records of a corporation upon a good faith showing of a proper purpose, and the stockholder list must be made available for inspection at least 10 days before a stockholders' meeting and may be inspected by any stockholder. By contrast, under the Wisconsin Statutes, in order to inspect and copy the corporate records of a corporation, including the shareholder list, a shareholder must be a shareholder of record and either has been a shareholder of record of the corporation for at least 6 months before making a demand or holds at least 5% of the outstanding shares of the corporation. Under the Wisconsin Statutes, a shareholder's demand must also be made for a proper purpose. In addition, under the Wisconsin Statutes, all shareholders may inspect the shareholder list for a meeting beginning two business days after the notice of a meeting of shareholders is given and ending at the conclusion of the meeting.

          Dividends. Under the DGCL, a corporation may pay dividends and repurchase stock out of surplus and any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year provided that no payment may reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. Under the Wisconsin Statutes, the board of directors may authorize and the corporation may make distributions to its shareholders unless after such distribution the corporation would not be able to pay its debts as they become due or its total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

          Dissenters' Rights. Under both Delaware and Wisconsin law, a shareholder is entitled to receive payment of the fair value of the shareholder's common stock if the shareholder dissents from a proposed merger or consolidation. Under the DGCL, dissenters' rights are not available in the case of a sale of all or substantially all of the assets of a corporation. Dissenters' rights also are not available for stockholders of the surviving corporation if the merger did not require the approval of the stockholders of the surviving corporation or if the shares of the Delaware corporation that is party to a merger or consolidation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or are held of record by not less than 2,000 persons and in the merger or consolidation stockholders receive shares of stock of the corporation surviving or resulting from the merger or consolidation and/or shares of stock of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 persons and/or cash in lieu of fractional shares of the foregoing or any combination of the foregoing.

          In addition to being applicable in the case of a merger, under the Wisconsin Statutes, dissenters' rights are available in the case of a share exchange or sale of all or substantially all of the assets of a Wisconsin corporation. Dissenters' rights may also be made applicable by affirmative provision in the articles of incorporation, by-laws or a board of directors' resolution in the case of certain amendments to the articles of incorporation or other actions requiring a shareholder vote. Under the Wisconsin Statutes, holders of record and beneficial owners of the Shares may be entitled to dissenters' rights to object to the Merger and demand payment of the "fair value" of their Shares in cash, if they properly exercise such rights in connection with the consummation of the Merger in accordance with the provisions of the Wisconsin Statutes. Such dissenters' rights will not be available if the Shares are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders of the Company entitled to notice of a shareholders' meeting at which shareholders are to vote on the Merger, unless the Merger would be a "business combination" as defined in Section 180.1130(3) of the Wisconsin Statutes. The Merger would not be a "business combination" if, among other things, it is consummated as a short-form merger under the Wisconsin Statutes (where Laidlaw Environmental owns 90% or more of each class of outstanding shares of a subsidiary corporation, it may merge the subsidiary corporation into itself upon adoption of a merger agreement by the board of directors of a parent corporation and upon complying with certain notice requirements, but without approval of the shareholders of the parent or the subsidiary) or, at the time, Safety-Kleen does not have a class of equity securities held of record by 500 or more persons and at least 100 shareholders of record who have unlimited voting rights and who are residents of the State of Wisconsin. "Fair Value" of the Shares would be determined immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable; provided, however, that if the Merger is a business combination, "fair value" will be determined pursuant to Section 180.1130(9)(a) of the Wisconsin Statutes with reference to the public market price of the Shares if available or, if not available, by a good faith determination of the Company's Board of Directors. The "fair value" as so determined, could be equal to, more or less than the value per Share to be paid pursuant to the Offer and the Merger.

          The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights in connection with the Merger. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Wisconsin Statutes.

          Director and Officer Discretion.  Under the provisions of Section
     180.0827 of the Wisconsin Statutes (the "Wisconsin Stakeholder Provisions"), in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent. Under Delaware law, the consideration that a board may give to nonstockholder constituencies is less clear. Under Delaware judicial doctrine, a director may generally consider the effect of a proposed action on nonstockholder constituencies when these interests are not adverse to the interests of stockholders.

          Anti-Takeover Statutes. DGCL Section 203 (the "Delaware Business Combination Statute") applies to certain business combinations involving a corporation and certain of its stockholders. Unless the corporation's certificate of incorporation expressly provides that Section 203 of the DGCL shall not apply, the Delaware Business Combination Statute prevents an "Interested Stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions, including the sale of assets, mergers and almost any related party transaction) with a Delaware corporation for three years following the date such person became an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Delaware Business Combination Statute currently applies to Laidlaw Environmental.

          Sections 180.1140 to 180.1144 of the Wisconsin Statutes (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an

     "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the company or 10% of its earning power, or issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. Unlike the prohibition on business combinations in the Delaware Business Combination Statute, which is inapplicable if the interested stockholder acquires at least 85% of the outstanding voting stock at the time of becoming an interested stockholder or if during the three-year period of the prohibition the board of directors and holders of two-thirds of the unaffiliated shares approve the business combination, the Wisconsin Business Combination Statute's prohibition on business combinations applies for three years after the acquisition of at least 10% of the outstanding shares without regard to the percentage of shares owned by the interested stockholder and cannot be avoided by subsequent action of the board of directors or shareholders. As presently constituted, the staute only applies to a resident domestic corporation that does not have a class of voting stock that is registered or traded on a national securities exchange or that is registered under
     Section 12(g) of the Securities Exchange Act.

          Sections 180.1130 to 180.1132 of the Wisconsin Statutes provide that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a "significant shareholder" and an issuing public corporation are subject to a supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of a corporation or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Such business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination; (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or
     (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled; and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered. However, the impact of the Wisconsin Fair Price Statute is limited because the statute does not prohibit an acquirer from effecting a second step transaction as a "reverse stock split" without complying with the statute.

          Under Section 180.1150 (the "Wisconsin Control Share Statute") of the Wisconsin Statutes, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of an "issuing public corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares, unless the articles of incorporation otherwise provide. This restriction does not apply to shares acquired directly from the issuing public corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. As presently constituted, the statute only applies to a resident domestic corporation that does not have a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act. The DGCL does not have a similar provision.

          Section 180.1134 (the "Wisconsin Defensive Action Restrictions") of the Wisconsin Statutes provides that in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation the approval of the holders of a majority of the shares entitled to vote is required before such a corporation can take certain action while a takeover offer is being made or after the takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless an equal offer is made to acquire all voting shares; or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless in the case of this clause (ii) the corporation has at least three independent directors and a majority of the independent directors vote to opt out of this provision. The DGCL does not have a similar provision.

          Statutory Shareholder Liability. Wisconsin law provides that shareholders of Wisconsin domestic corporations and foreign corporations registered to do business in Wisconsin are personally liable, up to the value of the consideration paid to the corporation for their shares, for certain debts owed to employees for services performed. While the Wisconsin Statutes specifies that such liability is limited to the par value of the shares, this has been interpreted by at least one Wisconsin trial court to mean the consideration paid to a corporation for shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court with one justice abstaining. As a result, the affirmance is without precedential effect. Delaware has no comparable provision.

          "Going Private" Transactions. The securities regulations of the State of Wisconsin (Wisconsin Administrative Code Section DFI -- Sec. 6.05) contain provisions that under certain circumstances may require a filing in connection with the fairness of certain "going private" transactions. Laidlaw Environmental believes such provisions are not applicable to the Offer or the Merger.

OTHER COMPARISONS

     Preemptive Rights. No shareholder of Safety-Kleen or Laidlaw Environmental has preemptive rights with regard to shares of common or preferred stock.

     Shareholder Rights Plan. As described above in "The Offer -- Conditions of the Offer -- Rights Agreement," Safety-Kleen has entered into the Rights Agreement pursuant to which Shares in issue on or after November 9, 1988 entitle the holder thereof to one Right, subject to certain exceptions.

     Laidlaw Environmental is a party to a similar agreement which is triggered by a tender offer for or acquisition of 15% or more of the issued and outstanding Laidlaw Environmental Common Stock.

                                 MARKET PRICES

     The Laidlaw Environmental Common Stock is listed and principally traded on the NYSE. The Shares are listed and traded on the NYSE. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape.

                                                         LAIDLAW
                                                      ENVIRONMENTAL          SAFETY-KLEEN
                                                    ------------------    ------------------
                                                       PRICE RANGE           PRICE RANGE
                                                    ------------------    ------------------
                                                     HIGH        LOW       HIGH        LOW
                                                    -------    -------    -------    -------
1995
First Quarter.....................................    5 1/2      4         17 7/8     14 1/2
Second Quarter....................................    5          4 1/8     18 1/8     15
Third Quarter.....................................    5 1/4      4 1/4     18         12 7/8
Fourth Quarter....................................    4 1/2      2 3/4     15 3/4     13 3/4
1996
First Quarter.....................................    3 1/8      2         15 7/8     13 3/8
Second Quarter....................................    4 1/2      2 1/4     17 1/2     14 1/2
Third Quarter.....................................    4 1/2      2 5/8     18 5/8     15 1/8
Fourth Quarter....................................    2 7/8      1 5/8     17 1/4     14 3/4
1997
First Quarter.....................................    3 3/8      1 3/4     18 3/8     14 1/2
Second Quarter....................................    5 1/4      2 5/8     17 11/16   14 1/8
Third Quarter.....................................    5 15/16    2 7/8     26         16
Fourth Quarter (through November   , 1997)........

     On November 3, 1997, the last trading day prior to the public announcement of Laidlaw Environmental's offer to acquire Safety-Kleen, the closing sales price per Share was $22.125, and the closing sales price per share of Laidlaw
Environmental Common Stock was $4.9375. On             , 1997, the last trading
day prior to the date of the Prospectus, the closing price per Share was
$          , and the closing price per share of Laidlaw Environmental Common
Stock was $          . Past price performance is not necessarily indicative of
likely future price performance. Holders of Shares are urged to obtain current market quotations for shares of Laidlaw Environmental Common Stock.

     According to the Safety-Kleen 1996 Form 10-K, there were, as of December 28, 1996, 8,042 holders of record of Shares. As of October 7, 1997, there were 6,234 holders of record of shares of Laidlaw Environmental Common Stock.

     According to the Safety-Kleen Form 8-K filed November 10, 1988, the Rights are listed on the NYSE, but are currently attached to all outstanding Shares and may not be traded separately. Upon the occurrence of the Safety-Kleen Distribution Date, the Rights are to trade separately from the Shares.

                 VALIDITY OF LAIDLAW ENVIRONMENTAL COMMON STOCK

     The validity of the shares of Laidlaw Environmental Common Stock offered hereby will be passed upon for Laidlaw Environmental by Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661.

                                    EXPERTS

     The consolidated balance sheets as of August 31, 1997 and 1996 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended August 31, 1997, of Laidlaw Environmental incorporated by reference in this prospectus and elsewhere in the Registration Statement have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                                                      SCHEDULE A

           DIRECTORS AND EXECUTIVE OFFICERS OF LAIDLAW ENVIRONMENTAL

     Directors and Executive Officers of Laidlaw Environmental. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Laidlaw Environmental are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Laidlaw Environmental. Unless otherwise indicated, each director and executive officer listed below is a citizen of the United States.

                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE
NAME AND BUSINESS ADDRESS              AGE      LAST FIVE YEARS, DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------              ---      --------------------------------------------------
Kenneth W. Winger....................  59    President, Chief Executive Officer and Director of
  President, Chief Executive Officer         Laidlaw Environmental since May 15, 1997; President,
  and Director of Laidlaw                    Chief Operating Officer and sole director of Laidlaw
  Environmental since May 1997               Environmental Services (US), Inc. from July 1995 until
  Laidlaw Environmental Services,            May 1997; Executive Vice President for Business
  Inc.                                       Development of Laidlaw Waste Systems, Ltd. from January
  1301 Gervais Street, Suite 300             1995 until July 1995; from May 1991 until December 1994,
  Columbia, S.C. 29201                       Senior Vice President for Corporate Development of
                                             Laidlaw Inc. Mr. Winger also is a director of ViroGroup,
                                             Inc. Non- U.S. citizen.
James R. Bullock.....................  53    President and Chief Executive Officer of Laidlaw Inc.
  Director of Laidlaw Environmental          since October 1993; for more than a year prior thereto,
  and Chairman of the Board since May        President and Chief Executive Officer of Cadillac
  1997                                       Fairview Corporation Limited. Mr. Bullock also is a
  Laidlaw Inc.                               director of Laidlaw Inc. Non-U.S. citizen.
  3221 North Service Road
  Burlington, Ontario L7R 3Y8
John R. Grainger.....................  48    Executive Vice President and Chief Operating Officer of
  Director of Laidlaw Environmental          Laidlaw Inc. since September 1997; President and Chief
  since May 1997                             Operating Officer of Laidlaw Transit, Inc. since May
  Laidlaw Inc.                               1992. Mr. Grainger currently serves as Chairman of the
  3221 North Service Road                    Human Resources and Compensation Committee. Non-U.S.
  Burlington, Ontario L7R 3Y8                citizen.
Leslie W. Haworth....................  54    Senior Vice President and Chief Financial Officer of
  Director of Laidlaw Environmental          Laidlaw Inc. for more than five years. Mr. Haworth
  since May 1997                             currently serves as Chairman of the Audit Committee.
  Laidlaw Inc.                               Non-U.S. citizen.
  3221 North Service Road
  Burlington, Ontario L7R 3Y8
John W. Rollins, Sr..................  80    Chairman of the Board and Chief Executive Officer of
  Director of Rollins since 1982             Rollins Truck Leasing Corp. for more than five years.
  Rollins Truck Leasing Corp.                Mr. Rollins was Chairman of the Board and Chief
  2200 Concord Pike                          Executive Officer of Rollins from 1988 until May 15,
  One Rollins Plaza                          1997. Mr. Rollins also is a director of Matlack Systems,
  Wilmington, DE 19803                       Inc., Rollins, Inc., RPC, Inc. and Dover Downs En-
                                             tertainment, Inc. Mr. Rollins is the father of John W.
                                             Rollins, Jr.

                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE
NAME AND BUSINESS ADDRESS              AGE      LAST FIVE YEARS, DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------              ---      --------------------------------------------------
John W. Rollins, Jr..................  55    President and Chief Operating Officer and a director of
  Director of Rollins since 1982             Rollins Truck Leasing Corp. for more than five years;
  Rollins Truck Leasing Corp.                Chairman of the Board of Matlack Systems, Inc. for more
  2200 Concord Pike                          than five years. Mr. Rollins was Senior Vice Chairman of
  One Rollins Plaza                          the Board of Rollins from 1988 until May 15, 1997. Mr.
  Wilmington, DE 19803                       Rollins also is a director of Dover Downs Entertainment,
                                             Inc. Mr. Rollins is a member of the Human Resources and
                                             Compensation Committee. Mr. Rollins is the son of John
                                             W. Rollins, Sr.
David E. Thomas, Jr..................  40    Senior Managing Director and the Head of the Investment
  Director of Laidlaw Environmental          Banking Group of Raymond James since July 1996; from
  since June 1997                            1991 until July 1996, Managing Director of Raymond
  Raymond James & Associates, Inc.           James. Mr. Thomas also is a director of Reynolds, Smith
  880 Carillon Parkway                       and Hills, Inc. Mr. Thomas is a member of the Human
  St. Petersburg, FL 33716                   Resources and Compensation Committee.
Henry B. Tippie......................  70    For more than five years, Chairman of the Board and
  Director of Rollins since 1982             President of Tippie Services; for more than five years,
  Tippie Service, Inc.                       Chairman of the Executive Committee and Vice Chairman of
  3420 Executive Center Drive, NW            the Board of Rollins Truck Leasing Corp. Mr. Tippie was
  Suite 163                                  Chairman of the Executive Committee of Rollins from 1988
  Austin, TX 78731                           until May 15, 1997. Mr. Tippie also is a director of
                                             Matlack Systems, Inc., Dover Downs Entertainment, Inc.,
                                             RPC, Inc. and Rollins Inc. Mr. Tippie is a member of the
                                             Audit Committee.
James L. Wareham.....................  58    President of AK Steel Corporation since March 1997; from
  Director of Laidlaw Environmental          1992 until 1996, Chief Executive Officer of
  since June 1997                            Wheeling-Pittsburgh Steel Corporation. Mr. Wareham is a
  AK Steel Corporation                       member of the Audit Committee.
  703 Curtis Street
  Middleton, OH 45043
Grover C. Wrenn......................  54    Chairman and Chief Executive Officer of Better Health
  Director of Laidlaw Environmental          Network, Inc. since June 1996; Chief Executive Officer
  since July 1997                            of EnSys Environmental Products, Inc. from April 1995
  4 Wolfe Street                             through December 1996; and President and Chief Executive
  Alexandria, VA 22314                       Officer of Applied Bioscience International from 1991
                                             through March 1995. Mr. Wrenn also is a director of
                                             Strategic Diagnostics, Inc. and Pharmakinetics Labora-
                                             tories, Inc.
Michael A. Bragagnloo................  51    Executive Vice President and Chief Operating Officer of
  Executive Vice President and Chief         Laidlaw Environmental Services, Inc. since May 15, 1997;
  Operating Officer of Laidlaw               Executive Vice President and Chief Operating Officer of
  Environmental since May 1997               Laidlaw Environmental Services (US), Inc. from January
  Laidlaw Environmental Services,            1997 until May 1997; Executive Vice President of United
  Inc.                                       States Operations of Laidlaw Waste Systems, Inc. from
  1301 Gervais Street, Suite 300             September 1993 until January 1997; Vice President of
  Columbia, SC 29201                         Strategic Analysis and Planning of Laidlaw Waste
                                             Systems, Inc. from December 1991 until September 1993.
                                             Non- U.S. Citizen.

                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE
NAME AND BUSINESS ADDRESS              AGE      LAST FIVE YEARS, DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------              ---      --------------------------------------------------
Henry H. Taylor......................  53    Vice President, General Counsel and Secretary of Laidlaw
  Vice President, General Counsel and        Environmental Services, Inc. since May 15, 1997; Vice
  Secretary of Laidlaw Environmental         President of Legal and Regulatory Affairs and Secretary
  since May 1997.                            of Laidlaw Environmental Services (US), Inc. September
  Laidlaw Environmental Services,            1995 until May 1997; Vice President of Legal Affairs of
  Inc.                                       Laidlaw Environmental Services (US), Inc. May 1990 until
  1301 Gervais Street, Suite 300             January 1995.
  Columbia, SC 29201
Paul R. Humphreys....................  38    Senior Vice President of Finance and Chief Financial
  Senior Vice President, Finance and         Officer of Laidlaw Environmental Services, Inc. since
  Chief Financial Officer of Laidlaw         May 15, 1997; Vice President of Finance for Laidlaw
  Environmental since May 1997               Environmental Services (US), Inc. January 1995 until May
  Laidlaw Environmental Services,            1997; Manager of Finance for Laidlaw Inc. from 1988
  Inc.                                       until January 1995. Non-U.S. Citizen
  1301 Gervais Street, Suite 300
  Columbia, SC 29201

                                                                      SCHEDULE B

                OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS
                          AND SAFETY-KLEEN MANAGEMENT

     The following table and notes thereto, which, other than information regarding Laidlaw Environmental, are reproduced from the Safety-Kleen Proxy Statement, set forth certain information with respect to beneficial ownership of Shares as of March 28, 1997 by (a) all directors of Safety-Kleen, (b) the named directors and officers of Safety-Kleen, including the executive officers of subsidiaries of Safety-Kleen and (c) all directors and executive officers of Safety-Kleen as a group. The following table also sets forth certain information with respect to beneficial ownership of Shares by Laidlaw Environmental as of the date of this Prospectus. An asterisk indicates ownership of less than one percent of outstanding Shares.

                                                                                     PERCENTAGE OF
                                                           NUMBER OF SHARES           OUTSTANDING
NAME                                                     BENEFICIALLY OWNED(1)      COMMON STOCK(2)
----                                                     ---------------------     -----------------
Donald W. Brinckman....................................          869,156(3)              1.48%
Joseph Chalhoub........................................          350,683(4)            *
David A. Dattilo.......................................          119,972(5)            *
Richard T. Farmer......................................           42,750(6)            *
Russell A. Gwillim.....................................          197,981(7)            *
F. Henry Habicht II....................................           42,226(8)            *
Edgar D. Jannotta......................................           67,500(6)            *
John G. Johnson, Jr....................................           91,513(9)            *
Karl G. Otzen..........................................        1,480,581(12)             2.54%
Paul D. Schrage........................................           31,180(6)
Marcia E. Williams.....................................            8,500(10)           *
W. Gordon Wood.........................................           70,805(6)            *

---------------

   * Denotes less than one percent of shares outstanding.
 (1) Under regulations of the Securities and Exchange Commission, persons who own or have the power to vote or dispose of shares, either alone or jointly with others, are deemed to be the beneficial owners of such shares. Such persons are also deemed to be the beneficial owners of shares beneficially owned by certain close family members.
 (2) Shares subject to options exercisable within 60 days of February 26, 1997 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
 (3) Includes 73 shares owned by his wife, 431,091 shares subject to options exercisable within 60 days of February 26, 1997 and 1,033 shares held in the Company's 401(k) plan as to which he does not have voting control.
 (4) Includes 275,000 shares owned by Breslube Industries, Ltd. of which 100% is owned by Mr. Chalhoub. Also included are 59 shares owned by his wife, 75 shares owned by his son and 75,549 shares subject to options exercisable within 60 days of February 26, 1997.
 (5) Includes 88,627 shares subject to options exercisable within 60 days of February 26, 1997.
 (6) Includes 30,000 shares subject to options exercisable within 60 days of February 26, 1997.
 (7) Includes 30,223 shares owned by his wife and 30,000 shares subject to options exercisable within 60 days of February 26, 1997. Mr Gwillim is also a co-trustee for 45,827 shares held in an irrevocable trust for which he has no beneficial ownership; such shares are not included in the table.
 (8) Includes 39,712 shares subject to options exercisable within 60 days of February 26, 1997 and 114 shares held in the Company's 401(i) plan as to which he does not have voting control.
 (9) Includes 700 shares owned by his wife, 81,962 shares subject to options exercisable within 60 days of February 26, 1997 and 322 shares held in the Company's 401(k) plan as to which he does not have voting control.
(10) Includes 7,500 shares subject to options exercisable within 60 days of February 26, 1997.
(11) Includes 1,537,470 shares subject to options exercisable within 60 days of February 26, 1997 and 1,798 shares held in the Company's 401(k) plan as to which they do not have voting control.
(12) Karl G. Otzen and Lucy T. Otzen (the "Otzens") are husband and wife. For purposes of this table, each is deemed to own shares owned by the other, and accordingly the same shares are shown opposite each of their names. In December 1992, the Otzens caused 683,760 of the shares shown opposite each of their names to be contributed to Circle L Limited Partnership. The general partner which controls the Partnership is a corporation in which Karl G. Otzen, Luch T. Otzen, Joan Emery Lammers and her husband (the "Lammers") each own 25% of the voting stock and each occupies one of the four positions on the Board of Directors. Because the Otzens and Lammers share voting power over all of the shares held by the Partnership, each of them may be deemed to "own" all shares in the partnership under the criteria governing this table. To enhance clarity of presentation, however, the shares contributed to the Partnership by Joan Emery Lammers are shown opposite the Otzens' names also include: 757,721 shares owned by trustees of which the Otzens are co-trustees, 9,100 shares owned by a trust of which The Northern Trust Company is trustee and 30,000 shares subject to options exercisable by Karl G. Otzen within 60 days of February 26, 1997.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Safety-Kleen Shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                       IBJ SCHRODER BANK & TRUST COMPANY

            BY HAND                  BY OVERNIGHT COURIER                   BY MAIL

        1 State Street                  1 State Street                    P.O. Box 84
   New York, New York 10004        New York, New York 10004          Bowling Green Station
      Attn: Reorg. Dept.              Attn: Reorg. Dept.           New York, New York 10004
     Securities Processing           Securities Processing            Attn: Reorg. Dept.
          Window SC-1                     Window SC-1                Securities Processing
                                                                          Window SC-1
      By Facsimile Transmission                     Telephone Number
  (for Eligible Institutions only)           For information call collect:
           (212) 858-2611                            (212) 858-2100
Confirm by telephone: (212) 858-2013

Any questions or requests for assistance or additional copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                  212/754-8000
                             Toll Free 800/566-9061

                              Banks and Brokerage
                               Firms please call:
                                  800/662-5200

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                               New York, NY 10167
                                  212/272-2000
                             Toll Free 800/999-2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Laidlaw Environmental is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any person who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Laidlaw Environmental Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Laidlaw Environmental shall not be liable to Laidlaw Environmental or its stockholders for monetary damages for a breach of fiduciary duty as a director.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     [ALL OF THE LAIDLAW ENVIRONMENTAL DIRECTORS AND OFFICERS ARE COVERED BY INSURANCE POLICIES MAINTAINED AND HELD IN EFFECT BY LAIDLAW ENVIRONMENTAL AGAINST CERTAIN LIABILITIES FOR ACTIONS TAKEN IN SUCH CAPACITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933.]

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------
   (3)(a)       --  Restated Certificate of Incorporation of the Company dated
                    May 13, 1997, and Amendment to Certificate of Incorporation
                    dated May 15, 1997, filed as Exhibit 3(a) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (3)(a)(1)    --  Certificate of Correction Filed to Correct a Certain Error
                    in the Restated and Amended Certificate of Incorporation of
                    the Company dated October 15, 1997, filed as Exhibit 3(a)(i)
                    to the Registrant's Form 10-K for the Fiscal Year ended
                    August 31, 1997, and incorporated herein by reference.
   (3)(b)       --  Bylaws of the Company filed as Exhibit 4(ii) to the
                    Registrant's Current Report on Form 8-K dated July 29, 1997, and incorporated herein by reference.
   (4)(a)       --  Rights Agreement dated as of June 14, 1989 between the
                    Company and First Chicago Trust Company as successor to
                    Registrar and Transfer Company, as Rights Agent filed as an
                    Exhibit to the Registrant's Form 8-K filed on June 13, 1995 and incorporated herein by reference.
   (4)(b)       --  Amendment No. 1 dated as of March 31, 1995 to the Rights
                    Agreement between the Company and First Chicago Trust
                    Company as successor to Registrar and Transfer Company, as
                    Rights Agent filed as an Exhibit to the Registrant's Form
                    8-K filed on June 13, 1995 and incorporated herein by
                    reference.
   (4)(c)       --  Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw
                    Environmental Services (Canada) Ltd., Toronto Dominion
                    (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA)
                    Inc., the Bank or Nova Scotia, NationsBank, N.A. and The
                    First National Bank of Chicago and NationsBank, N.A. as
                    Syndication Agent dated as of May 9, 1997, filed as Exhibit
                    4(c) to the Registrant's Form 10- Q for the Quarter ended
                    March 31, 1997, and incorporated herein by reference.
   (4)(d)       --  $350,000,000 5% Subordinated Convertible Pay-In-Kind
                    Debenture due 2009 issued by Registrant on May 15, 1997 to
                    Laidlaw Inc. the form of which was included as an appendix to the Registrant's Definitive Proxy Statement on Form DEF
                    14A, filed on May 1, 1997 and incorporated herein by
                    reference.
   (4)(e)       --  Registration Rights Agreement dated May 15, 1997 between
                    Registrant, Laidlaw Transportation, Inc. and Laidlaw Inc.
                    included as appendix to the Registrant's Definitive Proxy
                    Statement on Form DEF 14A, the form of which was filed on
                    May 1, 1997 and incorporated herein by reference.
   (4)(f)       --  Indenture dated as of May 1, 1993 between the Industrial
                    Development Board of the Metropolitan Government of
                    Nashville and Davidson County (Tennessee) and NationsBank of
                    Tennessee, N.A., filed as Exhibit 4(f) to the Registrant's
                    Form 10-Q for the Quarter ended May 31, 1997, and
                    incorporated herein by reference.
   (4)(g)       --  Indenture of Trust dated as of February 1, 1995 between
                    Carbon County, Utah and West One Bank, Utah, now known as
                    U.S. Bank, as Trustee, filed as Exhibit 4(g) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(h)       --  Indenture of Trust dated as of August, 1995 between Tooele
                    County, Utah and West One Bank, Utah, now known as U.S.
                    Bank, as Trustee, filed as Exhibit 4(h) to the Registrant's
                    Form 10-Q for the Quarter ended May 31, 1997, and
                    incorporated herein by reference.
   (4)(i)       --  Indenture of Trust dated as of July 1, 1997 between Carbon
                    County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(i) to the Registrant's Form
                    10-Q for the Quarter ended May 31, 1997, and incorporated
                    herein by reference.
   (4)(j)       --  Indenture of Trust dated as of July 1, 1997 between Tooele
                    County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(j) to the Registrant's Form
                    10-Q for the Quarter ended May 31, 1997, and incorporated
                    herein by reference.

EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------
   (4)(k)       --  Indenture of Trust dated as of July 1, 1997 between
                    California Pollution Control Financing Authority and U.S.
                    Bank, a national banking association, as Trustee, filed as
                    Exhibit 4(k) to the Registrant's Form 10-Q for the Quarter
                    ended May 31,1997, and incorporated herein by reference.
   (4)(l)       --  Stock Purchase Agreement between Westinghouse Electric
                    Corporation (Seller) and Rollins Environmental Services,
                    Inc. (Buyer) for National Electric, Inc. dated March 7,
                    1995, filed as an Exhibit to the Registrant's Form 8-K filed on June 13, 1995, and incorporated herein by reference.
   (4)(m)       --  Second Amendment to Stock Purchase Agreement (as referenced in Exhibit (4)(1) above, dated May 15, 1997, among
                    Westinghouse Electric Corporation, Rollins Environmental
                    Services, Inc. and Laidlaw Inc., filed as Exhibit 4(m) to
                    the Registrant's Form 10-Q for the Quarter ended May 31,
                    1997, and incorporated herein by reference.
   (4)(n)       --  Promissory Note dated May 15, 1997 for $60,000,000 from
                    Laidlaw Environmental Services, Inc. to Westinghouse
                    Electric Corporation, filed as Exhibit 4(n) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(o)       --  Guaranty Agreement dated May 15, 1997 by Laidlaw Inc. to
                    Westinghouse Electric Corporation guaranteeing Promissory
                    Note dated May 15, 1997 (as referenced in Exhibit (4)(n))
                    from Laidlaw Environmental Services, Inc. to Westinghouse
                    Electric Corporation, filed as Exhibit 4(o) to the
                    Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(p)       --  Commitment letter of October 31, 1997 between the
                    Toronto-Dominion Bank, TD Securities Inc. and Laidlaw
                    Environmental Services Inc.
   (5)          --  Opinion of Katten Muchin & Zavis as to the legality of the shares of common stock being offered.*
  (10)(a)       --  Rollins Environmental Services, Inc. 1982 Incentive Stock
                    Option Plan, filed with Amendment No. 1 to the Company's
                    Registration Statement No. 2-84139 on Form S-1 dated June
                    24, 1983 and incorporated herein by reference.
  (10)(b)       --  Rollins Environmental Services, Inc. 1993 Stock Option Plan,
                    filed with the Company's Proxy Statement for the Annual
                    Meeting of Stockholders held January 28, 1994 and
                    incorporated herein by reference.
  (10)(c)       --  Stock Purchase Agreement dated February 6, 1997, among the
                    Registrant, Laidlaw Inc., and Laidlaw Transportation, Inc.
                    included as an appendix to the Registrant's Definitive Proxy
                    Statement on Form DEF 14A, filed on May 1, 1997, and
                    incorporated herein by reference.
  (10)(e)       --  Management Incentive Plan for fiscal year 1996, filed as
                    Exhibit 10(e) to the Registrant's Form 10-Q for the Quarter
                    ended May 31, 1997, and incorporated herein by reference.
  (11)          --  Statement regarding computation of earnings per share.*
  (12)          --  Computation of ratio of earnings to fixed charges, filed as
                    Exhibit (12) to the Registrant's form 10-K for the year
                    ended August 31, 1997, and incorporated herein by reference.
  (21)          --  Subsidiaries of the Registrant, filed as Exhibit (20) to the
                    Registrant's Form 10-K for the year ended August 31, 1997, and incorporated herein by reference.
  (23)(a)       --  Consent of Coopers & Lybrand, independent accountants.
  (23)(b)       --  Consent of Katten Muchin & Zavis (included in Exhibit (5).
  (24)          --  Power of Attorney (included on the signature page of this registration statement).

---------------
* To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information is required to be presented by Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by referenced to provide such interim financial information.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     SIGNATURES PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, and State of South Carolina on the 13th day of November, 1997.

                                          Laidlaw Environmental Services, Inc.

                                          By:     /s/ KENNETH W. WINGER
                                            ------------------------------------
                                                     Kenneth W. Winger
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints James R. Bullock, Kenneth W. Winger, Ivan R. Cairns, Henry H. Taylor and Herbert
S. Wander and, each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, this Registration Statement and all amendments to this Registration Statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 13th, 1997.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ JAMES R. BULLOCK                   Chairman of the Board and Director
-----------------------------------------------------
                  James R. Bullock

                /s/ KENNETH W. WINGER                  President, Chief Executive Officer and
-----------------------------------------------------    Director
                  Kenneth W. Winger

                /s/ PAUL R. HUMPHREYS                  Senior Vice President, Finance and Chief
-----------------------------------------------------    Financial Officer
                  Paul R. Humphreys

                /s/ JOHN R. GRAINGER                   Director
-----------------------------------------------------
                  John R. Grainger

                /s/ LESLIE W. HAWORTH                  Director
-----------------------------------------------------
                  Leslie W. Haworth

              /s/ JOHN W. ROLLINS, SR.                 Director
-----------------------------------------------------
                John W. Rollins, Sr.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                                                       Director
              /s/ JOHN W. ROLLINS, JR.
-----------------------------------------------------
                John W. Rollins, Jr.

              /s/ DAVID E. THOMAS, JR.                 Director
-----------------------------------------------------
                David E. Thomas, Jr.

                                                       Director
-----------------------------------------------------
                   Henry B. Tippie

                /s/ JAMES L. WAREHAM                   Director
-----------------------------------------------------
                  James L. Wareham

                 /s/ GROVER C. WRENN                   Director
-----------------------------------------------------
                   Grover C. Wrenn

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
   (3)(a)    --  Restated Certificate of Incorporation of the Company dated
                 May 13, 1997, and Amendment to Certificate of Incorporation
                 dated May 15, 1997, filed as Exhibit 3(a) to the
                 Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (3)(a)(1)  -- Certificate of Correction Filed to Correct a Certain Error
                 in the Restated and Amended Certificate of Incorporation of
                 the Company dated October 15, 1997, filed as Exhibit 3(a)(i)
                 to the Registrant's Form 10-K for the Fiscal Year ended
                 August 31, 1997, and incorporated herein by reference.
   (3)(b)    --  Bylaws of the Company filed as Exhibit 4(ii) to the
                 Registrant's Current Report on Form 8-K dated July 29, 1997, and incorporated herein by reference.
   (4)(a)    --  Rights Agreement dated as of June 14, 1989 between the
                 Company and First Chicago Trust Company as successor to
                 Registrar and Transfer Company, as Rights Agent filed as an
                 Exhibit to the Registrant's Form 8-K filed on June 13, 1995 and incorporated herein by reference.
   (4)(b)    --  Amendment No. 1 dated as of March 31, 1995 to the Rights
                 Agreement between the Company and First Chicago Trust
                 Company as successor to Registrar and Transfer Company, as
                 Rights Agent filed as an Exhibit to the Registrant's Form
                 8-K filed on June 13, 1995 and incorporated herein by
                 reference.
   (4)(c)    --  Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw
                 Environmental Services (Canada) Ltd., Toronto Dominion
                 (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA)
                 Inc., the Bank or Nova Scotia, NationsBank, N.A. and The
                 First National Bank of Chicago and NationsBank, N.A. as
                 Syndication Agent dated as of May 9, 1997, filed as Exhibit
                 4(c) to the Registrant's Form 10- Q for the Quarter ended
                 March 31, 1997, and incorporated herein by reference.
   (4)(d)    --  $350,000,000 5% Subordinated Convertible Pay-In-Kind
                 Debenture due 2009 issued by Registrant on May 15, 1997 to
                 Laidlaw Inc. the form of which was included as an appendix to the Registrant's Definitive Proxy Statement on Form DEF
                 14A, filed on May 1, 1997 and incorporated herein by
                 reference.
   (4)(e)    --  Registration Rights Agreement dated May 15, 1997 between
                 Registrant, Laidlaw Transportation, Inc. and Laidlaw Inc.
                 included as appendix to the Registrant's Definitive Proxy
                 Statement on Form DEF 14A, the form of which was filed on
                 May 1, 1997 and incorporated herein by reference.
   (4)(f)    --  Indenture dated as of May 1, 1993 between the Industrial
                 Development Board of the Metropolitan Government of
                 Nashville and Davidson County (Tennessee) and NationsBank of
                 Tennessee, N.A., filed as Exhibit 4(f) to the Registrant's
                 Form 10-Q for the Quarter ended May 31, 1997, and
                 incorporated herein by reference.
   (4)(g)    --  Indenture of Trust dated as of February 1, 1995 between
                 Carbon County, Utah and West One Bank, Utah, now known as
                 U.S. Bank, as Trustee, filed as Exhibit 4(g) to the
                 Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(h)    --  Indenture of Trust dated as of August, 1995 between Tooele
                 County, Utah and West One Bank, Utah, now known as U.S.
                 Bank, as Trustee, filed as Exhibit 4(h) to the Registrant's
                 Form 10-Q for the Quarter ended May 31, 1997, and
                 incorporated herein by reference.
   (4)(i)    --  Indenture of Trust dated as of July 1, 1997 between Carbon
                 County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(i) to the Registrant's Form
                 10-Q for the Quarter ended May 31, 1997, and incorporated
                 herein by reference.
   (4)(j)    --  Indenture of Trust dated as of July 1, 1997 between Tooele
                 County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(j) to the Registrant's Form
                 10-Q for the Quarter ended May 31, 1997, and incorporated
                 herein by reference.

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
   (4)(k)    --  Indenture of Trust dated as of July 1, 1997 between
                 California Pollution Control Financing Authority and U.S.
                 Bank, a national banking association, as Trustee, filed as
                 Exhibit 4(k) to the Registrant's Form 10-Q for the Quarter
                 ended May 31,1997, and incorporated herein by reference.
   (4)(l)    --  Stock Purchase Agreement between Westinghouse Electric
                 Corporation (Seller) and Rollins Environmental Services,
                 Inc. (Buyer) for National Electric, Inc. dated March 7,
                 1995, filed as an Exhibit to the Registrant's Form 8-K filed on June 13, 1995, and incorporated herein by reference.
   (4)(m)    --  Second Amendment to Stock Purchase Agreement (as referenced in Exhibit (4)(1) above, dated May 15, 1997, among
                 Westinghouse Electric Corporation, Rollins Environmental
                 Services, Inc. and Laidlaw Inc., filed as Exhibit 4(m) to
                 the Registrant's Form 10-Q for the Quarter ended May 31,
                 1997, and incorporated herein by reference.
   (4)(n)    --  Promissory Note dated May 15, 1997 for $60,000,000 from
                 Laidlaw Environmental Services, Inc. to Westinghouse
                 Electric Corporation, filed as Exhibit 4(n) to the
                 Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(o)    --  Guaranty Agreement dated May 15, 1997 by Laidlaw Inc. to
                 Westinghouse Electric Corporation guaranteeing Promissory
                 Note dated May 15, 1997 (as referenced in Exhibit (4)(n))
                 from Laidlaw Environmental Services, Inc. to Westinghouse
                 Electric Corporation, filed as Exhibit 4(o) to the
                 Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
   (4)(p)    --  Commitment letter of October 31, 1997 between the
                 Toronto-Dominion Bank, TD Securities Inc. and Laidlaw
                 Environmental Services Inc.
   (5)       --  Opinion of Katten Muchin & Zavis as to the legality of the shares of common stock being offered.*
  (10)(a)    --  Rollins Environmental Services, Inc. 1982 Incentive Stock
                 Option Plan, filed with Amendment No. 1 to the Company's
                 Registration Statement No. 2-84139 on Form S-1 dated June
                 24, 1983 and incorporated herein by reference.
  (10)(b)    --  Rollins Environmental Services, Inc. 1993 Stock Option Plan,
                 filed with the Company's Proxy Statement for the Annual
                 Meeting of Stockholders held January 28, 1994 and
                 incorporated herein by reference.
  (10)(c)    --  Stock Purchase Agreement dated February 6, 1997, among the
                 Registrant, Laidlaw Inc., and Laidlaw Transportation, Inc.
                 included as an appendix to the Registrant's Definitive Proxy
                 Statement on Form DEF 14A, filed on May 1, 1997, and
                 incorporated herein by reference.
  (10)(e)    --  Management Incentive Plan for fiscal year 1996, filed as
                 Exhibit 10(e) to the Registrant's Form 10-Q for the Quarter
                 ended May 31, 1997, and incorporated herein by reference.
  (11)       --  Statement regarding computation of earnings per share.*
  (12)       --  Computation of ratio of earnings to fixed charges, filed as
                 Exhibit (12) to the Registrant's form 10-K for the year
                 ended August 31, 1997, and incorporated herein by reference.
  (21)       --  Subsidiaries of the Registrant, filed as Exhibit (20) to the
                 Registrant's Form 10-K for the year ended August 31, 1997, and incorporated herein by reference.
  (23)(a)    --  Consent of Coopers & Lybrand, independent accountants.
  (23)(b)    --  Consent of Katten Muchin & Zavis (included in Exhibit (5).
  (24)       --  Power of Attorney (included on the signature page of this registration statement).

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* To be filed by amendment.